AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 19, 2021

T Stamp Inc. (D/B/A Trust Stamp)

3017 Bolling Way NE, Floors 1 and 2,

Atlanta, Georgia, 30305, USA

(404) 806-9906

www.truststamp.ai

UP TO 1,500,000 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF CERTAIN OUTSTANDING WARRANTS

PRICE: $4.00 PER SHARE

	Price to Public (1)	Underwriting discount and commissions (2)	Proceeds to issuer (2)
Per share	$4.00	$0.00	$4.00
Total Maximum	$6,000,000	$0.00	$6,000,000

(1)	The Company is qualifying the issuance by us of up to 1,500,000 shares of our Class A Common Stock that may be issued upon exercise of the warrants of the Company issued in the Company’s Regulation Crowdfunding offering (the “Reg CF Warrants”) and the Company’s Regulation D Offering (the “Reg D Warrants”), each of which commenced on August 25, 2021. The Reg CF Warrants and Reg D Warrants are exercisable into Class A Common Stock of our Company, par value $0.01, at an exercise price of $4.00 per share.
(2)	This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by the Company in this offering. Offers and sales of our Class A Common Stock will be made by our management who will not receive any commissions or other remunerations for their efforts. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for our Class A Common Stock, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Class A Common Stock via exercise of the Reg CF and Reg D Warrants, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. See “Plan of Distribution and Selling Securityholders.”
(3)	Does not account for expenses of the offering. The Company expects that the amount of expenses of the offering that it will pay will be approximately $122,500 at the maximum offering amount, not including state filing fees.

Our shares of Class A Common Stock are quoted on OTC Markets Group Inc.’s OTCQX quotation platform (the “OTCQX”) under the symbol IDAI. The last reported close price of our Class A Common Stock was $4.95 per share as of November 18, 2021. Our Class A Common Stock is also listed on the Euronext Growth Exchange under the symbol AIID. As of November 18, 2021, the last reported sale price of our Class A Common Stock was $1.558 per share on this exchange.

We have applied to have our Class A Common Stock listed on the Nasdaq Capital Market under the symbol “IDAI”. We intend to list our Class A Common Stock on the Nasdaq Capital Market following Nasdaq’s certification of the Form 8-A of the Company to be filed concurrently with qualification of this Offering Statement.

This offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been received by the Company, (2) one year from the date upon which the Securities and Exchange Commission qualifies the Offering Statement of which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. This offering is being conducted on a best-efforts basis. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by warrantholders will be made available to the Company.

INVESTING IN THE CLASS A COMMON STOCK OF TRUST STAMP IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE CLASS A COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately December [_], 2021

This Offering Circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

In this Offering Circular, the term “Trust Stamp”, “we”, “us”, “our” or “the Company” refers to T Stamp Inc. d/b/a Trust Stamp, as well as its operating subsidiaries on a consolidated basis, through which certain aspects of Trust Stamp’s operations are conducted.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Overview

Trust Stamp develops proprietary artificial intelligence powered solutions; researching and leveraging biometric science, cryptography, and data mining to deliver insightful identity & trust predictions while identifying and defending against fraudulent identity attacks. We utilize the cutting-edge power and agility of technologies such as GPU processing and neural networks to process data faster and more effectively than has ever previously been possible, as well as deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech

●	Humanitarian and Development Services

●	Biometrically Secured Email

●	KYC/AML Compliance

●	Law Enforcement

●	P2P Transactions, Social Media, and Sharing Economy

●	Real Estate

Our Industry

Trust Stamp considers itself to be in the identity authentication market which is primarily comprised of biometric authentication providers. Trust Stamp’s key sub-markets are:

•	identity authentication for the purpose of account opening;
•	access and fraud detection; and
•	the creation of tokenized identities to facilitate governmental functions, as well as financial & societal inclusion.

We believe the market potential for our services is significant, due to growing prevalence of biometrics being utilized in payment and other transactions, the increase in online and remote transactions, increasing payment fraud losses, and the presence of large populations that continue to be underbanked and who lack access to basic financial services.

Competition

While we can work with any identity data from any source, our primary market target is the biometric service industry which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data. The  IT2 can potentially be overlaid on any biometric or other identity data provider.

In general, we compete for customer budget with any company in the identity authentication industry. Major competitors in this space include companies such as NEXT Biometrics, Gemalto, IDEMIA, Synaptics, Cognitec, Jumio, Onfido, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not at this time have any direct competitors for the core IT2 tokenization solutions upon which the growth in our business plan is focused.

Our Strengths and Growth Strategy

The commercial advantage of our solution is our ability to work across providers and modalities and we continue to pursue a first-mover advantage including our global-scale-partnership which is achieving a network-effect in the global Humanitarian and Development market. We believe that this combination will make it unattractive for a potential competitor to replicate the 6-years and multi-million dollars that we have already expended to try and circumvent our multiple (and continuing) patent filings and/or offer a parallel product based upon a different technology.

We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior together with any other identifying data which places us in a unique position versus typical providers of (often single modality) biometric services.

We are unaware of any other provider being able to offer or support a proliferation of authentication modalities in this fashion, and therefore, we believe we there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be a channel distributer, and not necessarily a competitor.

Our business plan calls for our capturing a small fraction of one percent (1%) of the projected expenditure for biometric authentication services. Our strategy in this respect is to:

1)	Expand the scope and range of services that we provide to and through our existing clients
2)	Continue to add significant new clients for our current and future services
3)	Offer our services via channel partners with substantial distribution networks
4)	Offer our technology on a “low code” basis, providing access via an orchestration layer and/or open-APIs to enable implementation by a broader range of clients
5)	The addition of alternate authentication tools including non-facial-biometric options and non-biometric knowledge and device-based tools facilitating two and multi-factor authentication
6)	Offer our IT2 technology for use by other biometric and data services providers to protect and extend the usability of their data
7)	Provide ready-to-use / customizable platforms that leverage our IT2 technology in specialized markets

Company Information

Our principal executive office is located at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as our headquarters. Our telephone number is (404) 806-9906. Our website address is www.truststamp.ai. Information contained in, or accessible through, our website does not constitute a part of this Offering Circular or any Offering Circular supplement.

The Offering

Securities offered:	Maximum of 1,500,000 shares of Class A Common Stock

Use of Proceeds	If we raise the maximum offering amount, we estimate our net proceeds, after deducting estimated offering expenses of approximately $122,500, will be approximately $5,877,500. We intend to use the proceeds from this offering to carry out our business described above and for general corporate purposes including the costs of this offering. See the “Use of Proceeds” Section of this offering circular.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6 before deciding to invest in our securities.

Trading Symbol	Our Class A Common Stock is currently quoted on the OTCQX under the trading symbol “IDAI”. It is also quoted on Euronext Growth Dublin under “AIID” symbol. We have applied to have our Class A Common Stock listed on the Nasdaq Capital Market under the symbol “IDAI”. There is no assurance that we will meet the eligibility requirements for Nasdaq or ever commence trading on that market.

Securities outstanding before the Offering (as of November 19, 2021)

Series A Preferred Stock	0

Class A Common Stock	20,883,275

Securities outstanding after the Offering (based on securities outstanding as of November 19, 2021):

Series A Preferred Stock	0

Class A Common Stock	22,383,275 (1)

(1)	This number does not include up to 1,353,393 shares of Class A Common Stock issuable upon exercise of outstanding warrants (7,406,213 shares), Restricted Stock Units (“RSUs”) (508,352 shares), stock options (3,228,513 shares), and stock grants (210,315 shares) as of November 19, 2021.

Except as otherwise indicated herein, all information in this Offering Circular assumes no exercise of the outstanding stock options or warrants described above.

Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our limited liability company membership interests held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary Consolidated Financial Data

You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes appearing elsewhere in this Offering Circular and the “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this Offering Circular. We have derived the consolidated statement of operations data for the years ended December 31, 2020 and 2019 from our audited consolidated financial statements appearing elsewhere in this Offering Circular. The consolidated statement of operations data for the six months ended June 30, 2021 and 2020 and the consolidated balance sheet data as of June 30, 2021 have been derived from our unaudited consolidated financial statements appearing elsewhere in this Offering Circular and have been prepared on the same basis as the audited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

Statement of Operations Data:

	For the years ended December 31,		For the periods ended June 30,
			2021	2020
	2020	2019	(Unaudited)	(Unaudited)
Net sales	$2,648,324	$2,108,884	$1,251,692	$1,056,541
Operating expenses:	(11,393,958)	(4,145,001)	(5,926,125)	(2,921,065)
Operating loss	(8,745,634)	(2,036,117)	(4,674,433)	(1,864,524)
Total other expense, net	(2,287,423)	(100,658	(14,135)	(1,479,576)
Net loss before taxes	(11,033,057)	(2,136,775)	(4,688,568)	(3,344,100)
Income tax expense	-	(8,184)	-	-
Net loss including noncontrolling interest	(11,033,057)	(2,144,959)	(4,688,568)	(3,344,100)
Net loss attributable to noncontrolling interest	(63)	(1,453)	(864)	(32)
Net loss attributable to T Stamp Inc. (2)	$(11,032,994)	$(2,143,506)	$(4,687,704)	$(3,344,068)
Basic and diluted net loss per share attributable to T Stamp Inc. (1)	$(4.67)	$(1.26)	$(0.25)	$(0.34)

(1)	See Note 1 to our consolidated financial statements for the years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021 and 2020 for an explanation of the method used to compute basic and diluted net loss per share.
(2)	We have provided the reconciliations between the net losses and Adjusted EBITDA under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Balance Sheet Data:	June 30,
2021 (Unaudited)
Cash and cash equivalents	$1,226,194
Total Assets	$5,202,184
Total Liabilities	$2,223,267
Total Stockholders' Equity (Deficit)	$2,978,917

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.

●	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.

●	We may be subject to numerous data protection requirements and regulations.

●	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

●	We rely on third parties to provide services essential to the success of our business.

●	We currently have four customers that account for substantially all of our revenues.

●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

●	The Company is controlled by its officers and directors.

●	This investment is illiquid.

●	The auditor included a “going concern” note in its audit report for the fiscal years ended December 31, 2020 and 2019.

●	The impact of COVID-19 may affect consumer behavior in ways that we cannot accurately predict, and may negatively affect our results of operations.

●	We are subject to risks relating to foreign currency fluctuations.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on April 11, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2020, we incurred a net loss of $11,032,994, and for the six-month period ended June 30, 2021, we incurred a net loss of $4,687,704. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Class A Common Stock price.

The auditor included a “going concern” note in its audit report for the Company’s consolidated financial statements for the year ended December 31, 2020 and 2019. Additionally, the Company’s unaudited consolidated financial statements for the six months ended June 30, 2021 and 2020 includes a “going concern” note. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Trust Stamp is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including protected health information (“PHI”), personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data, including patient data, electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Trust Stamp therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Examples of federal (US) and European statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)

●	Health Information Technology for Economic and Clinical Health Act (HITECH)

Any such access, breach, or other loss of information could result in legal claims or proceedings, liability under federal or state laws that protect the privacy of personal information under HIPAA and/or “HITECH”. Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services (“HHS”), and for extensive breaches, notice may need to be made to the media or state attorneys general. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain, or malicious harm.

Further, various states, such as California, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PII or PHI, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenues and/or subject us to additional liabilities.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We rely on our customers to obtain valid and appropriate consents from data subjects whose biometric samples and data we process on such customers’ behalf. Given that we do not obtain direct consent from such data subjects and we do not audit our customers to ensure that they have obtained the necessary consents required by law, the failure of our customers to obtain consents that are in compliance with applicable law could result in our own non-compliance with privacy laws. Such failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses into 2022 as we continue to expand our team, continue with research and development, and strive to gain customers for our technology and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base, consisting of companies willing to license our technology. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from licensing our identity authentication solutions. We cannot accurately predict the future growth rate or the size of the market for our technology. The expansion of the market for our solutions depends on a number of factors, such as

●	the cost, performance and reliability of our solutions and the products and services offered by our competitors;

●	customers’ perceptions regarding the benefits of biometrics and other authentication solutions;

●	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;

●	public perceptions regarding the confidentiality of private information;

●	proposed or enacted legislation related to privacy of information

●	customers’ satisfaction with biometrics solutions; and

●	marketing efforts and publicity regarding biometrics solutions.

Even if our technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If authentication solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the identity authentication industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any direct competitors of the Company able to offer our main technological offering which is non-PII tokenized identity authentication using a hash that is derived from biometric or other identifying data and capable of being probabilistically matched and deduplicated on both a 1:1 and 1:n basis. Nonetheless, many of the companies in the identity authentication market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We face competition from companies with greater financial, technical, sales, marketing, and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline, and our business could be harmed. We face competition from well established companies. Many of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

The Company may be unable to effectively protect its intellectual property. To date, the Company has been issued four patents related to its products and technology. The Company has many more pending patent applications as of the date of this offering circular. There is no guarantee that the Company will ever be issued patents on the applications it has submitted. In addition, in order to control costs, we have filed patent applications only in the United States. This may result in our having limited or no protection in other jurisdictions. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, or are otherwise are unsuccessful at protecting our technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as a Deputy Science Officer (for cryptography and certifications), additional staff for research and development, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

We rely on third party service providers. Our third-party partners provide a variety of essential business functions, including distribution, manufacturing, and many others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We currently have four customers that account for substantially all of our revenues. During the Company’s development, we have focused on developing relationships with a few partners and customers. As such, our historical financial results identify that we generated substantially all of our revenue from two customers – which relatively recently has increased to four. As we grow, we intend to expand the number of customers from which we generate revenues. In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

Our future success is dependent on the continued service of our small management team. Six directors and four executive officers provide leadership to Trust Stamp. Two of the directors are also executive officers. Two additional non-executive directors will commence serving on December 1 2021. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we are currently growing our board and management team, there is no guarantee that newly added board and management team members will contribute to Trust Stamp as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution”. In order to issue sufficient shares in this regard, we may be required to amend our certificate of incorporation to increase our authorized capital stock, which would be require us to obtain a consent of a majority of our shareholders. Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results, or prospects.

Any valuation at this stage is difficult to assess. The valuation for this offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

If we cannot raise sufficient funds, we will not succeed. We are qualifying for issuance in this offering, pursuant to the exercise of outstanding the Reg CF and Reg D Warrants, up to $6,000,000 worth of our Class A Common Stock on a best-efforts basis and may not raise this entire amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise or generate those funds for whatever reason, including reasons relating to the Company itself or to the broader economy, the Company may not survive. If we raise a substantially lesser amount than the maximum offering amount, we will have to find other sources of funding or rely on our own revenues for some of the plans outlined in “Use of Proceeds To Issuer”, for which there is no guarantee we will be successful,

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the operations of the Company, which could negatively impact your investment in our securities.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

We are subject to risks related foreign currency exchange rates. We operate on a global basis. We have operations (through our subsidiaries and/or directly) in many foreign countries and territories, including, but not limited to, Great Britain, Poland, Rwanda, and the Republic of Malta. The translation from any currencies to United States Dollars for financial statement presentation resulted in a foreign currency translation gain of $45,133 for the year ended December 31, 2020, and $44,728 for the six months ended June 30, 2021, but it could lead to a loss in the future. Such foreign currency translation losses could have a material adverse effect on our business.

Risks Related to the Securities in this Offering

There is a limited or no public market for our securities. There has been a limited public market for our Class A Common Stock and no public market for our outstanding stock options and warrants. Our Class A Common Stock is currently quoted on the OTCQX. The daily trading volume of our Class A Common Stock has been limited.

We cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market or how liquid that trading market might become. The lack of an active trading market may reduce the value of shares of our Class A Common Stock and impair the ability of our stockholders to sell their shares at the time or price at which they wish to sell them. An inactive trading market may also impair our ability to raise capital by selling our Class A Common Stock and may impair our ability to acquire or invest in other companies, products, or technologies by using our Class A Common Stock as consideration.

We may be unable to list our stock on a national exchange, such as the Nasdaq Capital Market. There has been a limited public market for our Class A Common Stock. Our Class A Common Stock is listed on the Euronext Growth Exchange but there is no trading. Our Class A Common Stock is traded on the OTCQX Best Market in the United States but there is very limited liquidity leading to price volatility. Although it is our intention to qualify for the trading of our Class A Common Stock on a national exchange and we have applied to list our Class A Common Stock on Nasdaq following the qualification of the offering and declaration of effectiveness for a Form 8-A, we may not meet or maintain certain qualifying requirements for Nasdaq. If we are unable to meet these requirements, we may be limited to trading conducted on the OTCQX and the Euronext Growth Exchange (provided that we continue to meet the trading criteria for those trading platforms, which is not guaranteed).

Sales of large numbers of shares could adversely affect the price of our Class A Common Stock Most of our shares of Class A Common Stock that are currently outstanding were issued as “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. All outstanding shares of Class A Common Stock are or will be eligible for resale in the public markets at various times within the next six months with respect to affiliates, subject to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act of 1933, as amended, and with respect to all restricted securities held by affiliates.

In general, under Rule 144 as currently in effect, any affiliate (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Class A Common Stock or the average weekly trading volume in our Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 by affiliates also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices.

Investors in this offering previously agreed to a forum selection provision contained in the subscription agreement for the Company’s Reg CF and Reg D Warrants, which could result in less favorable outcomes to the plaintiff(s) in any action against our Company. The subscription agreement that holders of the Reg CF and Reg D Warrants executed to initially purchase those warrants included a forum selection provision that requires any claims against the company by stockholders not arising under the federal securities laws to be brought a state or federal court of competent jurisdiction located within the State of Georgia. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

The value of your investment will be diluted if the Company issues stock, options, or other equity awards to employees, contractors, advisors, or Board members. The Company may (with the approval of the Board of Directors) issue stock or options to employees, contractors, advisors, or Board members as an element of their compensation package. Any such issuance will dilute your investment.

The Company has a significant amount of authorized but unissued Series A Preferred Stock. No shareholder consent is required to issue these authorized shares. As such, the Company may issue additional Series A Preferred Stock in a future round without first receiving the consent of shareholders of the Company, which could lead to changes in voting control of the Company, or dilution of existing shareholders.

USE OF PROCEEDS

Assuming a maximum raise of $6,000,000 we estimate that the net proceeds from the sale of the Class A Common Stock in this offering will be approximately $5,877,500 based on an assumed public offering price of $4.00 per share of Class A Common Stock after deducting estimated offering expenses of $90,000 in legal fees, $2,500 in EDGARization fees and $30,000 in accounting fees related to this offering.

Assuming a raise of $3,350,000 representing approximately 67% of the maximum offering amount, we estimate that the net proceeds from the sale of the Class A Common Stock in this offering will be approximately $3,227,500 based on an assumed public offering price of $4.00 per share of Class A Common Stock after deducting estimated offering expenses of $90,000 in legal fees, $2,500 in EDGARization fees and $30,000 in accounting fees related to this offering.

Assuming a raise of $1,650,000, representing approximately 33% of the maximum offering amount, we estimate that the net proceeds from the sale of the Class A Common Stock in this offering will be approximately $3,227,500 based on an assumed public offering price of $4.00 per share of Class A Common Stock after deducting estimated offering expenses of $90,000 in legal fees, $2,500 in EDGARization fees and $30,000 in accounting fees related to this offering.

Please see the table below for a summary our intended use of proceeds from this offering:

Percent	$1,650,000 Raise		$3,350,000 Raise		Maximum Offering $6,000,000 Raise
Allocation	Use Category	%	Use Category	%	Use Category
92.5%	Working Capital	96.3%	Working Capital	98.0%	Working Capital
7.5%	Offering Expenses	3.7%	Offering Expenses	2.0%	Offering Expenses

Working capital expenditures may include, but are not limited to, growing the Company’s administrative staff and infrastructure to support accelerated product and business development and the additional legal, accounting, compliance and regulatory obligations of being a publicly traded entity. Working capital expenditures will include compensation to officers and directors. Working Capital will not include repayment of any outstanding indebtedness of the Company.

We believe that the expected net proceeds from this offering, and our existing cash and cash equivalents, together with revenues generated from our operations, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Class A Common Stock is quoted on the OTC Markets Group Inc.’s OTCQX quotation platform (the “OTCQX”) under the trading symbol “IDAI”. We have applied to have our Class A Common Stock listed on the Nasdaq Capital Market under the symbol “IDAI”.

As of November 19, 2021, there were approximately 2,682 registered holders of record of our Class A Common Stock and the last reported sale price of our Class A Common Stock on the OTCQX was $4.95 per share on November 18, 2021.

Any OTCQX quotations of our Class A Common Stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The number of shares of our Class A Common Stock that are freely tradeable as of November 15, 2021 was 8,287,380.

The following table sets forth, for the periods indicated the high and low bid quotations for our Class A Common Stock on OTCQX. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

Period Fiscal Year 2021	High*	Low*
First Quarter (January 1, 2021 – March 31, 2021)	$5.00	$2.00
Second Quarter (April 1, 2021 – June 30, 2021)	$4.40	$2.5
Third Quarter (July 1, 2021 – September 30, 2021)	$4.94	$1.01

*On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. The prices listed in the table above have been retroactively restated to reflect the stock split.

Euronext Growth Dublin (Ticker code: “AIID”).

On December 8, 2020, Trust Stamp was listed on Euronext Growth Dublin through the admission to trading of 3,588,651 shares under a direct listing. The admission and issue price of our Class A Common Stock was set at $7.79 per share.

The last reported sale price of our Class A Common Stock on the Euronext Growth Dublin on May 7, 2021 was $3.80 per share.

The following table sets forth, for the periods indicated the high and low bid quotations for our Class A Common Stock on Euronext Growth Dublin. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

Period Fiscal Year 2021	High*	Low*
First Quarter (January 1, 2021 – March 31, 2021)	$1.558	$1.558
Second Quarter (April 1, 2021 – June 30, 2021)	$1.558	$1.558
Third Quarter (July 1, 2021 – September 30, 2021)	$3.80	$1.558

Period Fiscal Year 2020	High*	Low*
Fourth Quarter (December 8, 2020 – December 31, 2020)	$1.558	$1.558

*On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. The prices listed in the table above have been retroactively restated to reflect the stock split.

Dividend Policy

To date, we have not paid any dividends on our Class A Common Stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the Class A Common Stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Class A Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 9, 2019, management created a new entity, Tstamp Incentive Holdings (“TSIH”) to which the Company issued 1,620,565 shares of Class A Common Stock that the Board of Directors of TSIH could use for employee stock awards in the future. As of December 31, 2020, 282,565 of these shares were outstanding, and 282,565 remained available for issuance. The purpose of the entity was to provide an analogous structure to a traditional stock incentive plan. Any equity compensation approved by the Company would be issued by TSIH. As of the date of this Offering Circular, 282,565 shares of Class A Common Stock are still held by TSIH – however, all of these shares of Class A Common Stock have been allocated for issuance pursuant to RSUs that will vest on January 2, 2022. The Company has no plans to issue additional equity securities to TSIH. As such, once these remaining shares are issued, it is expected this entity will become dormant going forward.

The Company expects to adopt another equity compensation plan in the near future, but has not yet done so as of the date of this Offering Circular.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole discretion. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of Class A Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, the Board of Directors has granted and reserves the right to grant performance based equity awards in the future, if the Board of Directors in its sole determination believes such grants would be in our best interests.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in our best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support our long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2021 on an actual basis and as of November 19, 2021 on a pro forma and pro forma as adjusted basis to reflect (i) the sale of 1,250,000 units at $4.00 per unit, with each unit consisting of one share of Class A Common Stock and one Reg CF Warrant (each, a “ Reg CF Unit”); and (i) the sale of 250,000 units at $4.00 per unit, with each unit consisting of one share of Class A Common Stock and one Reg D Warrant in a Regulation D offering (each, a “Reg D Unit”). Total direct offering costs to be paid as a result of these equity raises is estimated to be $525,000, none of which had been paid as of June 30, 2021.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this Offering Circular.

	June 30, 2021	Pro Forma June 30, 2021 (Assuming No Exercise of Reg D or Reg CF Warrants in this Offering)		Pro Forma June 30, 2021 (Assuming Exercise of $3,000,000 worth of Reg D and/or Reg CF Warrants in this Offering)		Pro Forma June 30, 2021 (Assuming Exercise of $6,000,000 worth of Reg D and/or Reg CF Warrants in this Offering)
	(Unaudited)	(Unaudited)		(Unaudited)		(Unaudited)
ASSETS
Cash	$1,226,194	$6,578,694	(1)	$9,578,694	(1)	$12,578,694	(1)

Total Current Liabilities	1,387,447	1,387,447		1,387,447		1,387,447
Long Term Convertible Note	548,070	548,070		548,070		548,070
Warrant Liability	287,750	287,750		287,750		287,750
SAFE Note
Total Liabilities	2,223,267	2,223,267		2,223,267		2,223,267

Class A Shares of Common Stock Outstanding (2) (3)	191,007	206,007		213,507		221,007
Additional paid-in capital	26,135,051	31,472,551	(1)	34,465,051	(1)	37,457,551	(1)
Noncontrolling interest	162,318	162,318		162,318		162,318
Stockholders' notes receivable	(411,127)	(411,127)		(411,127)		(411,127)
Accumulated other comprehensive loss	89,828	89,828		89,828		89,828
Accumulated deficit	(23,188,160)	(23,188,160)		(23,188,160)		(23,188,160)
Total Stockholders' Equity (Deficit)	2,978,917	8,331,417		11,331,417		14,331,417
Total Liabilities and Stockholders' Equity (Deficit)	$5,202,184	$10,554,684		$13,554,684		$16,554,684

(1)	Assumes an estimated $525,000 in direct offering costs to be incurred as result of the Company’s 2021 Regulation D and Regulation CF Unit offerings, none of which had been incurred as of June 30, 2021.
(2)	The number of shares of our Class A Common Stock shown as issued and outstanding as of June 30, 2021 on a pro forma as adjusted basis in the table above includes the 1,500,000 shares of Class A Common Stock issued in the Company’s 2021 Regulation D and Regulation Crowdfunding offerings of units.
(3)	The number of shares of our Class A Common Stock shown as issued and outstanding as of June 30, 2021 on a pro forma as adjusted basis in the table above excludes:

•	2,886,501 shares of Class A Common Stock issuable upon the exercise of stock options with exercise prices between $0.79 - $1.60 and vesting periods that range from currently vested and December 31, 2021, at which point such options become exercisable by the holders.
•	101,769 shares of Class A Common Stock issuable pursuant to stock grants. These shares are issuable at any time at the option of the holder, but have not yet been issued as of November 19, 2021. 509,810 shares of Class A Common Stock issuable pursuant to restricted share units (“RSUs”), 468,987 of which will be issuable upon vesting on January 2, 2022; and 40,823 of which will be issuable upon vesting on January 2, 2023.
•	400,640 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $0.62 per share, the terms of which are set forth in exhibit 3.4 to the offering statement of which this offering circular forms a part.
•	400,640 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $0.17 per share, the terms of which are set forth in exhibit 3.4 to the offering statement of which this offering circular forms a part.

•	932,210 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $1.60 per share, the terms of which are set forth in exhibit 3.6 to the offering statement of which this offering circular forms a part.
•	4,660,555 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $1.60 per share, the terms of which are set forth in exhibit 3.7 to the offering statement of which this offering circular forms a part.
•	Up to 312,500 Class A Common Stock shares are issuable for a purchase price of up to $1,000,000 total at a per share price representing a 20% discount to the $4.00 cost in the current round. These are contingently issuable pursuant to warrants with terms set forth in exhibit 3.3 to this offering statement of which this offering circular forms a part.
•	A variable number of Class A Common Stock share issuable based upon a fair value of $1,129,095 $1,050,000 calculated in part based upon the Company’s total shares outstanding average monthly stock price during the month of issuance on OTC Markets as of November 19, 2021 issuable pursuant to warrants with terms set forth in exhibit 3.5 to this offering statement of which this offering circular forms a part.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate dilution

An early-stage Company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table illustrates the dilution that new investors will experience upon investment in the Company relative to existing holders of our securities. Because this calculation is based on the net tangible assets of the Company, we are calculating based our net tangible book value of $1,535,977 as of June 30, 2021, as included in our unaudited financial statements. Note, no securities issuances from 2021 are reflected in the table to maintain consistency with the unaudited net tangible book value as of June 30, 2021.

The offering costs assumed in the following table includes up to $122,500 in offering expenses that may be incurred in connection with this offering.

The following table presents three scenarios for the convenience of the reader: a $1,650,000 raise from this offering, a $3,350,000 raise from this offering, and a fully subscribed $6,000,000 raise from this offering (the maximum offering).

On Basis of Issued and Outstanding Shares as of June 30, 2021	$1.65 Million Raise	$3.35 Million Raise	$6 Million Raise
Price per Share	$4.00	$4.00	$4.00
Shares Issued	412,500	837,500	1,500,000
Capital Raised	$1,650,000	$3,350,000	$6,000,000
Less: Offering Costs	$(122,500)	$(122,500)	$(122,500)
Net Offering Proceeds	$1,527,500	$3,227,500	$5,877,500
Net Tangible Book Value Pre-financing	$1,535,977	$1,535,977	$1,535,977
Net Tangible Book Value Post-financing	$3,063,477	$4,763,477	$7,413,477

Class A Common Stock issued and outstanding pre-financing as of June 30, 2021	19,100,710	19,100,710	19,100,710
Post-Financing Class A Common Stock Issued and Outstanding	19,513,210	19,938,210	20,600,710

Net tangible book value per share prior to offering	$0.080	$0.080	$0.080
Increase/(Decrease) per share attributable to new investors	$0.077	$0.158	$0.279
Net tangible book value per share after offering	$0.157	$0.239	$0.360
Dilution per share to new investors ($)	$3.843	$3.761	$3.640
Dilution per share to new investors (%)	96.08%	94.03%	91.00%

The following table presents the same three scenarios as the above table, but is presented on a fully-diluted basis as of June 30, 2021.

On Basis of Issued and Outstanding Shares as of June 30, 2021 (Fully-Diluted)	$1.65 Million Raise		$3.35 Million Raise		$6 Million Raise
Price per Share	$4.00		$4.00		$4.00
Shares Issued	412,500		837,500		1,500,000
Capital Raised	$1,650,000		$3,350,000		$6,000,000
Less: Offering Costs	$(122,500)		$(122,500)		$(122,500)
Net Offering Proceeds	$1,527,500		$3,227,500		$5,877,500
Net Tangible Book Value Pre-financing	$15,849,728	(1)	$15,849,728	(1)	$15,849,728	(1)
Net Tangible Book Value Post-financing	$17,377,228		$19,077,228		$21,727,228

Shares issued and outstanding pre-financing assuming exercise of all warrants, RSUs and Options as of June 30, 2021	29,979,707	(2)	29,979,707	(2)	29,979,707	(2)
	29,979,707		29,979,707		29,979,707

Net tangible book value per share prior to offering	$0.529		$0.529		$0.529
Increase/(Decrease) per share attributable to new investors	$0.051		$0.108		$0.196
Net tangible book value per share after offering	$0.580		$0.636		$0.725
Dilution per share to new investors ($)	$3.420		$3.364		$3.275
Dilution per share to new investors (%)	85.51%		84.09%		81.88%

(1)	Assumes the current net tangible book value of $1,535,977 increased by $14,313,751, the amount that would be received upon full exercise of outstanding warrants, RSUs and options as of June 30, 2021.
(2)	Assumes exercise of all warrants, options, and RSUs outstanding as of June 30, 2021.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round”, meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The Company is qualifying the issuance by us of up to 1,500,000 shares of our Class A Common Stock that may be issued upon exercise of the Reg CF Warrants and Reg D Warrants. The Reg CF and Reg D Warrants were previously issued pursuant to offerings by the Company utilizing Regulation Crowdfunding and Regulation D, respectively, each of which commenced on August 25, 2021. The Reg CF Warrants and Reg D Warrants are exercisable into Class A Common Stock of our Company, par value $0.01, at an exercise price of $4.00 per share. The Company may receive up to $6,000,000 from the exercise of these warrants.

This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering. Offers and sales of our Class A Common Stock through the exercise of the Reg CF and Reg D Warrants will be made by our management who will not receive any commissions or other remunerations for their efforts. We intend for our management to use methods of general solicitation to contact our Reg CF and Reg D Warrant holders to inform them about the opportunity to exercise their warrants. To the extent that our officers and directors make any communications in connection with the Offering, we intend for such efforts to be done in accordance with an exemption from registration contained in Rule 3a4-1 under the Exchange Act. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for our Class A Common Stock, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Class A Common Stock, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. See “Plan of Distribution and Selling Securityholders.”

There is no minimum amount we are required to raise from the shares of Class A Common Stock being offered hereby. There is no guarantee that we will sell any of the shares of Class A Common Stock being offered in this offering. Additionally, there is no guarantee that this offering will successfully raise enough funds to implement our Company’s business plan or pay for the expenses of this offering, which we estimate to be $122,500.

The approximate date of the commencement of the sales of the shares of Class A Common Stock will be within two calendar days from the date on which the Offering is qualified by the SEC and on a continuous basis thereafter until the maximum number of shares of Class A Common Stock offered hereby are sold, 12 months from the date of qualification, or the Offering is earlier terminated by the Company. Termination of this Offering does not foreclose any Reg CF or Reg D Warrant holder’s ability to exercise the respective warrants pursuant to the terms of the Reg CF and Reg D Warrants. All offering expenses will be borne by us and will be paid out of the proceeds of this offering. The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

Procedures for Subscribing

As described above, the Company will only issue shares pursuant to the exercise of Reg CF Warrants or Reg D Warrants by holders of these warrants.

After the qualification of this Offering Statement by the SEC, if you decide to exercise your Reg CF Warrants and/or Reg D Warrants for shares of Class A Common Stock in this Offering, you may exercise your Reg CF Warrants or Reg D Warrants in accordance with the applicable Warrant Agreement for such warrants on or before the expiration date set forth therein by sending, at the office of the warrant agent, Colonial Stock Transfer Co., Inc., the applicable “Notice of Exercise”, duly completed and executed by or on behalf of the holder, together with the surrender of the warrant, accompanied by full payment of the exercise price to an account designated by the Company and any and all applicable taxes due in connection with the exercise of the warrant. Additionally, while the first exercise of warrants by a warrantholder will be of no charge to the warrantholder, for each subsequent exercise, a warrantholder must submit $15.00 in addition to the exercise price for the shares to cover certain processing fees payable to Colonial Stock Transfer Co., Inc. for its services as warrant agent.

A form of the “Notice of Exercise” for each of the Reg CF and Reg D Warrants is included as Exhibit 3.8 and Exhibit 3.9, respectively, to the offering statement of which this offering circular forms a part. (see “Exhibit A” of Exhibit 3.8 and Exhibit 3.9, respectively).

Minimum and Maximum Investment Amount

The minimum investment amount per investor in this offering is $4.00, or the exercise of one (1) Reg D or Reg CF Warrant. There is no maximum investment amount per investor in this offering.

As stated above, investors should be aware that there is a $15.00 processing fee payable to Colonial Stock Transfer Co., Inc. for its services as warrant agent that must be paid in addition to the exercise price for the warrants being exercised. The Company will cover this fee on behalf of warrantholders for their initial exercise of Reg D and/or Reg CF Warrants for shares of Class A Common Stock in this offering – but warrantholders will be responsible for this fee for any subsequent exercises of warrants.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Class A Common Stock from the exercise of the Reg CF and Reg D Warrants on a best efforts basis. There is no minimum offering amount as a condition for the Company to receive any proceeds in this offering, and upon the successful exercise of the warrants, proceeds received by the Company shall be immediately available for its use.

No Selling Securityholders

No securities are being sold for the account of security holders. All net proceeds of this offering will go to the Company.

Warrant Agent, Transfer Agent and Registrar

The Company has engaged Colonial Stock Transfer Co., Inc., a registered transfer agent with the SEC, to serve as transfer agent to maintain shareholder information on a book-entry basis, as well as to act as the warrant agent for the exercise of the Reg D and Reg CF Warrants for shares of Class A Common Stock in this Offering. A copy of the Company’s agreement with Colonial Stock Transfer Co., Inc. for its services as warrant agent is included as Exhibit 6.18 to the offering statement of which this offering circular forms a part.

Provisions of Note in the Subscription Agreement for the Reg CF and Reg D Warrants

The subscription agreement that holders of our Reg CF Warrants and Reg D Warrants executed to purchase such warrants contains forum selection provisions that require any claims against the Company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Georgia. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers not to lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the Company.

Determination of Offering Price

The Company is offering shares of its Class A Common Stock in this offering at $4.00 per share, which is the exercise price per share of the Reg CF Warrants and Reg D Warrants. The closing price of the Company’s Class A Common Stock on OTCQX was $4.95 on November 18, 2021, The average closing price over the last 60 days of our Class A Common Stock on OTCQX is $4.08. As such, there is no material disparity between the Company’s market price on OTCQX and the price per share for investors in this offering.

DESCRIPTION OF CAPITAL STOCK

General

The Company is qualifying shares of its Class A Common Stock in this offering for issuance pursuant to the exercise of outstanding Reg D and Reg CF Warrants.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Trust Stamp’s amended certificate of incorporation, as amended (our “A&R Certificate of Incorporation”) and its amended and restated bylaws (our “Bylaws”), copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Trust Stamp’s capital stock, you should refer to the A&R Certificate of Incorporation and Bylaws, and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of Common Stock, par value $0.01 per share, and Preferred Stock, par value $0.01 per share. The total number of authorized shares of Common Stock of Trust Stamp is 37,500,000, all of which have been designated Class A Common Stock, and the total number of authorized shares of Preferred Stock is 2,000,000, all of which are designated as Series A Preferred Stock.

As of November 19, 2021, the outstanding shares of the Company included:

	Authorized	Issued
Series A Preferred Stock	2,000,000	0
Class A Common Stock	37,500,000	20,883,275

Common Stock

Pursuant to the Company’s A&R Certificate of Incorporation, the Board of Directors of the Company has the right to designate shares of the Company’s Common Stock as either Class A or Class B Common Stock. As of the date of this Offering Circular, all shares of Common Stock of the Company have been designated as Class A Common Stock, and there is no issued (or designated) Class B Common Stock. The rights and preferences of each of the Class A and Class B classes of Common Stock are summarized below.

Class A Common Stock

Voting Rights

Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors.

The holders of our Common Stock (Class A and Class B Common Stock) are entitled to elect four (4) directors of the corporation to our Board of Directors, so long as 25% of the Company’s initially issued shares of Preferred Stock remains outstanding (which refers to the 718,804 shares of Series A Preferred Stock issued in the Company’s Series A Preferred Stock offering under Tier 2 of Regulation A (the “Series A Preferred Offering”). As of the date of this Offering Circular, no shares of the Company’s Preferred Stock are outstanding.

Dividend Rights

Holders of each class of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in our A&R Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company.

Holders of the Series A Preferred Stock are entitled to a liquidation preference that is senior to holders of each class of the Common Stock, and therefore would receive dividends and liquidation assets prior to the holders of the Common Stock.

Exchange Rights

A holder of shares of Class A Common Stock shares that is a bank, savings association, or a holding company (or an affiliate thereof) may at any time choose to exchange all or any portion of shares of Class A Common Stock it holds for shares of Class B Common Stock. In the event of such an election, each Class A share for which the holder makes such election shall be exchanged for a Class B share on a one-for-one basis without the payment of any additional consideration. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class A Common Stock for which it made such election, and such Shares of Class A Common Stock shall be cancelled.

Transfer Rights

There are no restrictions on transfer for shares of Class A Common Stock of the Company.

Class B Common Stock

The rights and preferences of the Company’s Class B Common Stock are identical to those of the Class A Common Stock of the Company, except for as described below.

Voting Rights

Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Shares of Class A Common Stock would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Transfer Rights

In the event a holder of shares of Class B Common Stock transfers all or any portion of his or her shares of Class B Common Stock to a “Permitted Transferee” (as defined below), such Permitted Transferee will be entitled to elect to exchange all or any portion of such Shares of Class B Common Stock for Shares of Class A Common Stock on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class B Common Stock for which it made such election, and such Shares of Class B Common Stock shall be cancelled. A “Permitted Transferee” is a person or entity who acquires Shares of Class B Common Stock from a bank, savings association, or a holding company (or an affiliate thereof) in any of the following transfers:

(i)	A widespread public distribution;

(ii)	A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities of the Company

(iii)	An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees); or

(iv)	To a party who would control more than 50% of the voting securities of the Company without giving effect to the Shares of Class B Common Stock transferred by a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees).

Series A Preferred Stock

Voting Rights

Each holder of the Company’s Series A Preferred Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors. Each holder of Series A Preferred Stock will be entitled to one vote for each share of Common Stock into which such share of Preferred Stock could be converted. Fractional votes will not be permitted and if the conversion results in a fractional share, it will be disregarded.

Additionally, the holders of the Series A Preferred Stock are entitled to certain protective provisions that require the Company to obtain the written consent or affirmative vote of a majority of the outstanding shares of Preferred Stock prior to effecting certain corporate actions, comprised of the following:

(a)	alter the rights, powers, or privileges of the Preferred Stock in a way that adversely affects the Preferred Stock;

(b)	increase or decrease the authorized number of shares of any class or series of capital stock;

(c)	authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation of the Company, as then in effect, that are senior to or on a parity with any series of Preferred Stock;

(d)	redeem or repurchase any shares of Common Stock or Preferred Stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement);

(e)	declare or pay any dividend or otherwise make a distribution to holders of Preferred Stock or Common Stock;

(f)	increase or decrease the number of directors of the Company;

(g)	liquidate, dissolve, or wind-up the business and affairs of the Company

The Series A Preferred Stockholders do not have the right to vote for any directors of the Company as a standalone class, which is a right held by the Common Stockholders. The holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock for the election of one (1) independent director, and may vote together with the holders of the Common Stock on any additional directors to be elected to our Board of Directors after the initial five (5) directors are elected.

Dividend Rights

Holders of Series A Preferred Stock will be entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of the Common Stock. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the Company’s Common Stock at the then-applicable conversion rate. Initially, the conversion rate will be one share of Common Stock per share of Series A Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits or the issuance of a dividend or other distribution payable in additional shares of Common Stock.

Additionally, each share of Series A Preferred Stock will automatically convert into Common Stock:

i)	immediately upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act

ii)	upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis.

In either of these events, the shares will convert in the same manner as a voluntary conversion.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or certain other events (each a “Deemed Liquidation Event”) such as the sale or merger of the Company, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share, adjusted for any stock dividends, combinations, splits, recapitalizations and the like (the “liquidation preference”) plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. Initially, the liquidation preferences for the shares of Series A Preferred Stock will be $7.79 per share (the “Original Issue Price”).

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the assets (or the consideration received in a transaction) that are distributable to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

After the payment of the full liquidation preference of the Series A Preferred Stock, the remaining assets of the Company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the Common Stock in proportion to the number of shares of Common Stock held by each such holder.

Investors’ Rights Agreement

In connection with the Company’s previous Series A Preferred Offering in which it issued shares of Series A Preferred Stock, the Company entered into an investors’ rights agreement with each investor in the Series A Preferred Offering (the “Series A IRA”). On September 8, 2020, all shares of Series A Preferred Stock of the Company converted into shares of Class A Common Stock. However, under the terms of the Series A IRA, the agreement does not terminate upon conversion of the Series A Preferred Stock into another class of the Company’s securities. As such, the provisions of the Series A IRA are still applicable to the holders of Class A Common Stock that purchased shares of Series A Preferred Stock of the Company in the Company’s Series A Preferred Offering, which represents 3,594,020 shares of the Company’s Class A Common Stock.

The Series A IRA will terminate and have no further force or effect immediately upon the Company becoming an Exchange Act reporting company, which will occur upon the declaration of effectiveness of a Form 8-A filed by the Company, which the Company intends to file concurrently with the qualification of this Offering.

The material provisions of the Series A IRA are summarized below.

Drag Along Right

The Series A IRA contains a “drag-along provision” related to the certain events, such as the sale, merger, or dissolution of the Company (a “Liquidating Event”). Parties to the Series A IRA agree that, if the Board of Directors, the majority of the holders of the Company’s Common Stock, and the majority of the holders of the Company’s Series A Preferred Stock vote in favor of such a Liquidating Event, then such holders of Series A Preferred Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to Liquidating Event, and deliver any documentation or take other actions reasonably requested by the Company or the other holders in connection with the Liquidating Event.

Information Rights

The Company also agrees in the Series A IRA to grant certain information rights parties to the agreement that invested $50,000 or more into the Company (“Major Purchasers”). The information rights provided to Major Purchasers include: (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

Additional Rights and Participation Rights

The Series A IRA grants the parties to the agreement and their transferees’ certain rights in connection with future equity financings of the Company. If in any equity offering conducted after the date that an investor executes the Series A IRA (a “Next Financing”) the Company issues securities that (a) have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock or (b) provide all such future investors in the Next Financing contractual terms such as registration rights, the Company agrees to provide substantially equivalent rights to the investor (with appropriate adjustment for economic terms or other contractual rights), including the amount of the Series A preferred stock liquidating distributions, through the investor’s proxy, if applicable, subject to the investor’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing (the “Next Financing Documents”), provided that certain rights may be reserved for investors with a minimum amount of investment in the Next Financing. Upon the execution and delivery of the Next Financing Documents, the Series A IRA (excluding any then-existing and outstanding obligations) will be automatically amended and restated by and into the Next Financing Documents and will be terminated and of no further force or effect. As a result, the rights of investors who participate in any Next Financing will instead be governed by the Next Financing Documents.

In the Series A IRA, the Company also grants parties to the agreement participation rights. Parties to the Series A IRA have the right of first refusal to purchase the investor’s Pro Rata Share of any New Securities (each as defined below) that the Company may issue in a Next Financing. The investor that is party to the Series A IRA will have no right to purchase any New Securities if the investor cannot demonstrate to the Company’s reasonable satisfaction that the investor is at the time of the proposed issuance of New Securities eligible to purchase such New Securities under applicable securities laws. Such investor’s “Pro Rata Share” means the ratio of (i) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Series A Preferred Stock owned by the investor, to (ii) that number of shares of the Company’s capital stock equal to the sum of (A) all shares of the Company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all options, warrants and other convertible securities and promissory notes, and (B) all shares of the Company’s capital stock reserved and available for future grant under any equity incentive or similar plan.

“New Securities” means any shares of the Company’s capital stock to be issued in a Next Financing, including Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (ii) Common Stock or Series A Preferred Stock issued upon conversion of any outstanding convertible notes; a(iii) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the date the Offering Statement is qualified by the Commission and any securities issuable upon the conversion thereof; (iv) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (v) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date the Offering Statement is qualified by the Commission to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors; (vi) shares of the Company’s Series A Preferred Stock issued in this offering; (vii) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board of Directors; (vii) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act; and (ix) any other shares of the Company’s capital stock, the issuance of which is specifically excluded by approval of the Board of Directors.

The Company will send investors, or investors’ proxies, if applicable, a notice describing the type of New Securities and the price and the general terms upon which it proposes to issue the New Securities. An investor will have fourteen (14) days from the date of notice, to agree to purchase a quantity of New Securities, up to their Pro Rata Share. If an investor fails to exercise in full the right of first refusal within the 14-day period, then the Company will have one hundred twenty (120) days after that to sell the New Securities with respect to which the investor’s right of first refusal was not exercised. If the Company has not issued and sold the minimum amount of New Securities to be sold in the Next Financing within the 120-day period, then the Company will not issue or sell any New Securities without again first offering those New Securities to investors in accordance with the terms of the Series A IRA.

Warrants

The Company has various warrants outstanding that are convertible into shares of its Class A Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for information on the outstanding warrants of the Company.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our A&R Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of Preferred Stock and Common Stock, and our Board of Directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholder Action to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our certificate of incorporation authorizes our Board of Directors to fill vacancies or newly created directorships.

If there is a vacancy on our Board of Directors, the majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. This may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempt to obtain control of our Company.

THE COMPANY’S BUSINESS

Organizational History

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” The business was originally founded as “T Stamp LLC”, formed on November 9, 2015 as a Georgia limited liability company. In 2016, the Company effected a “hive down” business reorganization whereby the business of the Company was transferred into to a newly formed, wholly owned subsidiary, which was T Stamp Inc. (i.e. the Company). As of the date of this Offering Circular, the Company is no longer a subsidiary of T Stamp LLC, and T Stamp LLC is no longer a majority owner of the Company.

Overview

Trust Stamp is an artificial intelligence company that develops proprietary identity solutions to help determine whether an individual is who they say they are and that they can be trusted, including Trust Stamp’s AI-powered facial biometrics that establish proof of life and are resistant to presentation attacks. In that example, a biometric capture can be converted into a tokenized identity (IT2) that is unique to the user but cannot be reverse engineered and rebuilt into the user’s face or other biometric data, does not constitute PII.

Each IT2can be stored in an Identity LakeTM or submitted to a zero-knowledge-proof matcher aand compared to all other hashes allowing our AI to predict if a single subject generated two or more IT2 even if the subject has passed conventional KYC using (e.g.) falsified identity documents. Using this technology, the users’ IT2 can be used for re-authentication purposes including account recovery, password-less login, new account creation etc. across the organization or even within a consortium of organizations all in a low-cost and low friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance and “second chance” approval for customer onboarding and account access together with the delivery of humanitarian and development services. Using our technology, an enterprise can approve more users, keep bad actors from accessing systems and services and retain existing users with a superior user experience.

We utilize micro-service architecture and highly scalable cloud computing resources with cutting-edge tools, power and agility such as GPU processing, neural networks and a Quantum Ledger Database to process data faster and more effectively than has previously been possible, as well as delivering products at a disruptively low cost that allows usage across multiple industries, including:

●	Banking/FinTech

●	Humanitarian & Development Services

●	Biometrically Secured Email

●	KYC/AML Compliance

●	Law Enforcement

●	P2P Transactions, Social Media, and Sharing Economy

●	Real Estate

Our Background

We entered the market building facial-biometric authentication systems for onboarding, fraud-detection & safety applications. This allowed us to raise capital, generate revenue to fund our core AI microservices, and refine our technology using live data with informed consent from users. Following usage based upon facial biometrics, we started the process of hashing biometric data from 3rd party biometric service providers, initially touchless palm, and fingerprint templates. Our business model is now focused on licensing Annual Recurring Revenue (ARR) generating pay-per-use services implementing our hashing technology, limiting future pilots to very-large-scale use cases, using execution partners for commoditized implementations, and deploying our hashing technology with sector leading channel partners.

Business Model

Trust Stamp’s business model is that of a technology licensing company – we license our products to companies that in turn integrate our technology into products and services which they either sell or use for their own purposes. We focus on licensing ARR generating pay-per-use services including:

•	Biometric identity authentication

•	Identity document authentication and fraud detection

•	Tokenization of personal data including vaccination and other medical records

•	Pay-per-use hashing services for biometric service providers, government, NGO, and enterprise users

•	Tokenized-Identity Lakes and consortiums comprising IT2 for matching and de-duplication

•	Zero-knowledge-proof and similar tools allowing IT2 to be used for matching or deduplication without the parties disclosing any underlying personal identifying information

•	Digital payment authentication and implementation

•	Proprietary knowledge-based authentication tools

In addition, we have developed an encrypted e-mail product (Trusted Mail ® www.trustedmail.pro) using our facial recognition technology. This technology is held in a majority owned subsidiary entity: Trusted Mail Inc.

The Market

Trust Stamp considers itself to be in the identity authentication market which is primarily comprised of biometric authentication providers. Trust Stamp’s key sub-markets are identity authentication for the purpose of account opening, access and fraud detection and the creation of tokenized identities to facilitate financial & societal inclusion. Management has evaluated the market potential for its services in part by reviewing the following reports and articles, none of which were commissioned by the Company and none are to be incorporated by reference:

•	By 2025, biometrics will annually authenticate over $3 trillion of payment transactions, according to a 2021 report published by Juniper Research on Mobile Payment Security in 2021-2025.

•	The global biometric system market size is projected to grow from $36.6 billion in 2020 to $68.6 billion by 2025 according to the November 2020 report "Biometric System Market with COVID-19 Impact by Authentication Type, Offering, Type, Vertical and Region - Global Forecast to 2025" published by ReportLinker.

•	Annual online payment fraud losses from eCommerce, airline ticketing, money transfer and banking services, are estimated to cumulatively lose over $200 billion to online payment fraud between 2020 and 2024. Digital money transfer is the fastest growing payment fraud segment, with losses estimated to increase by 130% from 2020 to 2024 according to a 2020 report published by Juniper Research on Online Payment Fraud.

•	According to the 2020 Year End Data Breach QuickView Report, 2020 saw 3,932 publicly disclosed breaches, exposing over 37 billion records.

•	According to Grand View Research, the market size of the European Biometrics market was estimated to be USD 1.93 Billion in 2018 and is expected to grow at a CAGR of 17.5% to reach a market size of USD 5.97 Billion in 2025.

•	According to a September 2019 article published by Forbes magazine on providing banking services to underserved populations:

o	“Financial Inclusion” (i.e. providing banking and other financial services to those currently unbanked or underbanked) is a trillion-dollar opportunity

o	1.7 billion people lack basic financial services including a bank account

o	4 billion people are underbanked

o	The GDP of emerging-market countries would surge $3.7 trillion by 2025, or 6%, if they adopted a single innovation—switching from cash to digital money stored on cellphones

o	Providing the underbanked with access to credit and investments could create an additional $100 trillion in financial assets over the next 50 years

One of the biggest contributors to current authentication problems is the use of passwords. Static passwords (i.e. the type of password that we typically use to login to various accounts and services every single day that, for the most part, remains the same from the moment it is created) have a number of weaknesses:

•	Platforms often require regular changes;
•	Easily guessable , exacerbated by social media and data mining;
•	Differing rules make complex passwords harder to remember;
•	Brute force attacks are easier for hacking; and
•	Single passwords used on multiple accounts result in cascading data breaches.

According to a 2015 report published by Oxford University Department of Computer Sciences and Mastercard, 21% of users forget passwords within 2 weeks, 25% of users fail to remember at least 1 password per day, and 1 out of 3 online transactions are abandoned at checkout due to a forgotten password.

On top of this, stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of growing governmental, media and public scrutiny, since biometric data cannot be “changed” once they are hacked, as they are intimately linked to the user’s physical features and/or behaviors.

With biometric technologies becoming nearly ubiquitous, a range of risks are becoming more prevalent. The popularity of biometric authentication across financial services, employment, travel and healthcare settings inevitably means biometric databases are becoming more accessible to criminals, and the motivation to take over biometric credentials is booming. Even when operating as intended, biometric technology raises privacy concerns which have led to close attention from regulators. Multiple jurisdictions have placed biometrics in a special or sensitive category of personal data and demand much stronger safeguards around collection and safekeeping.

To address this unprecedented danger, Trust Stamp has developed its IT2 solutions.

Principal Products and Services

Trust Stamp’s most important technology is the Irreversible Identity Token IT2TM (also known as the Evergreen HashTM, EgHashTM and MyHashTM) combined with a data architecture that can use one or multiple sources of biometric or other identifying data. Once a “hash translation” algorithm is created, like-modality hashes are comparable regardless of their origin. The IT2 protects against system and data redundancy providing a lifelong “digital-DNA” that can store (or pivot to) any type of KYC or relationship data with fields individually hashed or (salted and) encrypted, facilitating selective data sharing. Products utilizing the IT2 are Trust Stamp’s primary products, accounting for over 90% of its revenues in the twelve months ended December 31, 2020.

IT2 Solutions

The IT2 (for Irreversibly Transformed Identity Token) replace biometric templates and scans with meaningless numbers, letters and symbols in order to remove sensitive data from the reach of criminals using a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into the secure tokenized identity. This IT2 is unique to the user, is different every time generated from a live subject and cannot be reverse engineered and rebuilt into the user’s face or other original identity data.

Each token can be stored and compared to all other tokens from the same modality allowing the Company’s AI-powered analytics to predict if a single subject has generated two or more tokens, even if the subject has passed conventional KYC using, e.g., falsified identity documents. Using this technology, the users’ IT2 can be used for re-authentication purposes including account recovery, password-less login, new account creation, and more across the organization or even within a consortium of organizations, all in a low-cost and low friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance and “second chance” approval for customer onboarding and account access together with the delivery of humanitarian and development services. The solution allows organizations to approve more users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Our hashing and matching technology can maximize the effectiveness of all types of identity data while rendering it safer to use, store and share. Whatever the source of identity data, it can be stored and compared as an IT2. See the chart below for examples.

Distribution

Through licensing we allow customers to utilize our technology in a wide variety of applications. Uses can include (e.g.):

-	The provision of hashing / services to enterprises, NGOs, and government to overlay on third-party biometric and identity data

-	Hash licensing, translation, and certification services for biometric vendors

-	Management of zero-knowledge-proof services whether as a tributary between Identity Lakes or operating consortium lakes

-	Tokenized identity creation for large scale deployments such as humanitarian and government identity programs

Trust Stamp enters into licensing agreements, typically as a hosted offering, on-premise solution or both, with its customers, pursuant to which the customer pays for the initial product development plus a license fee for the use of Trust Stamp’s technologies on a periodic and/or volume-based basis. In addition to consuming and paying for Trust Stamp’s services for their own use, some key customers also serve as channel partners by offering Trust Stamp products to their own customer base whether as stand-alone products or integrated into their own services as upgraded product offerings.

Competition

We can work with any identity data from any source, potentially breaking vendor, and modality lock-in, but our primary market target is the biometric service industry which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data. The  IT2 can potentially be overlaid on any biometric or other identity data provider.

In general, we compete for customer budget with any company in the identity authentication industry and our business plan calls for our capturing a fraction of one percent of the projected expenditure for biometric authentication services. Major competitors in this space include companies such as NEXT Biometrics, Gemalto, IDEMIA, Synaptics, Cognitec, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant, Jumio, Onfido and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not at this time have any direct competitors for the core IT2 solutions upon which the growth in our business plan is focused.

The commercial advantage of our solution is our ability to work across providers and modalities and we continue to pursue a first-mover advantage including our global-scale-partnership which is achieving a network-effect in the global Humanitarian and Development market. We believe that this combination will make it unattractive for a potential competitor to replicate the 5-years and multi-million dollars that we have already expended to try and circumvent our multiple (and continuing) patent filings and/or offer a parallel product based upon a different technology.

We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior together with any other identifying data which places us in a unique position versus providers of biometric services.

We are unaware of any other provider being able to offer or support a proliferation of authentication modalities in this fashion, and therefore, we believe we there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be a channel distributer, and not necessarily a competitor.

Growth Strategy

Our business plan calls for our capturing a small fraction of one percent (1%) of the projected expenditure for biometric authentication services. Our strategy in this respect is to:

1)	Expand the scope and range of services that we provide to and through our existing clients
2)	Continue to add significant new clients for our current and future services
3)	Offer our services via channel partners with substantial distribution networks
4)	Offer our technology on a “low code” basis, providing access via an orchestration layer and/or open-APIs to enable implementation by a broader range of clients
5)	The addition of alternate authentication tools including non-facial-biometric options and non-biometric knowledge and device-based tools facilitating two and multi-factor authentication

6)	Offer our IT2 technology for use by other biometric and data services providers to protect and extend the usability of their data

7)	Provide ready-to-use / customizable platforms that leverage out IT2 technology in specialized markets

Employees

Given the geographic diversity of its team and to facilitate cost-effective administration, Trust Stamp secures the services of its permanent team members through a variety of administrative structures that include wholly owned subsidiaries, professional employer organizations and consulting contracts. The Company currently has 11 full-time team members that work out of the United States and 35 full-time team members that work out of Malta. We have 8 full-time team members in Poland and Central Europe and 7 full-time and 4 part-time team members in the United Kingdom. We have 9 full-time team members working in the Philippines, 10 full-time team members working in Rwanda, 1 part-time team member working in the Netherlands and 6 full-time team members working remotely in India. Our permanent team is augmented as needed by contract development and other staff on both long and short-term basis.

Outsourcing

We design and develop our own products. We use an outsourcing company - 10Clouds - for additional development staff as needed. In addition, we also utilize SourceFit, a company in the Philippines, for PEO services, representing approximately 2-3% of operating expenses in 2020. As we increase our in-house resources, we anticipate reducing our reliance upon development staff outsourcing. Amazon Web Services provides cloud hosting and processing services, representing approximately 2-3% of our operating expenses in 2020.

Key Customers

Historically, the Company generated most of its income through a relationship with Synchrony Financial, in which services were provided pursuant to a Master Software Agreement and Statements of Work. The scope of services provided to Synchrony Financial has grown throughout the relationship and additional growth has been seen in 2020 and 2021. In 2019, 2020 and continuing into 2021 the Company has also expanded its customer base to include relationships with Mastercard, FIS and other customers. In 2020 we engaged in accelerator programs and invested in new business development staff and systems which have led to new customer engagements in 2021 and, while we value the relationship highly, management believes that we are no longer financially dependent on our relationship with Synchrony Financial. As an example, Synchrony Financial and Mastercard made up 78% of total revenue as of June 30, 2021 compared to 97% of total revenue as of June 30, 2020. Further, the Company has continued to expand its customer base since June 30, 2021. On September 23, 2021, the Company was awarded a $3,920,764 contract with the U.S. Immigration and Customs Enforcement (“ICE”), which required an investment in productization, business development and satisfying extensive due diligence processes. The Company anticipates that the performance obligations associated with this contract will be substantially complete prior to the end of 2021. Alongside the revenue implications of this specific contract, it is believed that a successful execution may lead to extended and additional contracts of the same nature with ICE. However, the Company does not believe that it is financially dependent on any contract renewals with ICE.

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate other than the requirement to hold a business license in the City of Atlanta (with which we are in compliance). This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Example federal (US) and European statutes we could be subject to are:

•	Health Insurance Portability and Accountability Act (HIPAA)

•	Health Information Technology for Economic and Clinical Health Act (HITECH)

•	The General Data Protection Regulation 2016/679 (GDPR)

HIPAA and HITECH

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act “HITECH”), the U.S. Department of Health and Human Services (“HHS”) issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of protected health information (“PHI”), used or disclosed by covered entities and business associates. Covered entities and business associates are subject to HIPAA and HITECH. Our subcontractors that create, receive, maintain, transmit, or otherwise process PHI on behalf of us are HIPAA “business associates” and must also comply with HIPAA as a business associate.

HIPAA and HITECH include privacy and security rules, breach notification requirements, and electronic transaction standards.

The privacy rules cover the use and disclosure of PHI by covered entities and business associates. The privacy rules generally prohibit the use or disclosure of PHI, except as permitted under certain limited circumstances. The privacy rules also set forth individual patient rights, such as the right to access or amend certain records containing his or her PHI, or to request restrictions on the use or disclosure of his or her PHI.

The security rules require covered entities and business associates to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI by implementing administrative, physical, and technical safeguards. Under HITECH’s Breach Notification Rule, a covered entity must notify individuals, the Secretary of the HHS, and in some circumstances, the media of breaches of unsecured PHI.

In addition, we may be subject to state health information privacy and data breach notification laws, which may govern the collection, use, disclosure, and protection of health-related and other personal information. State laws may be more stringent, broader in scope, or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

Entities that are found to be in violation of HIPAA as the result of a failure to secure PHI, a complaint about our privacy practices or an audit by HHS, may be subject to significant civil and criminal fines and penalties and additional reporting and oversight obligations if such entities are required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

GDPR

The EU-wide General Data Protection Regulation imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. It requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible and easily accessible form) about how their personal information is to be used, imposes limitations on retention of information, increases requirements pertaining to health data and pseudonymized (i.e., key-coded) data, introduces mandatory data breach notification requirements and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for non-compliance with the GDPR will be significant—the greater of €20 million or 4% of global turnover. The GDPR provides that EU member states may introduce further conditions, including limitations, to make their own further laws and regulations limiting the processing of genetic, biometric or health data.

Intellectual Property

Patents

A summary of the Company’s issued patents and pending patent applications as at November 12, 2021 is provided in the table below.

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-146364	63/256,347	10/15/2021	OWNERSHIP VALIDATION FOR NFT CONTRACTS USING IRREVERSIBLY TRANSFORMED IDENTITY TOKENS	---	PENDING
32742-145020	17/401,508	08/13/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	15/955,270	PENDING Awaiting Examination
32742-145019	17/401,504	08/13/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	16/403,106	PENDING Awaiting Examination
32742-142186	17/230,684	04/14/2021	SYSTEMS AND PROCESSES FOR MULTIMODAL BIOMETRICS	63/009,809	PENDING Awaiting Examination
32742-141508	17/205,713	03/18/2021	systems and processes for tracking human location and travel via biometric hashing	62/991,352	PENDING Awaiting Examination
32742-139930	63/174,405	04/13/2021	PERSONALLY IDENTIFIABLE INFORMATION ENCODER (non-Bio)	---	PENDING
32742-139681	17/109,693	12/02/2020	systems and methods for privacy-secured biometric identification and verification	62/942,311	PENDING Awaiting Examination
32742-130398	16/403,093	05/03/2019	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	62/667,130	PENDING
32742-118398	15/342,994 10,924,473	11/03/2016 02/16/2021	TRUST STAMP	62/253,538	ISSUED

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-142411	17/324,544	05/19/2021	face cover-COMPATIBLE biometrics and processes for generating and using same	63/027,072	PENDING Awaiting Examination
32742-123473	15/955,270	04/17/2018 08/17/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	ISSUED
32742-136046	16/855,576	04/22/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	PENDING
32742-136047	16/855,580	04/22/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	PENDING
32742-136048	16/855,588	04/22/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	PENDING
32742-136049	16/855,594	04/22/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	PENDING

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-136050	16/855,598	04/22/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	PENDING
32742-136051	16/855,606	04/22/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	PENDING Awaiting Examination
32742-130397	16/406,978	05/08/2019	Systems and Methods for Enhanced Hash Transforms	62/668,610	PENDING Awaiting Examination
32742-130399	16/403,106	05/03/2019 08/17/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	ISSUED
32742-135668	16/841,269	04/06/2020	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	62/829,825	PENDING
32742-118149	15/782,940 10,635,894	10/13/2017 04/28/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	62/407,717 62/407,852 62/407,693	ISSUED
32742-142741	63/188,491	05/14/2021	secure representations of authenticity and processes for using same	---	PENDING
32742-141468	63/177,494	04/21/2021	interoperable biometric representation	---	PENDING

Trademarks

The following is a summary of Trust Stamp’s currently issued and pending Trademarks.

Serial / Registration Number	Filing Date	Trademark	Country	Status
Serial: 88674108	10/30/2019	TRUSTCARD	US	PENDING
Serial: 90041950 Registration: 6494610	7/8/2020	TRUSTED PAYMENTS	US	ISSUED
Serial: 87411586 Registration: 5329048	N/A	TRUST STAMP	US	ISSUED
Serial: 87852642 Registration:5932877	N/A	TRUSTED MAIL	US	ISSUED
Serial: 8256534 Registration: 6103860	N/A	IDENTITY LAKE	US	ISSUED
Serial: 88708795 Registration: 6252645	N/A	MYHASH	US	ISSUED
Serial: 88709274 Registration: 6252649	N/A	TRUSTED PRESENCE	US	ISSUED

Subsidiaries and Affiliates

Given the geographic diversity of our team and to facilitate cost-effective administration, Trust Stamp conducts various aspects of its operations through subsidiaries. All subsidiaries share resources across the entire Trust Stamp organization. The officers and directors of Trust Stamp have influence over the operations of all subsidiaries and employees across jurisdictions. Only one of our subsidiaries, Biometric Innovations Limited, has its own management team.

T Stamp Corporate Structure Chart

T Stamp LLC. As described above, the Company was originally founded as “T Stamp LLC”, formed on November 9, 2015 as a Georgia limited liability company. In 2016, the Company effected a “hive down” business reorganization whereby the business of the Company was transferred into to a newly formed, wholly owned subsidiary, which was T Stamp Inc. (i.e. the Company). As of the date of this offering, the Company is no longer a subsidiary of T Stamp LLC, and T Stamp LLC is no longer a majority owner of the Company.

TStamp Incentive Holdings LLC. On April 9, 2019, management created a new entity, TStamp Incentive Holdings (“TSIH”) to which the Company issued 1,620,565 shares of Class A Common Stock that the Board of Directors of TSIH could use for employee stock awards in the future. The purpose of the entity was to provide an analogous structure to a traditional stock incentive plan. As of the date of this Offering Circular, 282,565 shares of Class A Common Stock are still held by TSIH – however, all of these shares of Class A Common Stock have been allocated for issuance pursuant to RSUs that will vest on January 2, 2022. The Company has no plans to issue additional equity securities to TSIH. As such, once these remaining shares are issued, it is expected this entity will become dormant going forward.

Sunflower Artificial Intelligence Technologies. Based out of Poland, this entity is a machine learning and AI company that has acted as the contracting entity for development contractors in Poland and Central Europe.

Trusted Mail Inc. The developer of an encrypted e-mail product (Trusted Mail ®) using or Company’s facial recognition technology. The Trusted Mail technology is held by Trusted Mail, Inc., which is our majority-owned subsidiary.

Biometric Innovations Limited (formerly “Trust Stamp Fintech Limited”). Biometric Innovations is our Company’s United Kingdom operating subsidiary. It was established to act as the contracting entity for development contractors in the UK, and has its own board and management team.

Trust Stamp Cayman. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations have been established at this entity as of the date of this Offering Circular.

Trust Stamp Fintech Limited. Trust Stamp Fintech Limited is a company incorporated in the United Kingdom by the Company’s management. The purpose of this entity was to establish beachhead operations in the country in order to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity remains separate from the Company’s operations and serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. On June 11, 2020, the Company entered into a stock exchange transaction with Trust Stamp Fintech Limited, becoming a 100% owner of the entity. The stock exchange transaction was not pursuant to any formal written agreement.

Trust Stamp Malta Limited. Trust Stamp Malta Limited is a wholly owned subsidiary of T Stamp Inc. It operates an R&D Campus in the Republic of Malta, for which it has entered into a lease with a local commercial landlord in Malta, Vassallo Group Realty Ltd. The goal of Trust Stamp Malta Limited is to advance our biometric authentication technology. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potential repayable advance of up to €800,000 to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on May 1, 2020.

Trust Stamp Rwanda Limited. The Company opened an office in Rwanda, Africa in April 2021 and signed a one-year lease for office space commencing May 1, 2021 The Company has established an R&D center in Rwanda together with a back-office facility for the purpose of our expansion into Africa.

Non-Operational Subsidiaries

AIID Payments Limited. Established by the Company to provide payments services to NGO’s and other non-profit and social-welfare entities and activities. As of the date of this Offering Circular, the entity has no operations, and is essentially dormant.

T Avatar LLC. Established by the Company to provide anonymized age-verification tools for minors participating in online activities. As of the date of this Offering Circular, the entity has no operations, and is essentially dormant.

Finnovation LLC. Established by the Company to provide an innovative FinTech, Blockchain and Digital Identity innovation incubator. As of the date of this Offering Circular, this entity has no operations, and is essentially dormant.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

The Company’s Property

The Company contracts for use of office space at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as its corporate headquarters and primary operational hub. The Company also leases office space (through a subsidiary) in Malta, which primarily serves as a research and development space. The Company contracts for coworking arrangements in other office spaces (either directly or through its subsidiaries) in New York, North Carolina, Cheltenham, the UK and Rwanda, Africa to support its dispersed workforce. As of June 30, 2021, there were no minimum lease commitments related to these agreements except for the Malta lease arrangements which terminate on July 27, 2022.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years December 31, 2020 and 2019 as well as for the six months ended June 30, 2021 and 2020 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. Trust Stamp and its subsidiaries develop and market identity authentication software solutions for enterprise partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence powered solutions; researching and leveraging cutting edge technology including biometric science, cryptography, and data mining to deliver insightful identity and trust predictions while protecting the user’s privacy and identifying and defending against fraudulent identity attacks. We utilize the cutting-edge power and agility of technologies such as GPU processing, neural networks and edge computing to process data faster and more effectively than has ever previously been possible as well as delivering results at a disruptively low cost for usage across multiple industries, including:

•	Banking/FinTech

•	Humanitarian and Development Services

•	Biometrically Secured Email

•	KYC/AML Compliance

•	Government and Law Enforcement

•	P2P Transactions, social media, and Sharing Economy

•	Real Estate, Travel and Healthcare

During the six months ended June 30, 2021, Trust Stamp continued the diversification of our customer network while maintaining service agreements for our two largest clients, Synchrony Financial and Mastercard, which made up 78% of total revenue as of June 30, 2021 compared to 97% of total revenue as of June 30, 2020. Simultaneously, we increased focus on expanding our marketing efforts in the U.S., U.K., E.U., and Africa to recruit new clients including new vertical engagements with the travel and insurance industries. Our most recent investments include the openings of new offices and the addition of staff in the U.K., Rwanda, and Malta.

On March 18, 2021, we completed the acquisition of PixelPin in exchange for $92 thousand of cash. PixelPin is an image-based "Pin-on-Glass" account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication. This acquisition further enhances Trust Stamp’s innovative portfolio of technology solutions that enable improved customer experiences and reputation while broadening the scope of internal risk-management strategies and providing additional options for multi-factor authentication.

Our investment in business development generated a growing component of Trust Stamp’s revenue during the six months ended June 30, 2021 and has led to a number of engagements with significant clients for proof-of-concept deliveries and new product sales, laying a solid foundation to grow future revenue including annual recurring revenue from access and usage fees.

Results of Operations for the six months ended June 30, 2021 and 2020

Gross Sales (non-GAAP). This discussion includes information about Gross Sales that is not prepared in accordance with U.S. GAAP. Gross Sales is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Gross Sales for the six months ended June 30, 2021 increased 29% to $1.4 million compared to $1.1 million for the six months ended June 30, 2020. The increase of gross sales in the six months ended June 30, 2021 included $171 thousand for the sale of outsourced web hosting services. Due to GAAP requirements, we did not include the third-party costs for web hosting in Net Sales, but instead, reduced Cost of Services.

	(Unaudited) For the six months ended June 30,
	2021	2020
Net Sales	$1,251,692	$1,056,541
Add Back:
Third Party Costs Rebilled to Clients	170,864	43,477

Gross Sales (non-GAAP)	$1,422,556	$1,100,018

Net Sales. Net sales for the six months ended June 30, 2021, increased 18% to $1.3 million as compared to $1.1 million for the six months ended June 30, 2020. This increase is largely the result of new technology services purchase orders from an existing customer for $224 thousand during the six months ended June 30, 2021. It is believed that the new technology services purchase orders from that customer will also lead to additional usage revenues in future periods.

Cost of Services. Cost of services for the six months ended June 30, 2021, increased by 56% to $524 thousand as compared to $336 thousand for the six months ended June 30, 2020. This increase is largely the result of performing obligations under the new purchase orders discussed above. Further, several projects that were originally in the research and development stage became feasible projects, shifting the allocation of cost from research and development into cost of services in the current year as client specific products were implemented using the technologies. This increase of expense allocation is a result of our prior decision to invest more money in research and development in prior periods and our goal of accelerating our product roadmap coming to fruition.

The Company has increased its investment in business development with the knowledge that there is typically a considerable lead time between first engagement and revenue generation. At this point, the expenditure has led to an increase in both the prospect pipeline and proof of concept engagements, and as such management anticipates that the expenditure will result in future revenue generating contracts.

Gross Profit. During the six months ended June 30, 2021, gross profit increased by 1% due to several factors, including the addition of the new technology services purchase orders from an existing customer, as discussed above, as well as the continued expansion of the Company’s customer base.

Historically, management has contracted with a third-party software developer due to the need for additional research and development resources over and above available internal resources. As the Company scales its campuses in Malta, Rwanda and U.K., we initially incur higher establishment, onboarding, and training expenses, but as the capability of those campuses continues to develop, we anticipate an increase in the percentage of our contracts that are serviced internally at lower cost versus sub-contracting which will improve the Company’s overall margins.

Further, our management expects that as our customers’ software implementations are launched in the market, revenue will shift more and more to the pay-per-use elements of the contracts which have significantly higher margins.

Research and Development Expenses. Research and development expenses (“R&D”) consist primarily of personnel costs, including salaries and benefits. Personnel costs are allocated to R&D for time spent working on the preliminary project stage and post-implementation maintenance as well as time spent on bug fixes associated with internal-use software activities, front-end application development in which technological feasibility has not been established, and services rendered to customers under funded software-development arrangements. Expenses allocated as R&D for the six months ended June 30, 2021, decreased 61% to $237 thousand from $601 thousand for the six months ended June 30, 2020. This decrease in allocation is directly related to the increase in expenditure allocated to cost of services as discussed above.

Selling, General, and Administrative Expenses. Selling, general, and administrative (“SG&A”) expenses for the six months ended June 30, 2021 increased 173% to $4.9 million from $1.8 million for the six months ended June 30, 2020. SG&A expenses were generally composed of payroll, legal, and professional fees, including an increase in sales commission expense incurred because of new statements of work. In addition, our payroll expenses increased for the six months ended June 30, 2021 as a result of our investments in new offices and staff globally, as discussed above, as well as our new executive R&D and go-to-market team members. Our overall headcount increased from 18 employees and 30 contractors on June 30, 2020, to 78 employees and 8 contractors on June 30, 2021.

Additionally, there was a substantial increase of 771% in the booked expense for stock-based compensation in the six months ended June 30, 2021 to $1.5 million from $175 thousand for the six months ended June 30, 2020. Most of the change is driven by the Company vesting pre-existing long-term awards resulting in a disproportionate booked expense in the period as well as offering stock in lieu of cash compensation to add specialized executive personnel. Trust Stamp has continued expanding essential capabilities as an organization through the addition of industry experts, key sales personnel, and executive management team members. Over the past year, Trust Stamp has added two cyber security industry expert advisors, Dr. Neil Kempson and Daryl Burns, both former leaders in the Government and Communications Headquarters (GCHQ), the U.K.’s cyber, intelligence, and security agency. In addition, we have added experienced sales and market-facing personnel, including our Chief Commercial Officer, Kinny Chan, who has extensive expertise in the technology industry and is building our sales infrastructure globally, and our Chief Innovation Officer, Raman Narayanswamy, who joined the Company from Mastercard. Finally, the Company has added various EVP and VP level personnel with industry and role-specific backgrounds and expertise in scaling products and organizations.

Depreciation and Amortization. Depreciation and amortization expense for the six months ended June 30, 2021 increased 42% to $274 thousand from $193 thousand for the six months ended June 30, 2020. This increase is primarily due to a continued investment in internally developed software which will be used for future productization.

Operating Loss. As a result of the foregoing, we sustained an operating loss of $4.7 million for the six months ended June 30, 2021, an increase of 151% compared to a loss of $1.9 million for the six months ended June 30, 2020. This was primarily driven by the increase in SG&A expenses driven by growth-focused activities that more than doubled the Company’s headcount, including adding various EVP, VP, and executive level R&D and commercial team members as well as growing our research and development teams and increasing the size of our finance, accounting and reporting teams to meet our anticipated reporting requirements as a publicly traded company.

Interest Expense. Interest expense on outstanding notes was $41 thousand for the six months ended June 30, 2021, a decrease of 67% from $125 thousand for the six months ended June 30, 2020. This decrease is due the payoff of various notes that were accruing more interest during the six months ended June 30, 2020 as well as the interest expense incurred related to the conversion of an outstanding convertible note to equity in June 2020.

Warrant Expense. There was no warrant expense for the six months ended June 30, 2021, a decrease from $1.4 million for the six months ended June 30, 2020. This non-operating decrease is a result of the issuance of two warrants in January 2020 as described in the “Equity, Notes, Warrants and SAFEs” subsection below.

Other Income. Other income was $62 thousand for the six months ended June 30, 2021, an increase of 10% from $56 thousand for the six months ended June 30, 2020. The increase is a result of the receipt of grant income related to Trust Stamp Malta’s agreements with the Republic of Malta described in Note 8 to the financial statements.

Other Expense. Other expense was $36 thousand for the six months ended June 30, 2021, an increase of $36 thousand from the six months ended June 30, 2020. This increase was driven from an increase in foreign currency transactions related to the Company’s offices in the U.K., Malta, and Rwanda.

Net Income (Loss). As a result of the foregoing, net loss for the six months ended June 30, 2021 increased 40%, to $4.7 million from $3.3 million for the six months ended June 30, 2020.

Adjusted EBITDA

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) changes in assets and liabilities, and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management, and it will be a focus as we invest in and grow the business.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Due to these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

	(Unaudited) For the six months ended June 30,
	2021	2020
Net Loss	$(4,687,704)	$(3,344,068)
Add Back:
Interest expense/(income), net	40,049	122,391
Warrant issuance	-	1,413,273
Stock-based compensation	1,519,825	174,533
Non-cash expenses for in-kind services	55,934	-
Depreciation and amortization	273,623	193,072
Adjusted EBITDA (non-GAAP) gain/(loss)	$(2,798,273)	$(1,440,799)

Adjusted EBITDA (non-GAAP) loss for the six months ended June 30, 2021, increased 89%, to $2.8 million from $1.4 million for the six months ended June 30, 2020. The overall increase in adjusted EBITDA loss was driven mostly by the increased net loss from June 30, 2020 to June 30, 2021 as discussed above.

Results of Operations for the years ended December 31 2020, and 2019

Gross Sales (non-GAAP). This discussion includes information about Gross Sales that is not prepared in accordance with U.S. GAAP. Gross Sales is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Gross Sales for the twelve months ended December 31, 2020 increased 31% to $2,872,343 compared to $2,193,638 for the twelve months ended December 31, 2019. The increase of gross sales in 2020 included $224 thousand for the sale of outsourced web hosting services. Due to GAAP requirements, we did not include the third party costs for web hosting in Net Sales, but instead, reduced Cost of Sales.

	For years ended December 31,
	2020	2019
Net Sales	$2,648,324	$2,108,884
Add Back:
Third Party Costs Rebilled to Clients	224,020	84,754

Gross Sales (non-GAAP)	$2,872,344	$2,193,638

Net Sales. Net sales for the twelve months ended December 31, 2020 increased 26% to $2,648,324 as compared to $2,108,884 for the twelve months ended December 31, 2019. This increase was largely the result of purchase orders from Emergent Technology Holdings LP (“Emergent”) related to the tripartite agreement entered into with Emergent and others in 2020 (as discussed under “Certain Relationships and Related Party Transactions” of this offering circular) and came despite significant disruptions in sales activities due to the global pandemic which included restrictions on travel, something that the Company's sales team has relied upon heavily in the past. Additionally, management made the strategic decision to prioritize building the Company's R&D function by opening new offices in both the UK and Malta, which was needed to service existing clients and accelerate productization of intellectual property.

Cost of Services. Cost of sales for the twelve months ended December 31, 2020 increased by 98% to $1,393,623 as compared to $702,744 for the twelve months ended December 31, 2019. This increase is largely the result of fulfilling the purchase orders from Emergent related to the tripartite agreement in 2020 as discussed further below in this offering circular.

2020’s gross profit dropped by 11% due to several factors. First and foremost, a significant portion of the purchase orders from Emergent had to be subcontracted to a third-party software developer due to the need for additional internal research and development resources, something the Company was very focused on improving during the year. Subcontract work produces much lower margins on revenue, though, as the Company scales its R&D campus in Malta and elsewhere, we anticipate to increasingly service contracts internally and therefore improve the Company’s margins overall.

Research and Development Expenses. Research and development expenses for the twelve months ended December 31, 2020 increased 95% to $1,670,364 from $854,590 for the twelve months ended December 31, 2019. This increase was due to our strategic decision to invest more money in research and development with the goal of accelerating our product roadmap and resulted in 9 patent filings during 2020, and 3 additional patent filings in 2021. Research and development costs consist primarily of personnel costs, including salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with internal-use software activities, front end application development in which technological feasibility has not been established, and services rendered to customers under funded software-development arrangements. Additionally, the Company hired several executive-level advisors including three Ph.Ds. in the United Kingdom.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the twelve months ended December 31, 2020 increased 247% to $7,923,730 from $2,284,613 for the twelve months ended December 31, 2019. General and administrative expenses were generally composed of payroll, legal and professional fees, which increased in 2020 in connection with our 2020 Regulation A offering and Euronext listing. In addition, our payroll expenses increased for the twelve months ended December 31, 2020 due to inflation and experience-based salary increases across the organization, as well as new sales, marketing and administrative personnel hiring in the UK and Malta offices to see our growing R&D and commercial teams.

Additionally, there was an exceptional and substantial increase in the recorded expense for stock-based compensation from $40 thousand to $2.9 million, the majority of which was the vesting and distribution of stock that in 2019 had been reserved for multi-year stock incentives. Although the stock-based compensation vested and was expensed in 2020, the stock awards reflected up to four years of service for the vested employees. In addition, the increase in stock-based compensation also reflected the Company offering stock in lieu of cash compensation for industry expert advisors and sales personnel, as well as for growth in the executive management team, including our Chief Commercial Officer who has been building our sales infrastructure in the US and Europe.

Depreciation and amortization. Depreciation and amortization expense for the twelve months ended December 31, 2020 increased 34% to $406,241 from $303,054. This increase is primarily due to an increase in the cumulative investment in internally developed software.

Operating Loss. As a result of the foregoing, we sustained an operating loss of $8,745,634 for the twelve months ended December 31, 2020, an increase of 329% compared to a loss of $2,036,117 for the twelve months ended December 31, 2019.

Interest Expense. Interest expense on outstanding notes was $185,599 for the twelve months ended December 31, 2020, an increase of 88% from $98,612 for the twelve months ended December 31, 2019. This increase is primarily due to extinguishment of outstanding convertible notes of the Company pursuant to the July 1, 2019 settlement agreement with Emergent and conversion of outstanding notes in conjunction with the Regulation A offering described above.

Impairment of Investment in Related Party. Impairment of investment in related party was $962,000 for the twelve months ended December 31, 2020. The Company was informed in April 2021 that Emergent wound up and ceased operations in December 2020 therefore, the investment was written off as a non-operating expense. We note that all purchase orders related to Emergent were fully delivered prior to it winding up and no further obligation to them exists.

Warrant Expense. Warrant expense was $1,413,273 for the twelve months ended December 31, 2020, an increase from $0 for the twelve months ended December 31, 2019. This non-operating increase is a result of the issuance of two warrants in January 2020 as described below in Equity, Notes, Warrants and SAFEs.

Other Income/(Expense). Other income/(expense) was $81,137 for the twelve months ended December 31, 2020, an increase of $83,253 from the twelve months ended December 31, 2019. This is driven from foreign currency transactions.

Grant Income. Grant income for the twelve months ended December 31, 2020 was $189,507. The Company had Grant Income primarily related to Trust Stamp Malta’s agreements with Republic of Malta. During July 2019, the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand as reimbursement for operating expenses over the first 12 months following incorporation in the Republic of Malta. The Company was required to provide an initial capital amount of €50 thousand euros, which is matched with a €50 thousand grant.

Net Income (Loss). As a result of the foregoing, net loss for the twelve months ended December 31, 2020, increased 415%, to $11,032,994 from $2,143,506 for the twelve months ended December 31, 2019. The overall increase in Net Loss was driven mostly by the non-recurring corporate development activities from 2020, non-recurring and non-cash GAAP entries such as the issuance of warrants during the Company’s Series A Preferred Offering, as well as growth in the Company's overall headcount for commercial executive management and R&D. Revenue was higher than the previous year, although margins were cut considerably due to the need to subcontract development work for new revenue contracts.

Adjusted EBITDA.

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) changes in assets and liabilities, and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management, and it will be a focus as we invest in and grow the business.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Loss to Adjusted EBITDA

	For years ended December 31,
	2020	2019
Net Loss	$(11,032,994)	$(2,143,506)
Add Back:
Interest expense/(income), net	182,794	98,542
Warrant issuance	1,413,273	-
Stock-based compensation	2,866,989	-
Non-cash expenses for in-kind services	296,572	-
Impairment loss	962,000	-
Depreciation and amortization	406,241	303,054
Taxes	-	8,184
Adjusted EBITDA (non-GAAP) gain/(loss)	$(4,905,125)	$(1,733,726)

Adjusted EBITDA (non-GAAP) loss for the twelve months ended December 31, 2020, increased 183%, to $(4,905,125) from $(1,733,726) for the twelve months ended December 31, 2019. The overall increase in adjusted EBITDA loss was driven mostly by the non-cash and non-routine activities related to corporate development activities from 2020.

Liquidity and Capital Resources

As of June 30, 2021, and December 31, 2020, we had approximately $1.2 million and $1.5 million cash in our banking accounts, respectively, with total current assets of $2.2 million and $2.1 million, respectively. The slight increase in our current assets as of June 30, 2021 compared to December 31, 2020 is a result of an increase in our accounts receivable balance driven by a customer’s payment term adjustment from net 30 days to net 60 days. We also have experienced a decrease in current liabilities of 43%. As of June 30, 2021, our current liabilities totaled $1.4 million, as compared to $2.5 million at December 31, 2020. The decrease is driven by a reduction in our current debt due to the payoff of a promissory note in April 2021 payable to Second Century Ventures (“SCV”) as described further below (see “Non-Convertible Promissory Notes Payable”) as well as a decrease in our payable accounts due to the drop in third-party developer billings. As a result of the foregoing, as of June 30, 2021, the Company had a positive working capital balance of $845 thousand, and an accumulated deficit of $23 million.

Effective September 3, 2019, the Company entered into a software license agreement with a customer pursuant to which the Company received total fees of $150,000 in 2020 and will receive minimum total fees of $200,000 in 2021, $250,000 in 2022, rising by 15% in each subsequent year beginning in 2023 with a minimum cap of $1.0 million. As such, we expect this to be a steady source of revenue for the Company going forward. The Company has recognized $100 thousand of the software license agreement fees for the six months ended June 30, 2021. After June 30, 2021, Trust Stamp received confirmation on September 17, 2021 that this license agreement has been extended through 2022.

On March 12, 2021, the Company launched a Regulation D raise limited to accredited investors for a maximum of $5 million or 1,633,986 shares of Class A Common Stock. The raise was marketed only to the Company’s existing investor email list with an initial minimum investment of $25 thousand and a share price of $3.06 per share of Class A Common Stock. The initial tranche of the round closed on April 5, 2021 with $3.9 million of reserved investment with the contracted sale of 1,279,825 shares of Class A Common Stock. After the initial tranche, on April 6, 2021, the Company then offered up to $700 thousand or 182,291 of additional shares, again only to accredited investors, with a $5 thousand minimum investment and at a share price of $3.84 per share. The second tranche of the round closed on June 4, 2021 with $88 thousand of reserved investment at $3.84 per share with the contracted sale of 21,400 shares of Class A Common Stock.

On August 25, 2021, the Company launched concurrent offerings under Regulation Crowdfunding and Regulation D. The Company initially sought to raise up to $5 million in the aggregate between the two offerings through the sale of units, but had the discretion to accept up to $5 million in each offering. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company (i.e. a Reg CF Warrant or Reg D Warrant, as applicable). The minimum target amount under the Regulation Crowdfunding offering was $100 thousand, which the Company achieved.

On November 19, 2021, we closed the Regulation Crowdfunding offering, having received binding commitments for 1,250,000 units at $4.00 per unit for a total of $5,000,000 in gross proceeds. We are continuing to hold closings on investments in this offering until such time as all committed funds have been closed upon, and all 1,250,000 units (representing 1,250,000 shares of Class A Common Stock and 1,250,000 Reg CF Warrants) have been issued to investors in this offering.

On November 19, 2021, we closed the Regulation D offering, having received binding commitments for 250,000 units at $4.00 per unit for a total of $1,000,000 in gross proceeds. We are continuing to hold closings on investments in this offering until such time as all committed funds have been closed upon, and all 250,000 units (representing 250,000 shares of Class A Common Stock and 250,000 Reg D Warrants) have been issued to investors in this offering.

On September 23, 2021, the Company was awarded a $3,920,764 contract with the U.S. Immigration and Customs Enforcement (“ICE”). The Company anticipates that its performance obligations under this contract will be substantially complete in financial year 2021. A copy of this agreement is filed as Exhibit 6.15 to the offering statement of which this Offering Circular forms a part. Alongside the revenue implications of this specific contract, it is believed that a successful execution will lead to extended and additional contracts of the same nature with ICE.

The Company believes that revenues from its existing clients, without any new contracts (i.e. a renewal of the ICE contract described above) or proceeds from the Company’s current capital raising efforts, will provide it with adequate amounts of cash to meet the Company’s needs in the short-term (i.e., the next 12 months) and in the long-term (i.e., beyond the next 12 months).

The Company expects that human resources costs – i.e., compensation for new and existing officers, directors, and employees – will be the largest material cash obligation for the Company within the next 12 months, with projected human resources costs totaling approximately $750,000 per month. The Company believes, as described above, that revenues from its existing operations will be sufficient to cover these costs, and that any funds from new client contracts or offerings would provide additional operational capacity for the Company going forward.

Going Concern

The Company’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, as well as the Company’s unaudited consolidated financial statements for the six months ended June 30, 2021 and 2020 included a going concern note. The Company’s ability to continue as a going concern in the 12 months following the date the June 30, 2021 and 2020 unaudited consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. Although the Company has been successful in raising capital, no assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Equity, Notes, Warrants, and SAFEs

Series A Preferred Stock Offering. On July 17, 2020, we closed our Series A Preferred Offering, which utilized Regulation A under the Securities Act of 1933 and was qualified by the SEC on May 5, 2020. The Series A Preferred Offering involved sales through a combination of private placements, including through issuance of convertible notes, and investments through the SeedInvest platform. We issued through a conversion of convertible instruments or sold a total of 1,264,452 shares of Series A Preferred Stock at an offering price of $7.79 per share. During the year ended December 31, 2020, the Company received “on-platform” gross proceeds of $5.6 million and cash of $5.1 million, net of offering costs of $490 thousand. Gross proceeds were $8.4 million in total and offering costs were $1 million resulting in net cash proceeds of $7.4 million.

As part of this Series A Preferred Offering, during the year ended December 31, 2020, two buyers were also able to purchase shares of Class A Common Stock for $0.002 per share while paying a price of $7.79 per share for Series A Preferred Stock for a total purchase price of $475 thousand. As a result, the proceeds were allocated between the Series A Preferred Stock and Class A Common Stock on a relative fair value basis resulting in the recognition of $366 thousand as Series A Preferred Stock and $109 thousand to Class A Common Stock. Gross and net proceeds disclosed above have been adjusted for this allocation.

In addition to the gross cash proceeds above, as part of the Series A Preferred Offering, the Company also reserved shares of Class A Common Stock for stock options and restricted stock awards granted to employees in 2020 with a grant date fair value of $631 thousand, we exchanged $400 thousand worth of Class A Common Stock for a portion of the outstanding Emergent SAFE (as discussed further below – see “Emergent Settlement Agreement, Emergent SAFE, and Tripartite Agreement”), and we sold warrants for Shares of Class A Common Stock of Common Stock in exchange for the extinguishment of a SAFE for $125 thousand, $300 thousand in cash and $300 thousand in prepaid sponsorship value for an accelerator program that we participated in beginning in 2016.

On September 8, 2020, our Board and a majority of the Series A Preferred stockholders voted to convert all Series A Preferred Stock to Class A Common Stock, and it was effected on that date.

Regulation D and Regulation CF Offerings. See more information on Regulation D and Regulation CF fundraising in Liquidity and Capital Resources disclosure above.

Convertible Notes. On December 16, 2016, we entered into a convertible promissory note with an investor under which we received $100 thousand through the issuance of the convertible promissory note and a warrant to purchase $50 thousand of shares of Class A Common Stock of Common Stock. The principal balance, together with all accrued and unpaid interest on the note, was initially due on December 16, 2018 and was not pre- payable unless there was a change in control of the Company. An extension was granted by the investor to extend the maturity date to June 30, 2020. The convertible notes included several conversion terms, including that if our next financing occurred on or before the maturity date, and we raised $2 million or more in such case, the note would be automatically converted into preferred stock of our Company. The qualified financing term was triggered for this convertible note payable when $2 million was raised prior June 30, 2020 as discussed above. Therefore, this convertible note, along with all accrued interest, totaling $118 thousand was converted during the year ended December 31, 2020, to 68,203 shares of Series A Preferred Stock and is no longer reflected as outstanding.

On December 3, 2019, we entered a convertible promissory note with a customer in which they received $700 thousand. All unpaid principal and accrued interest was due on December 31, 2020 (i.e. the maturity date). However, in the event that the note was not converted into equity securities of the Company, the maturity date would be extended to December 31, 2025. The convertible note included several conversion terms, including one around qualified financing where if we issued and sold shares of our preferred stock for aggregate gross proceeds of at least $3 million (including this note but excluding all proceeds from the incurrence of all other prior indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital, the note would be converted into preferred stock. The qualified financing term was triggered for this convertible note payable as the $3 million was raised prior June 30, 2020, as discussed above. Therefore, the convertible note, along with all accrued interest, totaling $818 thousand was converted during the year ended December 31, 2020, to 89,859 shares of Series A Preferred Stock and is no longer reflected as outstanding as of June 30, 2021.

Advisor Convertible Notes. As part of our Series A Preferred Offering, we agreed to issue convertible promissory notes to one of our advisors in the amount of $10 thousand per month, convertible to Series A Preferred Stock at a maximum conversion price per share of $7.79 per share. During 2020, we issued $45 thousand in convertible debt to the advisor. During the year ended December 31, 2020, the Company converted the $45 thousand in convertible debt to Series A Preferred Stock at a value of $7.79 per share, and ultimately into Class A Common Stock on December 8, 2020. There are no such advisor convertible notes outstanding as of the date of this Offering Circular.

Malta Loan. In May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a R&D center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of the Republic of Malta for a potential repayable advance of up to €800 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on May 1, 2020. On February 9, 2021, the Company began receiving funds and as of June 30, 2021 the Company had received $548 thousand, recorded to Non-Convertible Notes. The repayable advance is with recourse only to Trust Stamp Malta Limited and is repayable only out of profits earned by Trust Stamp Malta Limited. A copy of the letter from Malta Enterprise setting forth the terms of this repayable advance is filed as Exhibit 6.14 to the offering statement of which this offering circular forms a part.

Non-Convertible Promissory Notes Payable. On April 22, 2020, the Company entered into a promissory note for $350 thousand with SCV in which the Company received net proceeds of $345 thousand after issuance costs. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable was due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement. The note accrues interest at a rate of 8% per annum, compounded monthly. The outstanding principal of $350 thousand and interest of $29 thousand was paid off on April 22, 2021.

With the issuance of the note on April 22, 2020, the Company entered into a warrant agreement with SCV to purchase Class A Common Stock of the Company. Pursuant to the warrant agreement, we issued SCV a warrant to purchase 75,000 shares of Class A Common Stock at a strike price of $0.002 per share through April 22, 2021. These warrants were exercised on April 22, 2021 at $0.002 per share.

As the promissory note issued included equity classified warrants issued, U.S. GAAP requires that the proceeds from the sale of debt instruments with a separate equity instrument be allocated to the two elements based upon the relative fair values of the debt instrument without the warrant and of the warrant itself at the time of issuance. The portion of the proceeds allocated to the Class A Common Stock shall be accounted for within stockholders’ equity as additional paid-in capital and recorded as a debt discount and be charged to interest expense over the life of the convertible notes. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction. The value of the promissory note was allocated on a relative fair value basis between the note and the warrants. During the year ended December 31, 2020, this allocation based upon relative fair values of the promissory note and warrant resulted in an amount of $88 thousand being allocated to the equity warrants and $262 thousand being allocated to the promissory notes, resulting in the same amount representing a discount to the promissory note. Accretion expense of $26 thousand and $17 thousand was recorded related to these notes during the six months ended June 30, 2021 and June 30, 2020, respectively.

On June 11, 2020 we entered into an agreement with Emergent Technology Holdings LP, as described below, whereby their SAFE would be extinguished in exchange for several forms of consideration. As part of that agreement, the Company issued promissory notes to Emergent Technology Holdings LP in the amount of $387 thousand which were due in two tranches in August and September 2020. No interest was due and payable under these notes if we repaid the notes in full by the maturity dates previously described. Both notes were repaid by their respective maturity dates, and are no longer outstanding.

Warrants. In January 2020, the Company issued to SCV warrants to purchase 932,210 shares of the Company’s Shares of Class A Common Stock of Common Stock at an exercise of $1.60 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with an agreed value of $125 thousand. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024. A copy of the form of this warrant is included as Exhibit 3.7 to the offering statement of which this offering circular forms a part.

In January 2020, the Company issued to an investor a warrant to purchase 4,660,555 shares of the Company’s Class A Common Stock at a strike price of $1.60 per share in exchange for $300 thousand in cash and “premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

The fair value of the two warrants above issued in January 2020 was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of shares of Class A Common Stock of $1.56, exercise price of $1.60 risk free interest rate of 1.58%, dividend yield of 0%, expected volatility of 44%, and contractual term of two years. The total fair value of these warrants was determined to be $2.1 million and is recorded in the statement of Stockholders’ Equity. Thus, fair value is $1.4 million in excess of the total consideration received for the warrants of $725 thousand. This amount was expensed in the consolidated statements of operations as of June 30, 2020.

In 2016, the Company issued a number of warrants to investors, certain of which were issued in connection with convertible notes that the Company issued to certain investors in 2016. Certain of these warrants remain outstanding today, including:

•	a warrant to purchase 50 shares of the common stock of the Company, with an exercise price of $5,000 per share (representing the exercise price of the shares prior to the Company’s stock split, which will be adjusted subject per the terms of the warrant). The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires November 30, 2026. This warrant is outstanding as of the date of this offering circular.

•	a warrant to purchase up to $1,000,000 worth of the Company’s capital stock issued in a round of financing of the Company at a 20% discount of the lowest price paid by any other investor in that round. The warrant was issued on November 9, 2016 and is outstanding as of the date of this Offering Circular. It expires on November 30, 2026.
•	a warrant to purchase 50 shares of common stock with an exercise price of $1,333.33 per share (representing the exercise price of the shares prior to the Company’s stock split, which will be adjusted subject per the terms of the warrant). The warrant was issued on September 30, 2016, and expires September 30, 2026. This warrant is outstanding as of the date of this Offering Circular.
•	a warrant to purchase $50,000 worth of the common stock of the Company at an exercise price of a “fair market value” per share to be determined in good faith by the Company’s Board of Directors at the time of exercise. The warrant was issued on December 16, 2016 and expires 10 years from the issuance date. This warrant is currently outstanding as of the date of this Offering Circular.

The forms of each of these warrants are included as Exhibits 3.2, 3.3, 3.4, and 3.5 respectively, to the offering statement of which this offering circular forms a part.

Emergent Settlement Agreement, Emergent SAFE, and Tripartite Agreement. See the section of this offering circular entitled “Certain Relationships and Related Party Transactions” for a description of these agreements.

Trend Information

From June 30, 2020 to June 30, 2021, Trust Stamp increased its concentration of non-affiliated clients, generating significant portions of its revenue from two clients during the period ending June 30, 2020 to generating significant revenue from four clients during the period ending June 30 2021, with further client-revenue growth achieved and anticipated in the second half of 2021.

In addition, the Company has expanded its services to a long-standing S&P500 bank client through two additional contracts for specialized retail client microservices. The additional contracts are anticipated to generate volume-based revenue in Q4 of 2021 and substantial volume-based revenue in 2022.

It was publicly announced in September 2021 that Mastercard's Community Pass is being implemented for a project between Mastercard and Paycode, with a goal of servicing 30 million customers that are underserved and unbanked in Africa. Given that Trust Stamp’s IT2 and Facial Recognition technologies are utilized within the Mastercard Community Pass platform on a pay-per-use basis, it is anticipated that the implementation will generate substantial pay-per-use revenue over and above guaranteed minimum revenue under the software agreement.

In the first three quarters of 2021 we pursued the award of a significant contract with the U.S. Immigration and Customs Enforcement (“ICE”) which required an investment in productization, business development and satisfying extensive due diligence processes. The $3,920,764 contract was awarded September 23, 2021 for commencement of services on September 27, 2021 and the Company anticipates that the performance obligations will be substantially complete in financial year 2021. Alongside the revenue implications of this specific contract, it is believed that a successful execution will lead to extended and additional contracts of the same nature in addition to increasing Trust Stamp’s corporate visibility, reputation, and trust in associated markets.

Trust Stamp continues to expand a robust sales pipeline in the Company’s key markets and the velocity of pipeline growth has increased in 2021. Our pipeline included 55 potential revenue contracts and projects as of June 30, 2021 representing a projected $12.4 million in probability-adjusted revenue over the balance of 2021 and in 2022.

The Company has historically contracted with a third-party software developer to meet the need for additional research and development resources over and above internal resources.

The cost of those services has been the largest single expense other than internal employment costs. During 2021 we have continued scaling our development team in Malta and have established a new development team in Rwanda. The expansion of our internal development teams has required additional hiring, onboarding, training and equipment costs in the first-half of 2021 but will going forward allow us to substantially increase the percentage of contracts that are serviced internally with an estimated 60% reduction in our per-hour development costs versus contracted services.

Trust Stamp's key sub-markets are identity authentication for the purpose of account opening, access and fraud detection and the creation of tokenized identities to facilitate financial & societal inclusion. Management has evaluated the market potential for its services in part by reviewing the following reports and articles, none of which were commissioned by the Company, and none are to be incorporated by reference:

•	By 2025, biometrics will annually authenticate over $3 trillion of payment transactions, according to a 2021 report published by Juniper Research on Mobile Payment Security in 2021-2025.

•	The global biometric system market size is projected to grow from $36.6 billion in 2020 to $68.6 billion by 2025 according to the November 2020 report "Biometric System Market with COVID-19 Impact by Authentication Type, Offering, Type, Vertical and Region - Global Forecast to 2025" published by ReportLinker.

•	Annual online payment fraud losses from eCommerce, airline ticketing, money transfer and banking services, are estimated to cumulatively lose over $200 billion to online payment fraud between 2020 and 2024. Digital money transfer is the fastest growing payment fraud segment with losses estimated to increase by 130% from 2020 to 2024 according to a 2020 report published by Juniper Research on Online Payment Fraud.

•	According to the 2020 Year End Data Breach QuickView Report, 2020 saw 3,932 publicly disclosed breaches, exposing over 37 billion records.

•	According to Grand View Research, the market size of the European Biometrics market was estimated to be $1.93 billion in 2018 and is expected to grow at a CAGR of 17.5% to reach a market size of $6 billion in 2025.

•	According to a September 2019 article published by Forbes magazine on providing banking services to underserved populations:

o	"Financial Inclusion" (i.e. providing banking and other financial services to those currently unbanked or underbanked) is a trillion-dollar opportunity

o	1.7 billion people lack basic financial services including a bank account

o	4 billion people are underbanked

o	The GDP of emerging-market countries would surge $3.7 trillion by 2025, or 6%, if they adopted a single innovation-switching from cash to digital money stored on cellphones

o	Providing the underbanked with access to credit and investments could create an additional $100 trillion in financial assets over the next 50 years

One of the biggest contributors to current authentication problems is the use of passwords. Static passwords (i.e. the type of password that we typically use to login to various accounts and services every single day that, for the most part, remains the same from the moment it is created) have a number of weaknesses:

•	Platforms often require regular changes;

•	Easily guessable, exacerbated by social media and data mining;

•	Differing rules make complex passwords harder to remember;

•	Brute force attacks are easier for hacking; and

•	Single passwords used on multiple accounts result in cascading data breaches.

According to a 2015 report published by Oxford University Department of Computer Sciences and Mastercard, 21% of users forget passwords within 2 weeks, 25% of users fail to remember at least 1 password per day, and 1 out of 3 online transactions are abandoned at checkout due to a forgotten password.

On top of this, stored biometric images and templates represent a growing and unquantified financial, security and PR liability and are the subject of growing governmental, media and public scrutiny, since biometric data cannot be "changed" once they are hacked, as they are intimately linked to the user's physical features and/or behaviors.

With biometric technologies becoming nearly ubiquitous, a range of risks are becoming more prevalent. The popularity of biometric authentication across financial services, employment, travel and healthcare settings inevitably means biometric databases are becoming more accessible to criminals, and the motivation to take over biometric credentials is booming. Even when operating as intended, biometric technology raises privacy concerns which have led to close attention from regulators. Multiple jurisdictions have placed biometrics in a special or sensitive category of personal data and demand much stronger safeguards around collection and safekeeping

To address this unprecedented danger, Trust Stamp has developed its IT2 solutions, which replace biometric templates and scans with meaningless numbers, letters and symbols in order to remove sensitive data from the reach of criminals using a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into the secure tokenized identity.

Relaxed Ongoing Reporting Requirements

To be accepted by Nasdaq, we will need to become a public reporting company that is required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Further, if we do not become a public reporting company, we will not be accepted to list our Class A Common Stock on Nasdaq. Even if we choose to become a public reporting company, we may not meet the eligibility requirements to be listed on the Nasdaq market.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

MANAGEMENT

As of the date of this Offering Circular, the Company’s management is as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part- time employees
Executive Officers
Gareth Genner	Chief Executive Officer	62	January 01, 2016	N/A (Full-Time)
Andrew Gowasack	President	30	January 01, 2016	N/A (Full-Time)
Alex Valdes	Chief Financial Officer, EVP, & Board Secretary	32	September 01, 2016	N/A (Full-Time)
Andrew Scott Francis	Chief Technology Officer	48	August 28, 2016	N/A (Full-Time)

Directors (1)
Gareth Genner		62	January 01, 2016
Andrew Gowasack		30	January 01, 2016
Mark Birschbach*		44	August 20, 2017
David Story		63	December 01, 2020
Joshua Allen (2)	EVP	44	January 08, 2021
William McClintock*		79	January 08, 2021

Significant Employees
John Wesley Bridge	EVP	55	March 26, 2019	N/A (Full-Time)
Kinny Chan	Chief Commercial Officer	42	March 01, 2020	N/A (Full-Time)
Nisha N Naik	EVP	25	May 12, 2019	N/A (Full-Time)
Norman Hoon Thian Poh	Chief Science Officer	45	September 01, 2019	N/A (Full-Time)

*Independent Director

(1)	Two additional independent directors – Ms. Kristin Stafford (age 51) and Ms. Berta Pappenheim (age 41) – have been elected by the current directors of the Company to join the Company's expanded Board of Directors for terms beginning on December 1, 2021.
(2)	Pursuant to an oral agreement entered into with FSH Capital as a pre-condition to their investment (and subsequently confirmed by resolution of the Board of Directors of the Company), FSH Capital has the right to nominate one (1) director of the Company. Joshua Allen has been nominated by FSH Capital.

Gareth Genner, Chief Executive Officer, Director

With over 20 years’ experience in founding, operational and advisory capacities, Gareth provides Trust Stamp with technical, managerial, and visionary skills, as well as legal expertise. Gareth has successfully conceptualized, implemented, scaled, and exited multiple businesses including a cloud storage enterprise which was sold, and an online educational platform which was acquired by a non-profit educational entity. Immediately prior to Trust Stamp, Gareth served as full-time CEO of Edevate LLC, and President of Pontifex University as well as part-time Chancellor of Holy Spirit College. Gareth now serves as unpaid President of Pontifex University and Holy Spirit College which are merged and managed by a professional team. A British lawyer by training, Gareth holds a U.S. LLM in International Taxation & Financial Service Regulation.

Andrew Gowasack, President, Director

An economist by education, Andrew began his career in financial services sales and marketing. Although Trust Stamp is Andrew’s first start-up, he has immersed himself in the lean-start-up environment by completing multiple incubator programs, each of which programs provided a unique perspective and honed a distinct set of startup skills. Andrew is actively committed to ongoing learning, studying at world-class institutions. He completed Harvard Business School's HBX CORe program and, through MIT Sloan School of Management, he has completed courses in design thinking and business innovation and application of blockchain technologies. Prior to joining Trust Stamp, Andrew worked at Ashford Advisers, a financial services company, where he worked as a Marketing Coordinator. As President, Andrew oversees business development and operations and acts as Chief Product Evangelist.

Alex Valdes, Chief Financial Officer, Board Secretary

Before graduating college, Alex founded and operated four separate companies to pay his way through college. Before graduating, Alex spent 15 months studying abroad in Mexico where he launched an innovative microfinance lending system in partnership with the Yucatan State Department of Economic Development. From 2007 to 2012, Alex successfully exited each of the businesses and completed his degree in accounting at The University of Georgia. Alex qualified as both a CMA and CPA and worked in public accounting from 2014 to 2016 as a strategy consultant. In January of 2016, Alex became an Advisor for Trust Stamp. After 9 months as an Advisor, Alex joined the company full-time and now serves as the Chief Financial Officer, EVP, & Board Secretary.

Andrew Scott Francis, Chief Technology Officer

Prior to joining Trust Stamp as CTO, Scott served for 9 years in the Program Management Office with Google. This role was very entrepreneurial in nature as he was tasked with helping oversee the creation and development of a global PMO team spread across multiple data centers across the US and Europe, essentially acting as a startup intrapreneur. Prior to Google, Scott served for 10 years in a number of startup companies in Atlanta, Austin and Silicon Valley in software programming, management, and configuration management roles. As CTO, Scott oversees the Company’s software development team and programs, has responsibility for the Company’s hardware and software assets and plays a key role in working with the Company’s clients on all technical aspects of the relationship.

Mark Birschbach, Director

Mark is the Senior Vice President of Strategic Business, Innovation & Technology at the National Association of REALTORS. Mark and his team drive innovation in real estate and benefits to NAR members through strategic relationships with a broad range of business and technology players around the globe. Those strategic relationships drive significant non-dues revenue, return on investment, and cost savings to NAR members. Mark drives the success NAR’s tech investment portfolio through Second Century Ventures, the most active investor in real estate technology; the award-winning REACH technology accelerator, with operations in the US, Australia, Canada and the UK; Mark leads NAR’s strategy and innovation efforts through the creation of NAR’s Emerging Technology group, the Innovation, Opportunity, and Investment (iOi) Summit, NAR’s Strategic Think Tank, Big Tech Initiatives, and other strategic projects. Mark also leads NAR’s Realtor Benefits® Program, NAR’s top level domain businesses with .realtor and .realestate, NAR’s Products business, MVP program; manages NAR’s relationship with Move Inc., operator of Realtor.com.

David Story, Chairman of the Board

David is a Fellow of the Royal Institute of Chartered Surveyors with a focus on commercial real estate investment and portfolio management. David is Managing Director of Trust Stamp’ UK subsidiary and Chairman of the Board. For more than three decades, David has worked alongside Gareth in multiple ventures in parallel to building and managing his own commercial property investment portfolio and serving as a consultant to several property investment enterprises. David has served in management, operational and advisory capacities in multiple European ventures and brings strong analytical and consensus building skills to the Trust Stamp team.

Joshua Allen, EVP, Director

Josh joins Trust Stamp as EVP of Mergers and Acquisitions in addition to serving as a director, having spent over 20 years in private equity, venture capital, and non-profit management. He serves on the Board of Directors of several charitable and educational organizations. Josh has applied entrepreneurial models of operation to several US domestic and international non-profit organizations, transforming them into effective leaders in their respective spaces. Josh’s M&A transactional expertise is centered around financial services and technology.

William McClintock, Director

Bill McClintock serves as chairman of the Board of Directors for Biometric Innovations which is Trust Stamp's UK operating subsidiary. Bill is a well-respected figure within the United Kingdom property market, having been involved in real estate for over fifty years. During that time, he had also been Managing Director of Royal Life Estates South with a chain of two hundred and fifty offices. He successfully exited Cornerstone Estate Agencies (three hundred and forty-seven offices), when it was purchased from Abbey National plc., and subsequently joined Hamptons as International Development Director with specific responsibility for business generated in the markets of Hong Kong, Singapore, and Malaysia. In 2003 he became the Chief Operating Officer of The Ombudsman for Estate Agents for the UK and in 2007 became Chairman, a post he held until the end of 2015.

Kristin Stafford, Independent Director (Incoming December 1, 2021)

Kristin Stafford is a successful serial entrepreneur specializing in SaaS and enterprise platforms supporting global compliance and background screening. Kristin is the co-founder and CEO of Vital4, a global enterprise, cloud-based platform, which provides instant data screening to support compliance, background screening, due diligence and more, on a global scale. Kristin has served as CEO of Vital4 from its inception in February 2016, and still serves as its CEO as of the date of this offering circular.

Kristin is the co-founder and former managing partner of one of the first independent wholesale international background screening firms in the US – International Screening Solutions, Inc. Kristin managed and developed the company from 2009 and 2015, helping to lead the Company from the ground-up into a multi-million-dollar business that recently sold the platform she designed to Dun and Bradstreet in 2021.

Kristin has more than 20 years of experience in operations management, process architecture and software development. She has organized and managed teams of over 100 employees and consultants and brings to the table a vast array of experience in facilitating the requirements of corporate clients in the development and implementation of operations systems management and software development. Before entering the international background screening space, she managed the financial operations of a large Atlanta-based financial services corporation, served as a senior consultant for Delta Technology and Northern Trust Bank and held a management role within a start-up division of GE Capital.

In her off time, Kristin is usually found surrounded by family and friends, or travelling with her three children, husband Scott, and her three fur babies Chubbs, Mable and Dipper.

Kristin has been elected by the Board of Directors of the Company to serve as an independent director on the Company’s Board beginning December 1, 2021.

Berta Pappenheim, Independent Director (Incoming December 1, 2021)

Berta Pappenheim is the CEO and Co-Founder of The CyberFish Company, an organizational psychology and industry leading cyber security company that assesses and improves cybersecurity incident response capabilities of its clients. Prior to co-founding The CyberFish in January 2018, Berta worked as an occupational psychologist, delivering competency-based assessment programs in the financial and professional services, natural resources and manufacturing industries. From July 2012 to January 2017, Berta was the Managing Director of a cyber threat intelligence consulting firm, Tempest Security Intelligence, where she established and cultivated the firm’s first international office in the UK.

Berta holds a Masters in Social Sciences from the University of Linköping in Sweden and currently studies towards an MSc in Neuroscience at King’s College London.

Berta has been elected by the Board of Directors of the Company to serve as an independent director on the Company’s Board beginning December 1, 2021.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance

Board of Directors and Board Committees

We intend to list our shares of Class A Common Stock on the Nasdaq Capital Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board of Directors currently consists of six (6) members. An additional two independent, non-executive directors – Ms. Kristin Stafford and Ms. Berta Pappenheim – have been approved by the Board, have agreed to serve and will take office on December 1, 2021. Our Board of Directors has determined that Mark Birschbach and William McClintock (as well as Ms. Kristin Stafford and Ms. Berta Pappenheim) qualify as independent directors in accordance with the Nasdaq Capital Market, or Nasdaq listing requirements. Messrs. Genner, Gowasack, Allen, and Story are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations and in expectation of listing on Nasdaq, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure and Board’s Role in Risk Oversight

David Story is the Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the qualification of the offering, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk.

Committees of the Board of Directors

The Board of Directors has already established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “The Nominating and Corporate Governance Committee”). The composition and function of each committee are described below.

Audit Committee

The Audit Committee has three members, including Messrs. Birschbach, McClintock, and Allen. Mr. Birschbach serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”. Mr. Allen will cease to serve on the Audit Committee on December 1, 2021 with the appointment of Ms. Kristin Stafford to that committee.

Our Audit Committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditors and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services; and
●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee has three members, including Messrs. McClintock, Birschbach, and Story. Mr. McClintock serves as the chairman of the Compensation Committee. Mr. Story will cease to serve on the Compensation Committee on December 1, 2021 with the appointment of Ms. Berta Pappenheim to that committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans; and

●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, including Messrs. Story, McClintock, and Birschbach. Mr. Story serves as the chairman of the Nominating and Corporate Governance Committee. Mr. Story will cease to serve on the Nominating and Corporate Governance Committee on December 1, 2021 with the appointment of Ms. Kristin Stafford to that committee and Mr. McClintock will thereupon serve as the chairman of the Nominating and Corporate Governance Committee.

The functions of our Nominating and Corporate Governance Committee, among other things, include:

●	identifying individuals qualified to become Board members and recommending directors to be elected;

●	nominees and Board members for committee membership;

●	developing and recommending to our Board corporate governance guidelines;

●	review and determine the compensation arrangements for directors; and

●	overseeing the evaluation of our Board of Directors and its committees and management.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company, nor will they be. None of our executive officers has served as a member of the board of directors, or as a member of the Compensation Committee or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2020 or thus far in 2021. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Charter and Amended Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, each employment agreement entered into between the Company and its officers and/or directors contain certain indemnification provisions, which requires us to indemnify them in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2020 and 2019 by (i) our principal executive officer and (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2020 and whose total compensation for the 2020 fiscal year, as determined by Regulation S-K, Item 402, exceeded $100,000 (collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

	Year	Salary	Bonus	Stock Award		Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Gareth Genner,	2020	$242,000	$121,000	$134,430	(4)	$-	$-	$-	$-	$497,430
Chief Executive Officer (1)	2019	$220,000	$-	$-		$-	$-	$-	$-	$220,000

Andrew Gowasack, President (2)	2020	$242,000	$-	$268,877	(4)	$-	$-	$-	$-	$510,877
	2019	$220,000	$-	$-		$-	$-	$-	$-	$220,000

Andrew Scott Francis,	2020	$180,000	$-	$139,992	(4)	$-	$-	$-	$-	$319,992
Chief Technology Officer (3)	2019	$180,000	$-	$77,900	(5)	$-	$-	$-	$-	$257,900

(1)	Mr. Genner earned the compensation shown in the table above in 2020 pursuant to the terms of his employment agreement, filed as Exhibit 6.12 to this Offering Statement, of which this Offering Circular forms a part. Prior to entering into this employment agreement, Mr. Genner did not have a formal employment agreement with the Company that determined his compensation.

(2)	Mr. Gowasack earned the compensation shown in the table above in 2020 pursuant to the terms of his employment agreement, filed as Exhibit 6.12 to this Offering Statement, of which this Offering Circular forms a part. Prior to entering into this employment agreement, Mr. Gowasack did not have a formal employment agreement with the Company that determined his compensation.

(3)	Mr. Francis earned the compensation shown in the table above in 2020 pursuant to the terms of his employment agreement, filed as Exhibit 6.13 to this Offering Statement, of which this Offering Circular forms a part. Prior to entering into this employment agreement, Mr. Scott Francis did not have a formal employment agreement with the Company that determined his compensation.

(4)	Represents the value of RSUs for Class A Common Stock that were granted on various dates in 2020 as compensation for services rendered. Each of these RSUs fully vest on January 2, 2023.
(5)	Represents the value of RSUs for Class A Common Stock that were granted in 2019 as compensation for services rendered. Vesting of these RSUs were contingent on a national exchange listing. The Company’s listing on Euronext resulted in these RSUs fully vesting on December 8, 2020. As of the date of this Offering Circular, all shares issuable pursuant to these RSUs have been issued.

Director Compensation

For the fiscal year ended December 31, 2020 we paid our directors as a group (6) $0 for their services as directors. There are six directors as of the date of this Offering Circular.

Elements of Compensation

Base Salary

For the year ended December 31, 2020, Messrs. Genner, Gowasack, and Francis received a fixed base salary in an amount determined in accordance with their employment agreements with the Company. Factors influencing the salary of each of these individuals include:

●	The nature, responsibilities and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability and prior performance;

●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

●	The competitiveness of the market for the officer’s services.

Bonus

Each executive officer that has an employment agreement with the Company is entitled to receive an annual bonus of not less than 50% nor more than 100% of such officer’s Base Salary (the “Bonus”) in accordance with and based on achievement of criteria established from year to year by the Board of Directors of the Company, provided that such officer is employed as of the date the Bonus is paid.

Stock Awards

For the years ended December 31, 2020 and 2019, we issued 204,115 and 50,000 Restricted Stock Units, respectively, vesting on January 2, 2023 to our named executive officers.

Equity Incentive Plans

As of the date of this Offering Circular, the Company does not have a formal equity incentive plan pursuant to which it can issue awards

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of Class A Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Gareth Genner	0	0	0	N/A	N/A	0	N/A	0	0
Andrew Gowasack	0	0	0	N/A	N/A	0	N/A	0	0
Mark Birschbach	0	0	0	N/A	N/A	0	N/A	0	0
David Story	0	0	0	N/A	N/A	0	N/A	0	0
Joshua Allen	0	0	0	N/A	N/A	0	N/A	0	0
William McClintock	0	0	0	N/A	N/A	0	N/A	0	0
Andrew Scott Francis	0	0	0	N/A	N/A	0	N/A	0	0
Alex Valdes	0	0	0	N/A	N/A	0	N/A	0	0

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of November 19, 2021, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial acquirable (2)	Percent of class (3)
Named Officers and Directors
Gareth Genner, Chief Executive Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305 (1)	4,002,855	50,430	19.17%
Andrew Gowasack, President, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	0	79,035	0.00%
Andrew Scott Francis, Chief Technology Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	226,285	41,150	1.08%
Alexander Valdes, Chief Financial Officer, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	233,785	44,415	1.12%
Josh Allen, Director, Level 1, Tagliaferro Business Centre, High Street, Sliema, SLM 1551, Malta	0	33,661	0.00%
David Story, Director, Chairman of the Board, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	465,545	0	2.23%
William McClintock, Independent Non-Executive Director, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	68,580	38,550	0.33%
Mark Birschbach, Independent Non-Executive Director, 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305	0	38,550	0.00%
All executive officers and directors as a group (6 persons) (5)	4,997,050	325,791	23.93%
Other 5% Holders
FSH Capital, LLC, 311 S Division St, Carson City, NV, 89703-4202 (4)	1,443,405	0	6.91%
Brent William de Jong, 5443 Sugar Hill, Houston, TX 77056	1,372,465	0	6.57%

(1)	Represents shares held by T Stamp LLC, a company owned by FSH Capital LLC (35.2%), Andrew Gowasack (30.4%), GC Capital, LLC, a company owned and controlled by Mr. Genner’s family (25.4%), Alex Valdes (4.4%), Katherine Lambert (2.3%), and Michael Lindenau (2.3%). Gareth Genner is the manager of T Stamp LLC, and has voting and dispositive control over the shares held by this entity.
(2)	Represents shares of Class A Common Stock issuable pursuant to RSUs that vest on January 2, 2022.
(3)	Based on 20,883,275 shares of Class A Common Stock outstanding as of November 19, 2021.
(4)	Voting and dispositive control of the shares held by FSH Capital, LLC is held by Sally R. Hanna, the company’s Manager.
(5)	Does not include Ms. Kristin Stafford and Ms. Berta Pappenheim, who have been elected by the current directors of the Company to join the Company's expanded Board of Directors for terms beginning on December 1, 2021. Neither Ms. Kristin Stafford nor Ms. Berta Pappenheim own any shares of stock of the Company as of November 19, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FSH Capital, LLC – Stock Purchase Agreement

On September 27, 2019, the Company entered into a stock purchase agreement with FSH Capital, LLC pursuant to which FSH Capital purchased 39 shares of Series A Preferred Stock in exchange for $700,000. This agreement is included as Exhibit 6.2 to this offering statement of which this offering circular forms a part. Those 39 shares of Series A Preferred Stock were subsequently subject to a stock split of the Company in 2019, were then subsequently converted into shares of the Company’s Class A Common Stock, and most recently underwent a 5-for-1 forward stock split in August 2021.As of the date of this offering, FSH Capital, LLC holds greater than 5% of the Company’s issued and outstanding Class A Common Stock, and pursuant to an oral agreement memorialized by a resolution of the Company’s Board has the right to appoint a Director to the Board of the Company (which it exercised to appoint Joshua Allen to our Board of Directors).

Settlement Agreement with Emergent Technology Holdings LP, Emergent SAFE, and Tripartite Agreement

Effective July 1, 2019, the Company and Emergent Technology Holdings LP (“Emergent”) (at the time, a greater than 5% shareholder of the Company) entered into a Settlement Agreement, pursuant to which the Company issued to Emergent a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2.1 million and valuation cap of $20 million) that would be exercised upon a qualified equity financing as defined in the agreement (the “Emergent SAFE”). A put option also existed in this Emergent SAFE in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7 million of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

On February 4, 2020, the Company entered into a tripartite agreement with Emergent and 10Clouds whereby:

•	The Company received a Purchase Order from Emergent in which Emergent requested $300 thousand worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. The intention of these services is to reduce the Emergent SAFE amount owed by the Company.

•	The Company agreed to enter into Statements of Work with 10Clouds for appropriate sub-contract work under the Purchase Order.

•	The Company issued an additional SAFE to 10Clouds for $200 thousand subject to an absolute right for the Company at its option to redeem that $200 thousand for cash or settle it through the conversion to Series A Preferred Stock. This SAFE has subsequently been converted into Series A Preferred Stock, and is no longer outstanding.

•	Emergent reduced the balance due on the Emergent SAFE by $500 thousand with immediate effect and asserts the outstanding balance to be $1.6 million.

On June 11, 2020, the Company entered into additional agreement with Emergent whereby:

•	Emergent agreed to issue an irrevocable Purchase Order for $500 thousand worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. We subsequently entered a Statement of Work with 10Clouds for $500 thousand to provide the requested services.

•	Emergent forgave $104 thousand of the value of the SAFE to represent expected profit margin for the $500 thousand worth of services described above.

•	The Company issued $400 thousand of shares of Class A Common Stock to Emergent’s designated assignees at a price of $1.56 per share (256,740 shares). This has been reflected in the statement of stockholders’ equity as of June 30, 2020.

•	The Company paid Emergent $220 thousand.

•	The Company issued a promissory note to Emergent in the principal amount of $387 thousand which has subsequently been fully been repaid. A copy of this note is included as Exhibit 6.10 to this offering statement of which this offering circular forms a part.

The intention of the above services and transactions was to wholly settle the Emergent SAFE and as of December 31, 2020, the Emergent SAFE was extinguished in full. The Company converted the $200 thousand SAFE note into 25,674 shares of Series A Preferred Stock which was subsequently converted to shares of Class A Common Stock on September 8, 2020 along with all other outstanding shares of Series A Preferred Stock on that date.

A copy of the Settlement Agreement (along with the Emergent SAFE) is included as exhibit 6.1 to this offering statement of which this offering circular forms a part.

Second Century Ventures - Promissory Note and Warrant Agreement

On April 22, 2020, the Company entered a promissory note for $350,000 with Second Century Ventures ("SCV") in which the Company received net proceeds of $345,000. Mark Birschbach, a director of the Company is the Managing Director of SCV. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable was due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement and was repaid on time. The note accrued interest at a rate of 8% per annum, compounded monthly. The outstanding principal of $350 thousand and interest of $29 thousand was paid off on April 22, 2021.This note is included as Exhibit 6.20 to the offering statement of which this offering circular forms a part.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase shares of Class A Common Stock of the Company with SCV. The warrant agreement issued SCV a warrant to purchase 15,000 shares at a strike price of $0.01 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price, the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the shares of Class A Common Stock are converted to other securities, the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. These warrants were exercised on April 22, 2021 at $0.002 per share. This warrant agreement is included as Exhibit 6.21 to the offering statement of which this offering circular forms a part.

Other than the transactions listed above and payment of compensation under employment contracts, no officer, director or holder of a 10% or greater interest in the equity of the Company (or family member thereof) has entered into any proposed or current transaction with the Company that exceeds $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years.

Employment Agreements with Gareth Genner, Andrew Gowasack, Andrew Scott Francis, and Alex Valdes

Effective December 8, 2020 Company entered into new executive employment agreements with Gareth Genner, Andrew Gowasack, Andrew Scott Francis, and Alex Valdes, with the effective date of these agreements coinciding with the Company’s listing on the Euronext Growth Marker on December 8, 2020. These agreements are included as exhibits 6.12 and 6.13.

Secured Loan Agreements with Alex Valdes, Andres Scott Francis, and David Story.

The Company entered into three Secured Loan Agreements with certain of its officers and directors on August 16, 2017 – one with Alex Valdes, the Company’s Chief Financial Officer, one with Andrew Scott Francis, the Company’s Chief Technology Officer, and one with David Story, the Chairman of the Company’s Board (at the time, solely an employee of the Company, and not yet a director). The Company issued certain shares of the Company’s Class A Common Stock to these individuals in exchange for $225,000 in notes receivable. Interest accrues on these Secured Loan Agreements at a rate equal to the Wall Street Journal Prime Rate and accrues interest on a compounded basis annually, provided, however, that so long as the loan holders remain employed by the Company, the interest rate shall be abated to the Applicable Federal rate at August 2017 of 0.96% per annum. The Secured Loan Agreements originally had a maturity date of August 16, 2020. However, the Company subsequently entered into loan extension agreements with each of Alex Valdes, Andrew Scott Francis, and David Story to extend the maturity date of the loans to August 16, 2022. As of June 30, 2021, there was a total of $233,362 in principal and accrued interest due to the Company on these loans, with $77,787 owed by Alex Valdes, Andrew Scott Francis, and David Story, respectively. On November 18, 2021, the David Story repaid to the Company the entire outstanding balance on his Secured Loan Agreement, resulting in Mr. Story’s Secured Loan Agreement being satisfied, and having no further force or effect. Additionally on November 18, 2021, the Company and each of Alex Valdes and Andrew Scott Francis agreed to cancel their respective outstanding Secured Loan Agreements with the Company, with any amounts owed by Alex Valdes and Andrew Scott Francis to the Company pursuant to their Secured Loan Agreements being forgiven by the Company. The Company will record the forgiveness of the outstanding balance of these loans as 2021 bonus compensation to each of Alex Valdes and Andrew Scott Francis equal to the amounts outstanding respectively as of November 18, 2021 on each Mr. Valdes’ and Mr. Francis’ Secured Loan Agreements. As a result of the foregoing, as of the date of this Offering Circular, the balances previously owed to the Company under the Secured Loan Agreements are no longer outstanding obligations the Mr. Story, Valdes, or Francis.

See Exhibits 6.3 through 6.8 to the offering statement of which this offering circular forms a part for copies of the above Secured Loan Agreements and corresponding extensions.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which Kristin Stafford serves as Chief Executive Officer, who will be appointed as a Director of the Company on December 1, 2021. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not paid Vital4Data, Inc. any commissions pursuant to this agreement to date. A copy of this agreement is included as Exhibit 6.19 to the offering statement of which this offering circular forms a part.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for us by CrowdCheck Law LLP of Washington, District of Columbia.

EXPERTS

Cherry Bekaert LLP, our auditor, has audited our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the years ended December 31, 2020, and 2019 as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a Regulation A Offering Statement on Form 1-A with the SEC under the Securities Act with respect to the shares of Class A Common Stock to be sold in this offering. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement and exhibits and schedules to the Offering Statement. For further information with respect to our Company and the shares of Class A Common Stock to be sold in this offering, reference is made to the Offering Statement, including the exhibits and schedules to the Offering Statement. Statements contained in this Offering Circular as to the contents of any contract is an exhibit to the Offering Statement, each statement is qualified in all respects by the exhibit to which the reference relates. The Offering Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Offering Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

The Offering Statement is also available on our website at www.truststamp.ai. After the completion of this offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this Offering Circular and the inclusion of the website address in this Offering Circular is an inactive textual reference only.

Reporting Requirements under Tier II of Regulation A

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K, which will be due by the end of July each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by December 31st each year, which will include unaudited financial statements for the six months ending September 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a supplement with the SEC. You should read all the available information before investing.

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T STAMP INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

72

T STAMP INC. AND SUBSIDIARIES

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,226,194	$1,469,952
Accounts receivable	419,482	140,853
Related party receivables	3,275	14,505
Prepaid expenses and other current assets	583,894	458,995
Total Current Assets	2,232,845	2,084,305
Property and equipment, net	1,298,259	1,259,459
Goodwill	1,248,664	1,248,664
Intangible assets, net	194,276	22,382
Other assets	228,140	197,956
Total Assets	$5,202,184	$4,812,766

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30,	December 31,
	2021	2020
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$160,074	$380,525
Accrued expenses	659,701	809,203
Related party payables	273,837	448,305
Non-Convertible Notes plus accrued interest of $- and $19,730, less discount of $- and $25,511, respectively	-	344,219
Deferred revenue	293,835	469,105
Total Current Liabilities	1,387,447	2,451,357

Non-Convertible Notes plus accrued interest of $6,081 and $-, less discount of $- and $-, respectively	548,070	-
Warrant liabilities	287,750	287,750
Total Liabilities	2,223,267	2,739,107

Commitments and Contingencies, Note 9

Stockholders' Equity (Deficit):
Common stock $.01 par value, 37,500,000 shares authorized, 19,100,710 and 17,695,990 shares issued and outstanding at June 30, 2021 and December 31, 2020	191,007	176,965
Additional paid-in capital	26,135,051	20,655,929
Noncontrolling interest	162,318	163,182
Stockholders' notes receivable	(411,127)	(467,061)
Accumulated other comprehensive income	89,828	45,100
Accumulated deficit	(23,188,160)	(18,500,456)
Total Stockholders' Equity (Deficit)	2,978,917	2,073,659
Total Liabilities and Stockholders' Equity (Deficit)	$5,202,184	$4,812,766

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF OPERATIONS

	For the periods ended June 30,
	2021	2020
Net sales	$1,251,692	$1,056,541
Operating Expenses:
Cost of services provided	523,761	336,495
Research and development	237,152	600,590
Selling, general, and administrative	4,891,589	1,790,908
Depreciation and amortization	273,623	193,072
Total Operating Expenses	5,926,125	2,921,065
Operating Loss	(4,674,433)	(1,864,524)
Non-Operating Income (Expense):
Interest income	865	2,601
Interest expense	(40,914)	(124,992)
Warrant expense	-	(1,413,273)
Other income	62,099	56,255
Other expense	(36,185)	(167)
Total Other Expense, Net	(14,135)	(1,479,576)
Net Loss before Taxes	(4,688,568)	(3,344,100)
Income tax expense	-	-
Net loss including noncontrolling interest	(4,688,568)	(3,344,100)
Net loss attributable to noncontrolling interest	(864)	(32)
Net loss attributable to T Stamp, Inc.	$(4,687,704)	$(3,344,068)
Basic and diluted net loss per share attributable to T Stamp, Inc.	$(0.25)	$(0.34)
Weighted-average shares used to compute basic and diluted net loss per share	18,435,847	9,836,425

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the periods ended June 30,
	2021	2020
Net loss including noncontrolling interest	$(4,761,167)	$(3,344,100)
Other Comprehensive Income:
Foreign currency translation adjustments	44,728	1,535
Total Other Comprehensive Income	44,728	1,535
Comprehensive loss	(4,716,439)	(3,342,565)
Comprehensive loss attributable to noncontrolling interest	(864)	(32)
Comprehensive loss attributable to T Stamp, Inc.	$(4,715,575)	$(3,342,533)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

PERIODS ENDED JUNE 30, 2021 AND 2020

	Series A									Accumulated
	Convertible				Additional				Stockholders'	Other
	Preferred Stock		Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Loss	Deficit	Total
Balance, January 1, 2020	186,137	$1,450,000	9,624,980	$96,250	$6,074,054	1,602,565	$-	$163,245	$(225,000)	$(33)	$(7,467,462)	$91,054
Issuance of Preferred Series A Warrants	-	-	-	-	2,138,273	-	-	-	-	-	-	2,138,273
Issuance of common warrants	-	-	-	-	88,000	-	-	-	-	-	-	88,000
Issuance of Common stock	-	-	384,400	3,845	505,160	(90,955)	-	-	-	-	-	509,005
Common stock issued as collateral	-	-	400,000	4,000	(4,000)	(400,000)	-	-	-	-	-	-
Conversion of notes to Series A preferred stock	158,062	817,500	-	-	100,000	-	-	-	-	-	-	917,500
Issuance of Series A preferred stock, net of issuance costs	264,535	1,484,471	-	-	-	-	-	-	-	-	-	1,484,471
\Share-based compensation	-	-	-	-	13,244	-	-	-	-	-	-	13,244
Currency translation adjustment	-	-	-	-	-	-	-	-	-	1,535	-	1,535
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(32)	-	-	-	(32)
Net loss attributable to T Stamp, Inc.	-	-	-	-	-	-	-	-	-	-	(3,344,068)	(3,344,068)
Balance, June 30, 2020	608,734	$3,751,971	10,409,380	$104,095	$8,914,731	1,111,610	$-	$163,213	$(225,000)	$1,502	$(10,811,530)	$1,898,982

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

PERIODS ENDED JUNE 30, 2021 AND 2020

	Series A									Accumulated
	Convertible				Additional				Stockholders'	Other
	Preferred Stock		Common Stock		Paid-In	Treasury Stock		Noncontrolling	Notes	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Interest	Receivable	Loss	Deficit	Total
Balance, January 1, 2021	-	-	$17,695,985	$176,964	$20,655,930	282,565	$-	$163,182	$(467,061)	$45,100	$(18,500,456)	$2,073,659
Exercise of Common Warrants to Common Stock	-	-	75,000	750	-	-	-	-	-	-	-	750
Issuance of Common stock	-	-	1,329,725	13,293	3,959,296	-	-	-	-	-	-	3,972,589
Stock-based Compensation	-	-	-	-	1,519,825	-	-	-	-	-	-	1,519,825
Repayment of shareholder loan through in-kind services	-	-	-	-	-	-	-	-	55,934	-	-	55,934
Currency Translation Adjustment	-	-	-	-	-	-	-	-	-	44,728	-	44,728
Net loss attributable to noncontrolling interest	-	-	-	-	-	-	-	(864)	-	-	-	(864)
Net loss attributable to T Stamp Inc.	-	-	-	-	-	-	-	-	-	-	(4,687,704)	(4,687,704)
Balance, June 30, 2021	-	-	$19,100,710	$191,007	$26,135,051	282,565	$-	$162,318	$(411,127)	$89,828	$(23,188,160)	$2,978,917

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF CASH FLOWS

	For periods ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss attributable to T Stamp, Inc.	$(4,760,303)	$(3,344,068)
Net loss attributable to noncontrolling interest	(864)	(32)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	273,623	193,072
Stock-based compensation	1,592,424	174,533
Noncash warrant expense	-	1,413,273
Noncash interest	-	124,864
Repayment of shareholder loan through in-kind services	55,934	-
Changes in assets and liabilities:
Accounts receivable	(278,629)	(14,026)
Related party receivables	11,230	1,178
Prepaid expenses and other current assets	(124,899)	(218,357)
Other assets	(30,184)	-
Accounts payable and accrued expenses	(369,953)	103,795
Related party payables	(174,468)	335,660
Deferred revenue	(175,270)	(37,250)
Net cash flows from operating activities	(3,981,359)	(1,267,358)

Cash flows from investing activities:
Purchases of property and equipment	(31,256)	(169)
Capitalized internally developed software costs	(254,919)	(150,306)
Acquisition of Pixel Pen Intangible asset	(90,621)	-
Patent application costs	(107,521)	(2,436)
Net cash flows from investing activities	(484,317)	(152,911)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

(UNAUDITED) CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	3,973,339	108,837
Proceeds from issuance of common stock warrants	-	88,000
Proceeds from issuance of Series A preferred stock, net issuance costs	-	1,524,472
Proceeds from issuance of Series A preferred warrants	-	300,000
Repayment of debt	(344,219)	-
Proceeds from Loan from Maltese Government	548,070	-
Repayment of SAFE note	-	(220,000)
Proceeds from issuance of venture debt, net of discount	-	262,000
Net cash flows from financing activities	4,177,190	2,063,309
Effect of foreign currency translation on cash	44,728	1,535
Net change in cash and cash equivalents	(243,758)	644,575
Cash and cash equivalents, beginning of period	1,469,952	331,761
Cash and cash equivalents, end of period	$1,226,194	$976,336

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$29,053	$-

Supplemental disclosure of noncash activities:
Conversion of Convertible Notes payable to Series A preferred stock	$-	$817,500
Issuance of RidgeGrowth note for marketing services	$-	40,000
Extinguishment of SAFE for common stock warrants	$-	$125,000
Issuance of common stock warrants for a prepaid sponsorship	$-	$300,000
Extinguishment of Emergent SAFE note for common stock, short term note, and deferred revenue in the amounts of $400 thousand, $387 thousand, and $905 thousand, respectively	$-	$1,691,953
Assignment of Emergent SAFE note to 10Clouds	$-	$200,000

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business - T Stamp, Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp, Inc. and Subsidiaries (“Trust Stamp”, “We”, or the “Company”) develops and markets identity authentication software solutions for enterprise partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence powered solutions; researching and leveraging biometric science, cryptography, and data mining to deliver insightful identity and trust predictions while identifying and defending against fraudulent identity attacks. We utilize the cutting-edge power and agility of technologies such as GPU processing and neural networks to process data faster and more effectively than has ever previously been possible as well as deliver results at a disruptively low cost for usage across multiple industries, including:

•	Banking/FinTech

•	Humanitarian and Development Services

•	Biometrically Secured Email

•	KYC/AML Compliance

•	Government and Law Enforcement

•	P2P Transactions, Social Media, and Sharing Economy

•	Real Estate, Travel and Healthcare

Stock Split - On August 18, 2021, by written consent of the stockholders, the Company effected a 5-for-1 forward stock split. All share and per share amount in these consolidated financial statements have been retroactively restated to reflect the stock split.

Series A Preferred Stock Offering - On July 17, 2020, we closed our Stock offering, which launched in September 2019, through a combination of private placements, including convertible notes and investments through the Seed Invest platform. We issued through conversion of convertible instruments or sold a total of 1,264,452 shares of Series A Preferred Stock at an offering price of $7.79 per share. We received gross proceeds of $8.4 million and $7.4 million in cash, net of offering costs of $1 million, from this offering through a combination of cash and original investment in convertible notes issued in 2019 that have converted as of June 30, 2021.

In addition to the gross cash proceeds above, as part of the capital raise, the Company also reserved $400 thousand of Class A Common Stock for a portion of the outstanding Emergent SAFE as discussed in Note 5. The Company also reserved stock options and restricted stock awards for employee grants in 2020. Finally, the Company sold warrants for Series A Preferred Stock shares for $600 thousand which is further discussed in Note 4 below.

On September 8, 2020, the Company and a majority of the shareholders voted to convert all Series A Preferred Stock to Class A Common Stock.

Regulation D Common Stock Offering – On March 12, 2021, the Company launched a Regulation D offering for Class A Common Stock to accredited investors for $5 million or 1,633,986 shares. The raise was marketed to the Company’s existing investor email list as well as new investors with an initial minimum investment of $25,000 and a share price of $3.06 per share. The initial tranche of the round closed on April 5, 2021 with $3.9 million of reserved investment with the contracted sale of 1,279,825 shares of Class A Common Stock. After the initial phase, on April 6, 2021, the Company then offered up to $700,000 or 182,291 of additional shares, again only to accredited investors, with a $5 thousand minimum investment and a share price of $3.84 per share. The second tranche of the round closed on June 4, 2021 with $88 thousand of reserved investment with the contracted sale of 21,400 shares of Class A Common Stock.

Going Concern - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits with a loss in the six months period ended June 30, 2021 of $ $4.8 million, operating cash outflows of $4 million for the same period, and an accumulated deficit of $23.3 million as of June 30, 2021.

The Company's ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. Although the Company has been successful in raising capital, no assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Basis of Consolidation and Presentation – The accompanying unaudited consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower Artificial Intelligence Technologies (“SAIT”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited, AIID Payments Limited, Biometrics Limited Innovations (“Biometrics”), and Trust Stamp Rwanda Limited. All significant intercompany transactions and accounts have been eliminated.

Further, we continue to consolidate TStamp Incentive Holdings (“TSIH”) which we consider to be a variable interest entity.

Variable Interest Entity - On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 1,602,565 shares of Class A Shares of Common Stock to TSIH that the Board can use for employee stock awards in the future and was recorded initially as treasury stock. On April 23, 2020, 400,000 of these shares were transferred to Second Century Ventures (“SCV”) as collateral as discussed in Note 3 below, which were later returned to TSIH. On January 8, 2021, 1,033,335 shares were transferred to various employees as a stock award that was earned and outstanding on December 8, 2020 upon the Company being listed on a public market. The remaining 282,565 shares are earmarked for the 2020 employee RSU bonus and recorded to treasury stock on June 30, 2021.

The Company does not own any of the stock in TSIH; however, it is held by members of the Company’s management. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Unaudited Interim Results – These unaudited consolidated financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures have been condensed or omitted pursuant to such rules and regulations. The accompanying Consolidated Balance Sheet as of December 31, 2020 is derived from audited financial statements as of that date but does not include all of the information and footnotes required by U.S. GAAP for complete statements. The unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the period presented. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to the expected for the year ending December 31, 2020 or for other semiannual periods or for future years. These consolidated financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes for the year ended December 31, 2020 included in the Company’s Annual Report. The Company’s significant accounting policies are described in Note 1 to those audited financial statements.

Use of Estimates – The preparation of the consolidated financial statements in conformity with U.S. GAAP which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may be materially different from those estimates.

Loss per Share – Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Shares of Common Stock equivalents for the period. For purposes of this calculation, options to purchase Class A Shares of Common Stock, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Income Taxes - The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is created for deferred tax assets unless it is considered more likely than not that deferred tax assets will be realized. We continue to record a full valuation allowance on all deferred tax assets given our continued history of operating losses and have an effective tax rate of 0% for both the periods ended June 30, 2021 and 2020. Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at June 30, 2021 or December 31, 2020, respectively.

Foreign Currency Translation - The functional currency of the Company’s foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the consolidated balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of comprehensive income. Foreign currency transaction gains and losses are included in other income in the consolidated statements of operations for the period.

Risks and Uncertainties – The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Impacts of COVID-19 – The Company assessed the impacts of the novel coronavirus pandemic (“COVID-19”) on its various accounting estimates and significant judgments, including those that require consideration of forecasted financial information in the context of the unknown future impacts of COVID-19, using information that is reasonably available at this time. The accounting estimates and other matters assessed included, but were not limited to, capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation, and warrant liabilities. Based on the Company’s current assessment of these estimates, there was not a material impact to the consolidated financial statements as of and for the six months ended June 30, 2021. As additional information becomes available, the Company’s future assessment of these estimates, including updated expectations at the time regarding the duration, scope and severity of the pandemic, could materially and adversely impact its consolidated financial statements in future reporting periods.

Revenue Recognition – The Company derives its revenue from developing software products and providing professional services. Our software is constructed as both an internal-use software, generating usage revenue, and customer-specific platforms. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

•	Identification of the contract, or contracts with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered. Based on the Company deriving its revenue primarily from professional services, the Company does not disclose a disaggregation of revenue other than customer concentrations disclosed below.

Capitalized Software Development Costs – The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. The estimated useful life of costs capitalized is evaluated for each specific project. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods. Capitalized internal-use software is included in property and equipment in the accompanying consolidated balance sheets. As of June 30, 2021, and December 31, 2020, the Company has capitalized $2.3 million and $2.1 million of software development costs, respectively.

Major Customers and Concentrations – During the six-month period ended June 30, 2021, the Company sold to two customers for a total of approximately $862 thousand and we expanded our customer base during the period selling a total of $385 thousand to new customers. During the comparable six-month period ended June 30, 2020, the Company sold to two customers for a total of approximately $1.1 million. The loss of or a substantial reduction in Statements of Work from the Company’s major customers could have a material effect on the consolidated financial statements.

New Accounting Pronouncements – In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either financial or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. This standard will be effective for the Company for the calendar year ending December 31, 2022. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements. See Note 9 for the Company’s current lease commitments.

Note 2—PixelPin Acquisition and Patent Approvals

On March 13, 2021, Trust Stamp Malta completed an agreement to acquire PixelPin, an image-based "Pin-on-Glass" account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication. The Company paid $92 thousand in cash as consideration for the asset purchase of software intellectual property. The asset acquisition was recorded at 100% of the fair value of the net assets acquired. The allocation of the consideration to the fair value of 100% of the net assets acquired at the date of acquisition is as follows:

Fair Value
Intangible Assets - Intellectual Property Rights	$90,621
Foreign Currency Translation	1,133
Total	$91,755

In addition to the acquisition, the Company experienced continued growth in its robust intellectual property portfolio adding a total of $94 thousand investment with two new patent issuances and seven new patent filings during the six months ended June 30, 2021.

Note 3—Borrowings

Convertible Promissory Notes Payable

There are no convertible notes payables outstanding at June 30, 2021 and December 31, 2020. However, there was activity that is shown within the statement of cash flow and statement of equity for the six months ended June 30, 2020.

On December 16, 2016, the Company entered into a convertible promissory note with an investor in which the Company received $100 thousand through the issuance of the convertible promissory note and a warrant to purchase $50 thousand of common stock. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due on December 16, 2018 and is not pre- payable unless there is a change in control. An extension was granted by the investor to extend the maturity date to June 30, 2020.

This convertible promissory note, issued on December 16, 2016, include the following conversion terms:

(a) Automatic Conversion – Qualified Financing: Upon the consummation of a Qualified Financing, the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) automatically shall convert into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(b) Optional Conversion – Non-Qualified Financing: At any time concurrently with or within thirty (30) days after the consummation of a Non-Qualified Financing, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(c)  Optional Conversion: On any date after the date of this Note, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the price per share equal to the quotient of (x) the Valuation Cap divided by (y) the aggregate number of shares of the Common Stock outstanding immediately prior to the effective date of such election (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes).

Conversion Price: The conversion price for each note is to be at the lesser of (a) the price per share of Stock received by Borrower in a Qualified or Non-Qualified Financing and (b) the price per share equal to the quotient of (i) the Valuation Cap divided by (ii) the aggregate number of shares of Borrower’s common stock (“Common Stock”) outstanding.

Qualified Financing: The Borrower’s next equity financing occurring on or before the Maturity Date, in which the Borrower raises $2 million or more in cash through the sale and issuance of preferred stock.

The qualified financing term was triggered for this convertible note payable as $2 million was raised prior June 30, 2020. Therefore, this convertible note, along with all accrued interest, totaling $118 thousand was converted to 68,203 shares of Series A Preferred Stock, taking into account the valuation cap, and is no longer reflected as outstanding as of June 30, 2020.

On December 3, 2019, the Company entered a convertible promissory note with a customer in which it received $700 thousand. Interest accrues at a rate of 0% through December 31, 2020, then 5% thereafter. All unpaid principal and accrued interest shall be due on December 31, 2020 (i.e. the maturity date). However, in the event that the note is not converted into equity securities of the Company, the maturity date shall be extended to December 31, 2025.

This convertible note payable, issued on December 3, 2019, included the following conversion terms:

Automatic Conversion: If a Qualified Financing occurs on or prior to the Maturity Date, then the outstanding principal amount of this Note shall automatically convert into fully paid and nonassessable shares of the preferred stock issued in such Qualified Financing at the Conversion Price.

Voluntary Conversion if a Non-Qualified Financing Occurs: If a transaction or series of transactions, pursuant to which the Company issues and sells shares of its preferred stock with the principal purpose of raising capital, that does not constitute a Qualified Financing (a “Non-Qualified Financing”) occurs on or prior to December 31, 2020 and prior to the automatic conversion of this Note, then the outstanding principal amount of this Note shall be convertible at the option of Investor into fully paid and nonassessable shares of the Company’s preferred stock issued in the Non-Qualified Financing (the “Non-Qualified Preferred Shares”) at a price per share equal to the price per share paid by the other purchasers of the preferred stock sold in the Non-Qualified Financing (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

Conversion Price: price per share equal to the lowest price per share paid by other purchasers of the preferred stock sold in the Qualified Financing

Qualified Financing: a transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $3 million (including this Note but excluding all proceeds from the incurrence of all other prior indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital.

The qualified financing term was triggered for this convertible note payable as $3 million was raised prior to December 31, 2020 as discussed in Note 1. Therefore, the convertible note was converted to 89,859 shares of Series A Preferred Stock and is no longer reflected as outstanding as of December 31, 2020.

In total, convertible notes in the amount of $817,500 were converted in to shares of Series A Preferred Stock prior to June 30, 2020, and ultimately into Common Stock on December 8, 2020, and this total balance is included in the supplemental non-cash transaction schedule to the Statement of Cashflows.

Advisor Notes

As part of our raise of Series A Preferred Stock, we agreed to issue to certain of our advisors $10 thousand per month in convertible promissory notes, convertible to Series A Preferred Stock. The following relevant terms are stated in the agreement:

“Equity Compensation. In addition to the Fixed Fees, Service Provider will receive convertible notes in Client in an amount equal to $10 thousand per month during the Term, based on a per-share dollar value reasonably determined by the Board of Directors of Client (but in no event will the per-share dollar value be more than $7.79 per share for purposes of determining the number of shares to be issued to Service Provider) (the “Equity Compensation” ́). Any Equity Compensation that accrued during the term of this agreement was issued within sixty (60) days after the expiration or termination of the Services or this Agreement (whichever occurred first). As of June 30, 2020, we have issued $40 thousand in convertible debt to our advisors. As we have completed the raise after the balance sheet date, we have converted this note the year to Series A Preferred Stock at a value of $7.79 per share. This amount is also included in the transaction costs that are capitalized to the Series A Preferred Stock raise as an issuance cost as described in Note 1.”

As a result, while there was activity in 2020, the balance is no longer recorded as of June 30, 2021 and December 31, 2020. This is shown as a supplemental disclosure of noncash activities within the statement of cash flow for the period ended June 30, 2020.

Non-Convertible Promissory Notes Payable

	June 30,	December 31,
Date Issued	2021	2020
February 9, 2021	$541,989	$-
April 22, 2020	-	350,000
Total principal outstanding	541,989	350,000
Less discount	-	(25,511)
Debt net of discount	541,989	324,489
Plus accrued interest	6,081	19,730
Total promissory notes payable	$548,070	$344,219

During May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potential repayable advance of up to €800 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on May 1, 2020. On February 9, 2021, the Company began receiving funds and as of June 30, 2021 the Company had received $548 thousand recorded to Non-Convertible Notes.

The Company will pay an annual interest rate of 2% over the European Central Banks (ECB) base rate as set on the beginning of the year in review. If the ECB rate is below negative one percent, the interest rate shall be fixed at one percent. The Company will repay a minimum of ten percent of pre-tax profits per annum capped at fifteen percent (15%) of the amount due to the Corporation until the disbursed funds are repaid. At this time, Trust Stamp Malta Limited does not have any revenue generating contracts and therefore, do not believe any amounts shall be classified as current.

On April 22, 2020, the Company entered into a promissory note for $350 thousand with Second Century Ventures (“SCV”) in which the Company received net proceeds of $345 thousand after issuance costs. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable shall be due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement. The note accrues interest at a rate of 8% per annum, compounded monthly. The outstanding principal and all interest were paid off on April 22, 2021.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase Class A Shares of Common Stock of the Company with SCV. The warrant agreement issued SCV a warrant to purchase 75,000 shares at a strike price of $0.002 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the Class A Shares of Common Stock are converted to other securities the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. We determined that the appropriate classification of this warrant was as an equity instrument that will not be subject to fair value remeasurement going forward. These warrants were exercised on April 22, 2021.

Prior to April 22, 2021, the promissory notes payable issued included equity classified warrants issued, U.S. GAAP required that the proceeds from the sale of debt instruments with a separate equity instrument be allocated to the two elements based upon the relative fair values of the debt instrument without the warrant and of the warrant itself at the time of issuance. The portion of the proceeds allocated to the Class A Shares of Common Stock shall be accounted for within stockholders’ equity as additional paid-in capital and recorded as a debt discount and be charged to interest expense over the life of the convertible notes. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction. The value of the promissory note was allocated on a relative fair value basis between the note and the warrants. During the year ended December 31, 2020, this allocation based upon relative fair values of the promissory note and warrant resulted in an amount of $88 thousand being allocated to the equity warrants and $262 thousand being allocated to the promissory notes, resulting in the same amount representing a discount to the promissory note. Accretion expense of $26 thousand and $17 thousand was recorded during the periods ended June 30, 2021 and 2020, respectively.

In conjunction with the Company entering into this promissory note, TSIH entered into a guaranty and stock pledge agreement with SCV (“Secured Party”) on April 22, 2020. As part of this agreement the payment and performance of the note are secured by 325,000 Class A Shares of the Common Stock of the Company pledged through TSIH. In addition, we pledged 75,000 shares for the underlying warrants and transferred the total of 400,000 to SCV as of June 30, 2020 to hold as collateral. As stated in the agreement the following rights exist for the Secured Party:

Rights With Respect to Distributions: During the continuance of an Event of Default (as defined in the Note), all rights of Pledgor to receive dividends, cash, securities, instruments and other distributions shall cease and all rights to dividends, cash, securities and other distributions shall thereupon be vested in the Secured Party; the Secured Party shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, cash, securities, instruments and other distributions.

Irrevocable Proxy/Voting Rights: So long as no Event of Default exists, subject to any other applicable provision of this Agreement, Pledgor shall be entitled to exercise all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement.

Release of Pledge: Anything to the contrary herein notwithstanding, the Secured Party shall release the Pledged Collateral from pledge hereunder upon full payment to the Secured Party of all Pledge Obligations and upon such release the Secured Party shall deliver to Pledgor all Pledged Collateral then in the Secured Party’s possession.

We do not have a history of dividends or other distributions, we maintain all voting rights, and currently expect to repay the note prior to or on the maturity date. The shares are held solely as pledged collateral for the promissory note we obtained. We determined there was no impact recorded to the financial statements for the period ended June 30, 2020 other than we are reflecting them as outstanding as of period end in the statement of Stockholders’ Equity.

On June 11, 2020, we entered into an agreement with Emergent, as described in Note 4, whereby their SAFE would be extinguished in exchange for several forms of consideration. As part of that agreement, one form of consideration is that the Company issued promissory notes to Emergent in the amount of $387 thousand which is due in two tranches of $200 thousand and $187 thousand in August and September 2020, respectively. No interest is due and payable under these notes if we pay by the maturity dates previously described. We paid within the maturity date.

Debt Maturity

As of June 30, 2021, the following is a schedule of principal amount maturities for all non-convertible promissory notes. There are no convertible promissory notes outstanding.

Non-Convertible
2021	$-
2022 and beyond	541,989
Principle, net of unamortized discount	541,989
Less discount	-
Debt net of discount	541,989
Plus accrued interest	6,081
Balance recorded	$548,070

As of June 30, 2021, all amounts due, are designated as long-term debt on the statement of financial position as they are all after June 30, 2022.

Note 4— Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability classified warrants, which are classified in Level 3 of the fair value hierarchy from December 31, 2020 to June 30, 2021:

Warrants
Balance as of December 31, 2020	$287,750
Additional warrants issued	-
Change in fair value	-
Balance as of June 30, 2021	$287,750

As of June 30, 2021, the Company has issued a customer a warrant to purchase up to $1 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole in relation and continues to be recorded as of June 30, 2021.

The Company has issued an investor warrants to purchase $50 thousand of Class A Shares of Common Stock. The warrants were issued on December 16, 2016. There is no vesting period, and the warrants expire in 10 years from the issuance date. The Company recorded the warrants at fair value and classified the warrant as a liability. This liability continues to be recorded as of June 30, 2021.

Equity Classified Warrants

As of June 30, 2021, the Company has issued a warrant to purchase 40,065 shares of Class A Shares of Common Stock with an exercise price of the lower of (i) the last 409a valuation of the Company’s Class A Shares of Common Stock or (ii) the quotient of $1 million divided by the aggregate number of the Company’s fully diluted capitalization upon exercise. The warrants were issued on January 4, 2016 under an accelerator program. There is no vesting period, and the warrants expire in 10 years from the issuance date.

The Company has issued a customer a warrant to purchase 400,640 shares of Class A Shares of Common Stock with an exercise price of $0.62 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant. The fair value of the warrant issued in connection with the customer contract was determined to be $0.46 per share and had a fair value of $183 thousand which was recorded as a deferred contract acquisition asset and to additional paid-in capital during the year ended December 31, 2016 and which was amortized as a revenue discount in the periods prior to those presented. The fair value of the warrant issued is recorded as a revenue discount as it is considered a sales incentive. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of Class A Shares of Common Stock of $0.54, exercise price of $0.62 risk free interest rate of 5%, dividend yield of 0%, expected volatility of 83%, and contractual term of ten years. This warrant remains outstanding as of June 30, 2021.

In January 2020, the Company has issued to an investor a warrant to purchase 932,210 shares of the Company’s Class A Shares of Common Stock at an exercise of $1.60 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with an agreed value of $125 thousand. See Note 5 for the reduction in SAFE liability for this amount. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

In January 2020, the Company has issued to an investor a warrant to purchase 4,660,555 shares of the Company’s Class A Shares of Common Stock at a strike price of $1.60 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

The fair value of the two warrants above issued in January 2020 was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of Class A Shares of Common Stock of $1.56, exercise price of $1.60 risk free interest rate of 1.58%%, dividend yield of 0%, expected volatility of 44%, and contractual term of two years. The total fair value of these warrants was determined to be $2.1 million and is recorded in the statement of Stockholders’ Equity. Thus, fair value is $1.4 million in excess of the total consideration received for the warrants of $725 thousand. This amount was expensed in the consolidated statements of operations as of June 30, 2020.

As discussed in Note 3, the Company issued equity classified warrants in conjunction with the venture debt issued to SCV on April 22, 2020. As the warrants vested immediately and had a $.01 strike price, we did not calculate the value using a Black-Scholes-Merton model. Rather we valued them at the price per share of the Series A Preferred Stock, $7.79, given the immediate exercisability and nominal strike price. This value was then used to perform the allocation between the debt and equity to arrive at a warrant value of $88 thousand.

Note 5—SAFE liabilities

The following tables present the change in the SAFE liabilities balance, which are classified in Level 3 of the fair value hierarchy, for the six-month period ended June 30, 2021 and the year ended December 31, 2020:

	June 30,	December 31,
	2021	2020
Balance, beginning of period	$-	$2,236,953
Issuance of SAFEs	-	200,000
Settlement of SAFEs	-	(2,111,953)
Exchange of SAFEs for Warrants	-	(125,000)
Conversion of SAFE to Series A preferred stock	-	(200,000)
Balance, end of period	$-	$-

Trusted Mail

On July 13, 2017, Trusted Mail entered into a Common Stock Purchase Agreement with an investor and issued 150 shares of Trusted Mail common stock in exchange for $1.5 thousand, which represented 15% of the authorized capital as of the agreement date. Subsequently on August 18, 2017, Trusted Mail entered into a SAFE with this same investor in exchange for $100 thousand. Under the terms of the SAFE, Trusted Mail issued the right to receive $100,000 worth of Preferred Stock in a future equity financing at a 20% discount. The Company accreted the SAFE liability to its fair value including this 20% discount over an expected outstanding period of two years. There was no noncash interest expense recognized on this SAFE liability during the six-month period ended June 30, 2021 and June 30, 2020. The outstanding balance of the SAFE liability at June 30, 2021 and December 31, 2020 totaled $0.

There is also a Put Right related to the investor’s 15% ownership in Trusted Mail. In the event that (i) Trusted Mail enters into an agreement with a third party that has a competitive business model that would result in competitive business activities by Trusted Mail, or (ii) Trusted Mail engages in competitive business activities, the investor has the right to require Trusted Mail to repurchase all but not less than all the shares or securities of Trusted Mail owned by the investor and its affiliates. The fair market value of this put right was $0 at both June 30, 2021 and December 31, 2020. On January 23, 2020, this SAFE liability was extinguished in exchange for warrants granted by the Company. See Note 4 for further discussion of this transaction.

Emergent and Tripartite Agreement

The Company and Emergent entered into a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2.1 million and valuation cap of $20 million) that would be exercised upon a qualified equity financing. A put option also exists in this agreement in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7 million of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

On February 4, 2020, the Company entered into a tripartite agreement with Emergent and 10Clouds whereby:

•	The Company received a Purchase Order from Emergent in which Emergent requested $300 thousand worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. The intention of these services is to reduce the Emergent SAFE amount owed by the Company.

•	The Company will enter into Statements of Work with 10Clouds for appropriate sub-contract work under the Purchase Order.

•	The Company issued an additional SAFE to 10Clouds for $200 thousand subject to an absolute right for the Company at its option to redeem that $200 thousand for cash or settle it through the conversion to Series A preferred stock.

•	Emergent reduces the balance due on the Emergent SAFE by $500 thousand with immediate effect and asserts the outstanding balance to be $1.6 million.

On June 11, 2020, the Company entered into additional agreement with Emergent whereby:

•	Emergent will issue an irrevocable Purchase Order for $500 thousand worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. We subsequently entered into an SOW with 10Clouds for $500 thousand to provide the requested services.

•	Emergent forgave $104 thousand of the value of the SAFE to represent expected profit margin for the $500 thousand worth of services described above.

•	The Company issued $400 thousand of Class A Shares of Common Stock to Emergent’s designated assignees at a price of $1.56 per share (256,740 shares). This has been reflected in the statement of stockholders’ equity as of June 30, 2020.

•	The Company paid Emergent $220 thousand and this has been reflected in the statement of cashflows.

•	The Company entered into a promissory note with Emergent for $387 thousand payable which has been paid and reflected in the statement of cashflows.

The intention of the above services and transactions is to wholly settle the SAFE and as of December 31, 2020, the Emergent SAFE was extinguished in full. The Company converted the $200 thousand SAFE note into 25,674 shares of Series A Preferred Stock which was subsequently converted to Class A Shares of Common Stock on September 8, 2020 along with all shares of Series A Preferred Stock.

As it pertains to the SOWs and profit margin discussed above, Emergent has approached the Company for assistance building a software solution that incorporates several of our proprietary technologies to be built with the assistance of 10Clouds, a related party. As of the December 31, 2020, the full scope of the project has been agreed upon with Emergent and all services have been delivered. As a result, all revenue and costs of services related to fulfilling this performance obligations of this arrangement were recorded within the second half of 2020. The cost of services provided are associated with 10Clouds, a related party as further discussed in Note 7.

Note 6— Stock Awards and Stock-Based Compensation

From time to time the Company may issue stock awards in the form of Class A Shares of Common Stock grants or Class A Shares of Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the post-money valuation of the most recent round of financing for the Company. Stock Options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value resulting in a variable number of shares being issued. Additionally, we generally issue our awards in terms of a fixed share number that were issued monthly, resulting in equity classification for majority of the issued awards.

During the six month period ended June 30, 2020 and June 30, 2021, the Company entered into agreements with new advisory board members to issue cash payments, stock grants, and stock options in exchange for services rendered to the Company on a monthly basis.

In addition to issuing stock awards and stock options to advisory board members, during the six month period ended June 30, 2020 and June 30, 2021, the Company granted stock-based awards to multiple employees based on a fixed dollar amount in stock earned per month. The Company also paid a fixed amount of $156 thousand in Class A Shares of Common Stock for its Euronext advisor upon listing, which was recognized as an expense upon listing on December 8, 2020.

Stock-based compensation recognized during the six month periods ended June 30, 2021 and June 30, 2020 totaled $1.5 million and $175 thousand, respectively, and is included in selling, general, and administrative in the accompanying consolidated statements of operations. Of the 2020 expense, $161 thousand represents a share liability and $13 thousand was recorded to Additional Paid-In Capital (“APIC”) as an equity award. All the expense for the six months ended June 30, 2021 was recorded to APIC as an equity award that is fully vested when granted.

On June 30, 2021 the Company had 2,886,501 stock options that were issued, outstanding, and exercisable of which 530,230 are fully vested options that were granted during the six months ended June 30, 2021. On June 30, 2021 the Company had 101,769 common stock grants that were earned but not yet issued. The Company had 509,810 Restricted Stock Units (“RSUs”) granted but not yet vested on June 30,2021. All RSUs issued and outstanding were granted during the six months ended June 30, 2021 and will be fully vested on January 2, 2022. The stock-based compensation related to the RSUs is expensed over the vesting period, therefore, the Company has unrecognized stock compensation related to the RSUs of $1.3 million as of June 30, 2021.

The following assumptions were used to calculate the fair value of options granted during the six months ended June 30, 2021: Fair value of Class A Shares of Common Stock: $1.56 - $3.69; Exercise price: $0.79 - $1.60; Expected dividend yield: 0.00%; Risk free interest rate: 0.20% - 0.39%; Expected term in years 2.00 - 3.00; Expected volatility: 57.21% - 58.91%.

Note 7—Related Party Transaction

Related party receivables of $3 thousand and $15 thousand at June 30, 2021 and December 31, 2020, respectively.

Related party payables of $274 thousand and $448 thousand at June 30, 2021 and December 31, 2020, respectively, primarily relate to amounts owed to 10Clouds, the Company’s third party contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the six-month period ended June 30, 2021 and June 30, 2020, totaled approximately $725 thousand and $850 thousand, respectively, of which certain amounts were recorded as capitalized internal-use software, research and development, cost of services, or capitalized during 2020 as described under the Emergent arrangement in Note 5.

The Company has entered joint ventures with Trust Stamp Fintech Limited and Trust Stamp Cayman. Trust Stamp Fintech Limited is a company incorporated in the United Kingdom by the Company’s management. The purpose of this entity was to establish beachhead operations in the country in order to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity remains separate from the Company’s operations and serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. Due to common ownership of the Company and these two entities, the Company has funded all operating expenses since inception and as a result, the operations of these entities are included in the consolidated financial statements. On June 11, 2020, the Company entered into a stock exchange with Trust Stamp Fintech Limited, becoming a 100% owner. At December 31, 2020, Trust Stamp Fintech Limited is included as a consolidated entity within the December 31, 2020 financial statements.

Previously, a member of management provided legal services to the Company from a law firm privately owned and separate from the Company. Certain services were provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $0 and $50 thousand during the six-month period ended June 30, 2021 and June 30, 2020, respectively. There were no amounts payable as of June 30, 2021 or December 31, 2020.

As described in Note 5, the Company rendered services to Emergent under a Statement of Work as part of the Tripartite agreement. Revenue recognized under this agreement was recognized during the second half of 2020 and a portion was related to the SAFE settlement and not realized in cash.

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335 thousand with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 1,408,240 options. The options provide for the right to acquire shares of Class A Common Stock at a strike price of $1.20 per share. The options have no vesting period and will expire in 24 months after the date of issuance. The loan will be repaid with in-kind services from the contractor at a rate of £9,000 per month for 36 months. Trust Stamp has received in-kind services and recognized $56 thousand for loan repayment as of June 30, 2021.

Note 8—Malta

During July 2019, the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand as reimbursement for operating expenses over the first 12 months following incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand euros, which is matched with a €50 thousand grant. The remaining €150 thousand are provided as reimbursement of operating expenses 12 months following incorporation.

GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, nonauthoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment. The Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within "Other current assets" in the Consolidated Balance Sheets) and income is recognized in a similar systematic basis over the same periods in the Consolidated Statements of Operations. During the six months ended June 30, 2020 no expenses were incurred that were reimbursable under the grant. Subsequently, during the remainder of 2020 expenses were incurred that resulted in a total of $181 thousand reimbursable expenses recorded within Other Income (Expense). As of December 31, 2020, we received $74 thousand from the Republic of Malta and recorded $107 thousand as a receivable. During the six months ended June 30, 2021, the Company incurred $51 thousand in expenses that are reimbursable under the grant; this has been recorded within Other Income (Expense). We have received $158 thousand from the Republic of Malta and have no receivable recorded as of June 30, 2021. See Note 3 for information on the loan received from the Maltese government.

Note 9—Commitments and Contingencies

Operating Leases – The Company leased office space in New York and North Carolina under various operating lease arrangements on a quarter by quarter basis. The Company also opened an office in Rwanda, Africa in April 2021 and signed a one-year lease for office space commencing May 1, 2021. As of June 30, 2021, there were no minimum lease commitments related to these leases.

The Company has several vehicle leases and corporate apartment leases in Malta requiring monthly payments. The following are the future minimum lease obligations on the Company’s lease agreements as of June 30, 2021:

June 30,
Remainder of 2021	$342,126
2022	384,050
2023	75,082
2024	70,748
2025	60,164
2026	10,939
Total	$943,109

Rental expense totaled $150 thousand and $19 thousand for the six-month periods ended June 30, 2021 and June 30, 2020, respectively.

Litigation – The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

Note 10—Subsequent Events

Subsequent events have been evaluated through September 28, 2021, the date these consolidated financial statements were available to be issued.

U.S. Immigration and Customs Enforcement (“ICE”) Services Contract – Trust Stamp entered into a $3,920,764 biometric services contract for 10,000 biotmetric consultants with the U.S. Immigration and Customs Enforcement (“ICE”) on September 23, 2021. The ICE contract has a performance period of six months commencing on September 27, 2021.

Regulation CF Common Stock and Warrant Offering – On August 25, 2021, the Company launched a Regulation CF and Regulation D offering for a total of $5 million worth of “units” or 1,250,000 “units”. Each unit consists of 1 share of the Company’s Class A Common Stock, par value $0.01 per share, and 1 warrant to purchase 1 share of Class A Common Stock of the Company in a future registered or exempt offering of the Company. The minimum target amount under this offering is $100 thousand. The Company must reach its Target Amount by February 24, 2022 or else no securities will be sold in this offering, investment commitments will be cancelled, and committed funds will be returned.

For the combined Regulation CF and Regulation D offering as of September 28, 2021, we reserved for the sale of 297,670 shares of Class A Common Stock at $4.00 per unit for a total of $1,190,680 in gross proceeds. Of the 297,670 shares, we have contracted for the sale of 218,545 shares of Class A Common Stock at $4.00 per unit for a total of $874,180 in gross proceeds. As of September 28, 2021, we have received gross proceeds of $153,557 in cash, net of offering costs of $72,190 from this offering.

Advisor Notes – As part of our raise beginning August 25, 2021, we agreed to issue to certain of our advisors $10 thousand per month in convertible promissory notes, convertible to Class A Common Stock. The following relevant terms are stated in the agreement:

“Equity Compensation. In addition to the Fixed Fees, commencing on the second month Service Provider will receive equity in the Client pari passu with investors of the Crowdfunding Campaign in an amount equal to $10,000 per month during the Term, based on a Client valuation reasonably determined by the board of Directors of Client (but in no event will the Client valuation exceed the lesser of the valuation cap or the qualifying valuation set in the Crowdfunding Campaign for purposes of determining the number of shares or equity to be issued to Service Provider) (the “Equity Compensation”). All Equity Compensation shall accrue during the Term of this Agreement and shall be issued at the same time as the issuance to investors in the Crowdfunding Campaign, or, at Service Provider’s election, within sixty (60) days after the expiration or termination of the Services or this Agreement (whichever occurs first), provided that Service Provider executes such documents as the Board of Directors of Client deem necessary and appropriate. Service Provider’s Equity Compensation shall be paid 50% to Jonathan Stidd and 50% to Skylar Dammers.”

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2020 and 2019

And Report of Independent Auditor

Report of Independent Auditor

To the Board of Directors

T Stamp Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of T Stamp Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Atlanta, Georgia

April 29, 2021

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,469,952	$331,761
Accounts receivable	140,853	87,759
Related party receivables	14,505	16,322
Prepaid expenses and other current assets	458,995	122,690
Total Current Assets	2,084,305	558,532
Property and equipment, net	1,259,459	1,167,147
Goodwill	1,248,664	1,248,664
Intangible assets, net	22,382	8,772
Investment in related party, at cost	-	962,000
Other assets	197,956	47,010
Total Assets	$4,812,766	$3,992,125

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31,
	2020	2019
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$380,525	$150,539
Accrued expenses	809,203	53,835
Related party payables	448,305	198,744
Nonconvertible Notes plus accrued interest of $19,730 and $0, less discount of $25,511 and $0, respectively	344,219	-
Convertible Notes plus accrued interest of $0 and $15,000, respectively	-	115,000
Deferred revenue	469,105	141,000
Total Current Liabilities	2,451,357	659,118
Convertible notes payable plus accrued interest of $0 and $2,250, respectively	-	717,250
Warrant liabilities	287,750	287,750
SAFE liabilities	-	2,236,953
Total Liabilities	2,739,107	3,901,071

Commitments and Contingencies, Note 11

Stockholders' Equity:
Series A Preferred Stock $.01 par value, 2,000,000 shares authorized, 0 and 186,137 shares issued and outstanding at December 31, 2020 and 2019	-	1,450,000
Common stock $.01 par value, 7,500,000 shares authorized, 3,539,198 and 1,924,996 shares issued and outstanding at December 31, 2020 and 2019	35,393	19,250
Additional paid-in capital	20,797,501	6,151,054
Noncontrolling interest	163,182	163,245
Stockholders' notes receivable	(467,061)	(225,000)
Accumulated other comprehensive (loss)/income	45,100	(33)
Accumulated deficit	(18,500,456)	(7,467,462)
Total Stockholders' Equity	2,073,659	91,054
Total Liabilities and Stockholders' Equity	$4,812,766	$3,992,125

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31
	2020	2019
Net sales (including related party revenue of $904,777 and $274,593, respectively)	$2,648,324	$2,108,884
Operating Expenses:
Cost of services provided	1,393,623	702,744
Research and development	1,670,364	854,590
Selling, general, and administrative	7,923,730	2,284,613
Depreciation and amortization	406,241	303,054
Total Operating Expenses	11,393,958	4,145,001
Operating Loss	(8,745,634)	(2,036,117)
Non-Operating Income (Expense):
Interest income	2,805	70
Interest expense	(185,599)	(98,612)
Warrant expense	(1,413,273)	-
Impairment of investment in related party	(962,000)	-
Grant Income	189,507	-
Other income/(expense)	81,137	(2,116)
Total Other Expense, Net	(2,287,423)	(100,658
Net Loss before Taxes	(11,033,057)	(2,136,775)
Income tax expense	-	(8,184)
Net loss including noncontrolling interest	(11,033,057)	(2,144,959)
Net loss attributable to noncontrolling interest	(63)	(1,453)
Net loss attributable to T Stamp, Inc.	$(11,032,994)	$(2,143,506)
Basic and diluted net loss per share attributable to T Stamp, Inc.	$(4.67)	$(1.26)
Weighted-average shares used to compute basic and diluted net loss per share	2,363,555	1,698,196

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31
	2020	2019
Net loss including noncontrolling interest	$(11,033,057)	$(2,144,959)
Other Comprehensive Income:
Foreign currency translation adjustments	45,133	2,351
Total Other Comprehensive Income	45,133	2,351
Comprehensive loss	(10,987,924)	(2,142,608)
Comprehensive loss attributable to noncontrolling interest	(63)	(1,453)
Comprehensive loss attributable to T Stamp, Inc.	$(10,987,861)	$(2,141,155)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 3, 2020 AND 2019

	Series A													Accumulated
	Convertible						Additional					Stockholders'	Stock	Other
	Preferred Stock		Common Stock				Paid-In	Treasury Stock			Noncontrolling	Notes	Subscription	Comprehensive	Accumulated
	Shares	Amount	Shares		Amount		Capital	Shares	Amount		Interest	Receivable	Receivable	Income/(Loss)	Deficit	Total
Balance, January 1, 2019	-	-	1,379,006		13,790		5,194,515	-	-		164,698	(225,000)	(500,000)	(2,384)	(5,323,956)	(678,337)
Vesting of stock awards			98,874		989		(989)	-	-		-	-	-	-	-	-
Issuance of common stock in exchange for Emergent Class A units			447,115		4,471		957,528									962,000
Issuance of Series A Preferred Stock	118,771	700,000	-	-	-	-	-	-	-		-	-	-	-	-	700,000
Conversion of SAFE liability to Series A Preferred Stock	67,366	750,000														750,000
Issuance of shares into T stamp Incentive Holdings	-	-	-		-		-	320,513	-		-	-	-	-	-	-
Currency translation adjustment			-		-		-	-	-		-	-	-	2,351	-	2,351
Stock subscription receivable extinguishment	-	-											500,000			500,000
Net loss attributable to noncontrolling interest			-		-		-	-	-		(1,453)	-	-	-	-	(1,453)
Net loss attributable to T Stamp, Inc.	-	-	-		-		-	-	-		-	-	-	-	(2,143,506)	(2,143,506)
Balance, December 31, 2019	186,137	1,450,000	1,924,995		19,250		6,151,054	320,513	-		163,245	(225,000)	-	(33)	(7,467,462)	91,054
Issuance of Preferred Series A Warrants	-	-	-		-		2,138,273	-	-		-	-	-	-	-	2,138,273
Issuance of common warrants	-	-	-		-		88,000	-	-	-	-	-	-	-	-	88,000
Issuance of Common stock	-	-	108,441		1,084		833,908	(22,691)	-		-	-	-	-	-	834,992
Conversion of notes and SAFE to Series A Preferred Stock	189,576	1,062,986	-		-		100,000	-	-		-	-	-	-	-	1,162,986
Issuance of Series A Preferred Stock, net of issuance costs	888,739	5,786,189	-		-			-	-		-	-	-	-	-	5,786,189
Conversion of Series A Preferred Stock to common stock	(1,264,452)	(8,299,175)	1,264,452		12,646		8,286,529	-	-		-	-	-	-	-	-
Issuance of Stock Options to Current Shareholders	-	-	-		-		878,510	-	-		-	(335,161)	-	-	-	543,349
Share-based compensation	-	-	241,309		2,413		2,321,227	(241,309)	-		-	-	-	-	-	2,323,640
Repayment of shareholder loan through in-kind services	-	-	-		-		-	-	-		-	93,100	-	-	-	93,100
Currency translation adjustment	-	-	-		-		-	-	-		-	-	-	45,133	-	45,133
Net loss attributable to noncontrolling interest	-	-	-		-		-	-	-		(63)	-	-	-	-	(63)
Net loss attributable to T Stamp, Inc.	-	-	-		-		-	-	-		-	-	-	-	(11,032,994)	(11,032,994)
Balance December 31, 2020	-	-	3,539,197		35,393		20,797,501	56,513	-		163,182	(467,061)	-	45,100	(18,500,456)	2,073,659

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For years ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss attributable to T Stamp, Inc.	$(11,032,994)	$(2,143,506)
Net loss attributable to noncontrolling interest	(63)	(1,453)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	406,241	303,054
Noncash Payment to Euronext Advisor	155,800	-
Noncash Payment to Ridgegrowth	47,672	-
Stock-based compensation	2,866,989	40,218
Noncash warrant expense	1,413,273	-
Noncash interest Expense	185,599	72,083
Noncash revenue related to Emergent termination	(904,777)	(274,593)
Repayment of shareholder loan through in-kind services	93,100	-
Extinguishment of liability related to Emergent termination	-	137,935
Write off of investment in Emergent	962,000	-
Changes in assets and liabilities:
Accounts receivable	(53,094)	(69,791)
Related party receivables	1,817	81,572
Prepaid expenses and other current assets	(36,305)	(45,684)
Other assets	(150,946)	47,384
Accounts payable and accrued expenses	985,354	50,583
Related party payables	249,562	7,053
Deferred revenue	328,105	116,000
Net cash flows from operating activities	(4,482,667)	(1,679,145)

Cash flows from investing activities:
Purchases of property and equipment	(130,129)	(4,391)
Capitalized internally developed software costs	(359,918)	(554,796)
Patent application costs	(22,118)	-
Net cash flows from investing activities	(512,165)	(559,147)

Cash flows from financing activities:
Proceeds from issuance of common stock	263,877	-
Proceeds from issuance of Series A Preferred Stock	6,789,300	700,000
Issuance Costs of Series A Preferred Stock	(1,003,111)
Proceeds from stock subscription receivable	-	1,000,000
Proceeds from borrowings under a factoring agreement	-	100,000
Repayment of borrowings under a factoring agreement	-	(100,000)
Proceeds from issuance of convertible notes payable	-	700,000
Proceeds from issuance of common stock warrants	300,000	-
Proceeds from debt, net of issuance cost	345,000	-
Repayment of SAFE note	(607,176)	-
Net cash flows from financing activities	6,087,890	2,400,000
Effect of foreign currency translation on cash	45,133	2,351
Net change in cash and cash equivalents	1,138,191	164,059
Cash and cash equivalents, beginning of period	331,761	167,702
Cash and cash equivalents, end of period	$1,469,952	$331,761

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$128	$26,529

Supplemental disclosure of noncash activities:
Issuance of common stock in exchange for investment in related party	-	$962,000
Conversion of SAFE liability to Series A Preferred Stock	-	$750,000
Assignment of convertible notes payable plus accrued interest	-	$2,748,611
Issuance of SAFE liability	-	$2,111,953
Stock subscription receivable extinguishment	-	$500,000
Conversion of convertible notes payable and SAFE to Series A Preferred Stock	$1,062,983	-
Extinguishment of SAFE for common stock warrants	$125,000	-
Issuance of common stock warrants for a prepaid sponsorship	$300,000	-
Extinguishment of Emergent SAFE note for common stock, short term note, revenue, and common stock issuance in the amounts of $400 thousand, $387 thousand, $905 thousand respectively	$1,691,953	-
Assignment of Emergent SAFE note to 10Clouds	$200,000	-
Preferred Stock conversion to common stock	$8,299,175	-
Stockholder Notes Receivable	$335,161	-

The accompanying notes to the consolidated financial statements are an integral part of these statements

T STAMP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1—Description of business and summary of significant accounting policies

Description of Business - T Stamp, Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp, Inc. and Subsidiaries (“Trust Stamp”, the “Company”, or “We”) develops and markets identity authentication software solutions for enterprise partners and peer-to-peer markets. The Company’s patented proof of liveness technologies allows the Company to provide a unique suite of biometric based products that address critical needs in the financial, real estate, healthcare, insurance, law enforcement, and P2P markets. The Company’s target markets and existing partnerships are characterized by the growing use of cyber connections to establish relationships requiring secure identification. The Company’s products address compliance issues such as Know Your Customer and Anti-Money Laundering as well as safety issues in various industries. Wherever there is a cyber relationship and/or a need for the trusted, secure identification/recognition of the parties to a transaction, Trust Stamp is developing unique products for which there is a growing demand.

Series A Preferred offering -

On July 17, 2020, we closed our Stock offering, which launched in September 2019, through a combination of private placements, including convertible notes and investments through the Seed Invest platform. We issued through conversion of convertible instruments or sold a total of 1,264,452 shares of Series A Preferred Stock at an offering price of $7.79 per share. As of December 31, 2020, we received gross proceeds of $8.4 million and $7.4 million in cash, net of offering costs of $1 million, from this offering through a combination of cash and original investment in convertible notes issued in 2019 that have converted as of December 31, 2020.

In addition to the gross cash proceeds above, as part of the capital raise, the Company also reserved $400 thousand of Class A Common Stock for a portion of the outstanding Emergent SAFE as discussed in Note 6. The Company also reserved stock options and restricted stock awards for employee grants in 2020. Finally, the Company sold warrants for Series A Preferred Stock shares for $600 thousand which is further discussed in Note 7 below.

On September 8, 2020, the Company and a majority of the shareholders voted to convert all Series A Preferred Stock to Class A Common Stock.

Regulation D Common Stock offering –

On March 24, 2021, the Company launched a Regulation D offering for Class A Common Stock. As of April 29, 2021, we contracted the sale of 256,618 shares of Class A Common Stock at $15.31, and 4,319 shares of Class A Common Stock at $19.19. As of April 29, 2021, we have received gross proceeds of $2,958,709 in cash, net of offering costs of $7,950 from this offering. Additionally, as of April 29, 2021, the company has received a stock subscription commitment for an additional $1,000,000 for 65,317 shares of Class A Common Stock from a single investor which is payable at a date no later than May 31, 2021.

Going Concern - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits with a loss in the twelve-month period ended December 31, 2020 of $11 million, operating cash outflows of $4.5 million for the same period, and an accumulated deficit of $18.5 million as of December 31, 2020.

The Company's ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. Although the Company has been successful in raising capital, no assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Basis of Consolidation and Presentation – The accompanying consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Sunflower Artificial Intelligence Technologies (“SAIT”), Finnovation LLC (“Finnovation”), Trust Stamp Malta, AIID Payments Limited, and Biometrics Limited Innovations (“Biometrics”). All significant intercompany transactions and accounts have been eliminated.

Further, we continue to consolidate Tstamp Incentive Holdings “TSIH” which we consider to be a variable interest entity.

Reclassifications and revisions – we previously disclosed on form 1-A for the year ended December 31, 2019 that 130,240 shares of Series A Preferred Stock were issued and outstanding as of December 31, 2019. This number has been revised in this current report on form 1-K to 186,137 shares issued and outstanding as of December 31, 2019. There was no impact to the consolidated financial statements as the total value of the preferred shares recorded in the consolidated statement of stockholders’ equity as of December 31, 2019 remains $1.45 million.

Variable Interest Entity - On April 9, 2019, management created a new entity, TSIH”. Furthermore, on April 25, 2019, the Company issued 320,513 shares of Class A Shares of Common Stock to TSIH that the Board can use for employee stock awards in the future and this full amount was outstanding and recorded as treasury stock as of December 31, 2019. On April 23, 2020, 80,000 of these shares were transferred to Second Century Ventures (“SCV”) as collateral as discussed in Note 9 below, which were later returned to TSIH. On January 8, 2021, 206,667 shares were transferred to various employees as a stock award that was earned and outstanding on December 8, 2020 upon the Company being listed on a public market, reducing the total shares recorded as treasury stock at December 31, 2020 to 56,513.

The Company does not own any of the stock in TSIH; however, it is held by members of the Company’s management. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Use of Estimates – The preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may be materially different from those estimates.

Assets and liabilities which are subject to judgment and use of estimates include capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation, warrant liabilities, and Simple Agreements for Future Equity (“SAFE”) liabilities.

Loss per Share – Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Shares of Common Stock equivalents for the period. For purposes of this calculation, options to purchase Class A Shares of Common Stock, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. Potentially dilutive items outstanding as of December 31, 2020 and 2019 include outstanding warrants which are convertible to common stock, exercisable stock options, and restricted share awards. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Income Taxes - The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is created for deferred tax assets unless it is considered more likely than not that deferred tax assets will be realized.

Risks and Uncertainties – The Company is dependent upon additional capital resources for its planned full-scale operations and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Impacts of COVID-19 – The Company assessed the impacts of the novel coronavirus pandemic (“COVID-19”) on its various accounting estimates and significant judgments, including those that require consideration of forecasted financial information in the context of the unknown future impacts of COVID-19, using information that is reasonably available at this time. The accounting estimates and other matters assessed included, but were not limited to, capitalized internal-use software, the recoverability of goodwill, long-lived assets and investments recorded at cost, useful lives associated with intangible assets and capitalized internal-use software, and the valuation and assumptions underlying stock-based compensation, and warrant liabilities. Based on the Company’s current assessment of these estimates, there was not a material impact to the consolidated financial statements as of and for the year ended December 31, 2020. As additional information becomes available, the Company’s future assessment of these estimates, including updated expectations at the time regarding the duration, scope and severity of the pandemic, could materially and adversely impact its consolidated financial statements in future reporting periods.

Revenue Recognition – The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through the application of the following steps:

•	Identification of the contract, or contracts with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered. Based on the Company deriving its revenue primarily from professional services, the Company does not disclose a disaggregation of revenue other than customer concentrations disclosed below.

Deferred Revenue – Deferred revenue includes amounts collected or billed in excess of recognizable revenue. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year.

Cost of Services Provided – Cost of services provided generally consists of the cost of hosting fees, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in cost of services.

Research and Development – Research and development costs are expensed as incurred and consist primarily of personnel costs, including salaries and benefits and relate primarily to time spent during the preliminary project stage and post implementation maintenance and bug fixes associated with capitalized internal-use software activities, front end application development in which technological feasibility has not been established, and services rendered to customers under funded software-development arrangements. Depreciation and amortization expense is not included in research and development.

Advertising – Advertising costs are expensed as incurred. Advertising and marketing expense totaled $69,840 and $86,813 for the years ended December 31, 2020 and 2019, respectively.

Fair Value of Assets and Liabilities – The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of cash, accounts receivable, related party receivables, stock subscription receivable assets, accounts payable, accrued expenses, related party payables, deferred revenue, convertible notes payable, SAFE liabilities approximate their carrying values. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of December 31, 2020 and 2019, the Company had in U.S. bank accounts $261,447 and $42,975, respectively, which exceeded these insured amounts.

Accounts Receivable – No allowance for bad debts has been established. Bad debts are recognized when they are deemed uncollectible, and management considers all present receivables fully collectible.

Property and Equipment – Property and equipment are recorded at cost. Additions and major improvements are capitalized, while routine maintenance and repairs are charged to expense as incurred. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives.

Capitalized Software Development Costs – The Company capitalizes eligible costs to develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. The estimated useful life of costs capitalized is evaluated for each specific project. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods. Capitalized internal-use software is included in property and equipment in the accompanying consolidated balance sheets.

Long-Lived Assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that as of December 31, 2020 and 2019, no property and equipment, including capitalized internal-use software costs, was impaired.

Goodwill – In accordance with ASC Topic 350, Intangibles – Goodwill and Other, the Company does not amortize goodwill. Goodwill is tested for impairment annually or more frequently if events or circumstances indicate the goodwill might be impaired. Such conditions may include an economic downturn or a change in the assessment of future operations.

The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. The Company estimates the fair value of its reporting unit using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. The amount the carrying value of the reporting unit exceeds the reporting unit’s fair value, if any, is recognized as an impairment loss. Management does not believe that the carrying values of intangible assets, including goodwill, are impaired as of December 31, 2020.

Stock- Based Compensation – The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each option grant is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for restricted stock grants. The calculated fair value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method.

Foreign Currency Translation – The functional currency for the Company’s foreign subsidiary is the local currency. For that subsidiary, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the balance sheet date. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiary. Income and expenses are translated at the average exchange rates for the period. Foreign currency exchange gain and losses are recorded in other income (expense).

Simple Agreements for Future Equity (“SAFEs”) – The Company has issued several SAFEs in exchange for cash financing. These funds were classified as long-term liabilities (See Note 6). The Company accounted for its SAFEs as liability derivatives under ASC 815, Derivatives and Hedging. If any changes in the fair value of the SAFEs occurred, the Company would have recorded such changes through earnings, under the guidance prescribed by ASC 825-10. As of December 31, 2019, the fair values of the SAFEs were equal to their face amounts that are the amounts originally transacted for, as evidenced by the SAFE amounts being transacted in arm’s length transactions with unrelated parties. There are no outstanding SAFEs as of December 31, 2020.

Major Customers and Concentrations –During the year ended December 31, 2019, the Company was economically dependent on two customers which made up approximately 87% of total revenue. The remaining revenue recognized during the year ended December 31, 2019, which made up approximately 13% of total revenue, related to the termination of the Emergent Technology Holdings LP (“Emergent”) Subscription Agreement as described in Note 16.

During the year ended December 31, 2020, the Company sold to two customers which made up approximately 63% of total revenue. The remaining revenue recognized during the year ended December 31, 2020, which made up approximately 37% of total revenue, related to the Tripartite Agreement with Emergent Technology Holdings LP (“Emergent”) as described in Note 6.

The loss of or a substantial reduction in Statements of Work from the Company’s major customers could have a material effect on the consolidated financial statements.

New Accounting Pronouncements – In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. The standard requires all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either financial or operating. This distinction will be relevant for the pattern of expense recognition in the income statement. This standard will be effective for the Company for the calendar year ending December 31, 2022. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements. See Note 11 for current operating leases.

Recently Adopted Accounting Pronouncement - As of January 1, 2020, the Company has adopted, on a prospective basis, ASU 2018-07, Improvements to Nonemployee Share-based Payment Accounting, which results in ASC 505-50, Equity Based Payments to Non-Employees, no longer being applicable to those awards. As a result, non-employee awards will initially be measured consistent with employee awards and revaluation will no longer be required until a counterparty’s performance is complete. The Company did not have a material amount of non-employee awards at adoption and therefore the impact of the adoption of this standard was immaterial and no entry was recorded to retained earnings.

Note 2—Goodwill and intangible assets

There were no changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019.

Intangible assets at December 31, 2020 and 2019 consisted of the following:

	Useful Lives	2020	2019
Patent application costs	3 Years	$46,333	$24,216
Accumulated amortization		(23,951)	(15,444)
Intangible assets, net		$22,382	$8,772

Amortization expense for the years ended December 31, 2020 and 2019 totaled $8,507 and $7,298, respectively.

Estimated future amortization expense of intangible assets is as follows:

Years Ending December 31,
2021	$8,731
2022	7,372
2023	6,279
$22,382

Note 3—Investment in related party

In August 2018, Emergent and three of the Company’s shareholders entered into a stock purchase agreement, in conjunction with the Stock Subscription Agreement between the Company and Emergent, whereby Emergent acquired 447,115 shares of Class A Shares of Common Stock in the Company in a non-monetary exchange from those shareholders whereby the shareholders obtained 9.62 Class A Units of Emergent.

In July 2019, the Company acquired those 9.62 Class A Units of Emergent from the Company’s shareholders in exchange for 447,115 shares of Class A Shares of Common Stock in the Company. The Company did not have any employees on the Emergent Board of Directors or other abilities to influence the Company and our investment. Management recorded the value of these shares on the transaction date at a fair value of $962 thousand, which the Company determined by reference to transactions in the Company’s units, as well as information obtained from Emergent regarding the value of the Emergent units exchanged at the time of the original transaction in August 2018.

In April 2021 Company was informed that Emergent wound-up operations in December 2020 and was no longer operating. We wrote off our $962 thousand investment in Emergent; this has been recorded within Non-Operating Income (Expenses).

See Note 6, 9, and 16 for further discussion of our transactions with Emergent during the periods presented.

Note 4—Malta

During July 2019, the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand as reimbursement for operating expenses over the first 12 months following incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand euros, which is matched with a €50 thousand grant. The remaining €150 thousand are provided as reimbursement of operating expenses 12 months following incorporation.

GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, nonauthoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment. The Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance,and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within "Other current assets" in the Consolidated Balance Sheets) and income is recognized in a similar systematic basis over the same periods in the Consolidated Statements of Operations. During 2020, the Company incurred $181 thousand in expenses that are reimbursable under the grant; this has been recorded within Other Income (Expense). Of this amount, $74 thousand has been received from the Republic of Malta and $107 thousand is recorded as a receivable.

During May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potential repayable advance of up to €800 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on May 1, 2020. No amounts of this repayable advance were received as of December 31, 2020.

Note 5—Income taxes

The components of income tax expense are as follows for the years ended December 31:

	2020	2019
Current:
U.S. Federal	$-	$-
U.S. State	-	-
Non U.S.	-	8,184
	$-	$8,184
Deferred:
U.S. Federal	$-	$-
U.S. State	-	-
Non U.S.	-	-
	$-	$-

Total income tax expense	$-	$8,184

Temporary differences that give rise to significant portions of the deferred tax assets are as follows at December 31:

	2020	2019
Deferred Tax Assets:
Net operating losses	$3,487,171	$1,551,251
Property and equipment, net	-	36,125
Other - accruals	-	108,123
Tax Credits	176,975	-
Equity Compensation	610,514	-
Other	130,217	-
Total Deferred Tax Assets	4,404,877	1,695,499
Deferred Tax Liabilities:
Property and equipment, net	(212,912)	-
Total Deferred Tax Liabilities	(212,912)	-
Net Deferred Tax Assets	4,191,965	1,695,499
Valuation allowance	(4,191,965)	(1,695,499)
Deferred Tax Assets, Net	$-	$-

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. The Company’s cumulative losses in recent years are the most compelling form of negative evidence considered by management in making this determination. For the years ended December 31, 2020 and 2019, the net increase in the total valuation allowance was $2,496,466 and $534,315, respectively, and management has determined that based on all available evidence, a valuation allowance of $4,191,965 and 1,695,499 is appropriate at December 31, 2020 and 2019, respectively.

At December 31, 2020, the Company had Federal net operating loss carrying forwards of $14,039,028. Net operating losses generated for years ending December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $13,464,977 and have an indefinite life.

Note 6—SAFE Liabilities

The following tables present the change in the SAFE liabilities balance, which are classified in Level 3 of the fair value hierarchy, for the years ended December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
Balance, beginning of period	$2,236,953	$867,708
Issuance of SAFEs	200,000	2,111,953
Settlement of SAFEs	(2,111,953)	-
Exchange of SAFEs for Warrants	(125,000)	-
Conversion of SAFE to Series A Preferred Stock	(200,000)	(750,000)
Accretion of discount	-	7,292
Balance, end of period	$-	$2,236,953

Trusted Mail

On July 13, 2017, Trusted Mail entered into a Common Stock Purchase Agreement with an investor and issued 150 shares of Trusted Mail common stock in exchange for $1.5 thousand, which represented 15% of the authorized capital as of the agreement date. Subsequently on August 18, 2017, Trusted Mail entered into a SAFE with this same investor in exchange for $100 thousand. Under the terms of the SAFE, Trusted Mail issued the right to receive $100,000 worth of Preferred Stock in a future equity financing at a 20% discount. The Company accreted the SAFE liability to its fair value including this 20% discount over an expected outstanding period of two years. Noncash interest expense recognized on this SAFE liability during the years ended December 31, 2020 and 2019 totaled $0 and $7 thousand, respectively. The outstanding balance of the SAFE liability at December 31, 2020 and 2019 totaled $0 and $125 thousand, respectively.

There is also a Put Right related to the investor’s 15% ownership in Trusted Mail. In the event that (i) Trusted Mail enters into an agreement with a third party that has a competitive business model that would result in competitive business activities by Trusted Mail, or (ii) Trusted Mail engages in competitive business activities, the investor has the right to require Trusted Mail to repurchase all but not less than all the shares or securities of Trusted Mail owned by the investor and its affiliates. The fair market value of this put right was $0 at both December 31, 2020 and 2019. On January 23, 2020, this SAFE liability was extinguished in exchange for warrants granted by the Company. See Note 7 for further discussion of this transaction.

On September 27, 2019, the Company issued 89,859 shares of Series A Preferred Stock to an investor for $700 thousand. In conjunction with the issuance of Series A Preferred Stock to another investor on September 27, 2019, the Company’s SAFE liability for $750 thousand automatically converted into Series A Preferred Stock. This automatic conversion took place due to the implied pre-money valuation at which the 89,859 Series A Preferred Stock were issued in exchange for $700 thousand. The automatic conversion occurred as the same price paid per share resulting in the Company issuing 96,278 shares of Series A Preferred Stock in relation to the automatic conversion of the $750 thousand SAFE.

Emergent and Tripartite Agreement

The Company and Emergent entered into a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2.1 million and valuation cap of $20 million) that would be exercised upon a qualified equity financing. A put option also exists in this agreement in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7 million of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

On February 4, 2020, the Company entered into a tripartite agreement with Emergent and 10Clouds whereby:

•	The Company received a Purchase Order from Emergent in which Emergent requested $300 thousand worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. The intention of these services is to reduce the Emergent SAFE amount owed by the Company.

•	The Company entered into Statements of Work with 10Clouds for appropriate sub-contract work under the Purchase Order.

•	The Company issued an additional SAFE to 10Clouds for $200 thousand subject to an absolute right for the Company at its option to redeem that $200 thousand for cash or settle it through the conversion to Series A Preferred Stock.

•	Emergent reduced the balance due on the Emergent SAFE by $500 thousand with immediate effect and asserts the outstanding balance to be $1.6 million.

On June 11, 2020, the Company entered into additional agreement with Emergent whereby:

•	Emergent issued an irrevocable Purchase Order for $500 thousand worth of services to be provided by the Company under mutually agreed Statements of Work from the effective date through December 31, 2020. We subsequently entered into a SOW with 10Clouds for $500 thousand to provide the requested services.

•	Emergent forgave $104 thousand of the value of the SAFE to represent expected profit margin for the $500 thousand worth of services described above.

•	The Company issued $400 thousand of Class A Shares of Common Stock to Emergent’s designated assignees at a price of $7.79 per share (51,348 shares). This has been reflected in the statement of stockholders’ equity as of December 31, 2020.

•	The Company paid Emergent $220 thousand and this has been reflected in the statement of cashflows.

•	The Company entered into a promissory note with Emergent for $387 thousand payable which has been paid and reflected in the statement of cashflows.

The intention of the above services and transactions is to wholly settle the SAFE and as of December 31, 2020, the Emergent SAFE was extinguished in full. The Company converted the $200 thousand SAFE note into 25,674 shares of Series A Preferred Stock which was subsequently converted to Class A Shares of Common Stock on September 8, 2020 along with all shares of Series A Preferred Stock.

As it pertains to the SOWs and profit margin discussed above, Emergent approached the Company for assistance building a software solution that incorporates several of our proprietary technologies to be built with the assistance of 10Clouds, a related party. As of the balance sheet date of December 31, 2020 the full scope of the project has been agreed upon with Emergent and all services have been delivered. As a result, we have recorded revenue of $904 thousand and costs of services provided of $780 thousand related to fulfilling this performance obligations of this arrangement. The cost of services provided are associated with 10Clouds, a related party as further discussed in Note 12.

Note 7—Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability-classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2019 to December 31, 2020:

Warrants ($)
Balance as of January 1, 2019	$287,750
Additional warrants issued	-
Change in fair value	-
Balance as of December 31, 2019	$287,750
Additional warrants issued	-
Change in fair value	-
Balance as of December 31, 2020	$287,750

As of December 31, 2020, the Company has issued a customer a warrant to purchase up to $1 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a deferred contract acquisition asset and to a warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole in relation and continues to be recorded as of December 31, 2020.

The Company has issued an investor warrants to purchase $50 thousand of Class A Shares of Common Stock. The warrants were issued on December 16, 2016. There is no vesting period, and the warrants expire in 10 years from the issuance date. The Company recorded the warrants at fair value and classified the warrant as a liability. This liability continues to be recorded as of December 31, 2020.

Equity Classified Warrants

As of December 31, 2020, the Company has issued a warrant to purchase 8,013 shares of Class A Shares of Common Stock with an exercise price of the lower of (i) the last 409a valuation of the Company’s Class A Shares of Common Stock or (ii) the quotient of $1,000,000 divided by the aggregate number of the Company’s fully diluted capitalization upon exercise. The warrants were issued on January 4, 2016 under an accelerator program. There is no vesting period, and the warrants expire in 10 years from the issuance date.

The Company has issued a customer a warrant to purchase 80,128 shares of Class A Shares of Common Stock with an exercise price of $3.12 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires in 10 years from the issuance date. The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrant. The fair value of the warrant issued in connection with the customer contract was determined to be $2.29 per share and had a fair value of $183 thousand which was recorded as a deferred contract acquisition asset and to additional paid-in capital during the year ended December 31, 2016 and which was amortized as a revenue discount in the periods prior to those presented. The fair value of the warrant issued is recorded as a revenue discount as it is considered a sales incentive. The fair value of the warrant was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of Class A Shares of Common Stock of $2.71, exercise price of $3.12 risk free interest rate of 5%, dividend yield of 0%, expected volatility of 83%, and contractual term of ten years. This warrant remains outstanding as of December 31, 2020.

In January 2020, the Company has issued to an investor a warrant to purchase 186,442 shares of the Company’s Class A Shares of Common Stock at an exercise of $8.00 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with an agreed value of $125 thousand. See Note 6 for the reduction in SAFE liability for this amount. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

In January 2020, the Company has issued to an investor a warrant to purchase 932,111 shares of the Company’s Class A Shares of Common Stock at a strike price of $8.00 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

The fair value of the two warrants above issued in January 2020 was estimated on the date of grant using the Black-Scholes-Merton model and was valued using the following assumptions: fair value of Class A Shares of Common Stock of $7.79, exercise price of $8.00 risk free interest rate of 1.58%, dividend yield of 0%, expected volatility of 44%, and contractual term of two years. The total fair value of these warrants was determined to be $2.1 million and is recorded in the statement of Stockholders’ Equity. Thus, fair value is $1.4 million in excess of the total consideration received for the warrants of $725 thousand. This amount is expensed within the income statement.

The Company issued equity classified warrants in conjunction with the venture debt issued to SCV on April 22, 2020. As the warrants vested immediately and had a $.01 strike price, we did not calculate the value using a Black-Scholes-Merton model. Rather we valued them at the price per share of the Series A Preferred Stock, $7.79, given the immediate exercisability and nominal strike price. This value was then used to perform the allocation between the debt and equity to arrive at a warrant value of $88 thousand.

Note 8—Stock awards and stock-based compensation

From time to time the Company may issue stock awards in the form of Class A Shares of Common Stock grants or Class A Shares of Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the post-money valuation of the most recent round of financing for the Company. Stock Options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. In 2019, we generally issued our awards in terms of a fixed monthly value resulting in a variable number of shares being issued. This resulted in liability classification for a substantial majority of the issued awards, which were issued in 2020, relieving the full 2019 liability. In 2020, we generally issued our awards in terms of a fixed share number that were issued monthly, resulting in equity classification for majority of the issued awards.

During the year ended December 31, 2020, the Company entered into agreements with new advisory board members to issue cash payments and stock grants and stock options in exchange for services rendered to the Company on a monthly basis.

In addition to issuing stock awards and stock options to advisory board members, during the year ended December 31, 2020, the Company granted stock-based awards to multiple employees based on a fixed dollar amount in stock earned per month. The Company paid a fixed amount of $156 thousand in Class A Shares of Common Stock for its Euronext advisor upon listing, which was recognized as an expense upon listing on December 8, 2020.

Stock-based compensation recognized during the twelve-month periods ended December 31, 2020 and December 31, 2019 totaled $2.9 million and $40 thousand, respectively, and is included in selling, general, and administrative in the accompanying consolidated statements of operations. All of the expense for 2020 was recorded to Additional Paid-In Capital (“APIC”) as an equity award that is fully vested when granted. At December 31, 2020 the Company had 461,481 options that were earned and exercisable and 644 stock grants that were not issued. All of the expense for 2019 was recorded as a share liability which is included in accrued expenses in the accompanying consolidated balance sheets.

The following assumptions were used to calculate the fair value of options granted during the year ended December 31, 2020: Fair value of Class A Shares of Common Stock: $7.79; Exercise price: $8.00; Expected dividend yield: 0.00%; Risk-free interest rate: 0.17% - 0.33%; Expected term in years 2.0 - 3.0; Expected volatility: 51.04%.

Awards that vested on a public listing or change of control

On January 18, 2020, the Company allocated a total of 206,667 shares of Class A Shares of Common Stock held by TSIH to various employees. The stock awards only vest upon the Company being listed on a public market. The allocation would also vest immediately with no hold period upon a Company transaction that would result in a third-party acquiring control of the Company as the Company will seek to have the acquirer agree to purchase reserved stock for cash.

In the event of a listing or public market allocation, there will be a hold period for the stock after issuance. Once issued, 25% will be saleable immediately, then 25% will be saleable each 90 days thereafter. The Company will pay a taxable cash bonus to cover the issue value of the shares when allocated. There is no entitlement to a cash bonus in lieu of our issuing and paying for the stock allocation.

These stock awards vested on December 8, 2020, resulting in $1.6 million of stock-based compensation expense and an accrual for $499 thousand of a cash bonus to cover the issue value of the shares

Note 9—Borrowings

Convertible Promissory Notes Payable

Convertible notes payable at December 31, 2020 and 2019 consisted of the following:

Date Issued	Valuation	December 31,	December 31,
	Cap	2020	2019
Multiple dates in 2020 (Advisor Notes)	$ n/a	$-	$-
December 3, 2019	n/a	-	700,000
August 18, 2017	13,000,000	-	-
December 16, 2016	4,900,000	-	100,000
November 14, 2016	2,500,000	-	15,000
September 30, 2016	4,500,000	-	-
Total principal outstanding		-	815,000
Plus accrued interest		-	17,250
Total convertible notes payable		$-	$832,250

On August 18, 2017 and September 30, 2016, the Company entered into convertible promissory notes with an investor in which the Company received $2 million and $500 thousand, respectively, through the issuance of the convertible promissory notes. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due prior to December 31, 2019 and is not pre-payable unless there is a change in control. The convertible promissory notes were assumed by Emergent on July 1, 2019 in exchange for a SAFE in relation to the Settlement Agreement with Emergent described in Note 6. As a result, while there was activity in 2019, the balance is no longer recorded as of December 31, 2020 and 2019, respectively.

On December 16, 2016, the Company entered into a convertible promissory note with an investor in which the Company received $100 thousand through the issuance of the convertible promissory note and a warrant to purchase $50 thousand of common stock. The convertible notes payable accrues interest at 5% per annum. The principal, together with all accrued and unpaid interest, was initially due on December 16, 2018 and is not pre- payable unless there is a change in control. An extension was granted by the investor to extend the maturity date to June 30, 2020.

This convertible promissory note, issued on December 16, 2016, include the following conversion terms:

(a) Automatic Conversion – Qualified Financing: Upon the consummation of a Qualified Financing, the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) automatically shall convert into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(b) Optional Conversion – Non-Qualified Financing: At any time concurrently with or within thirty (30) days after the consummation of a Non-Qualified Financing, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price.

(c)  Optional Conversion: On any date after the date of this Note, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the price per share equal to the quotient of (x) the Valuation Cap divided by (y) the aggregate number of shares of the Common Stock outstanding immediately prior to the effective date of such election (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes).

Conversion Price: The conversion price for each note is to be at the lesser of (a) the price per share of Stock received by Borrower in a Qualified or Non-Qualified Financing and (b) the price per share equal to the quotient of (i) the Valuation Cap divided by (ii) the aggregate number of shares of Borrower’s common stock (“Common Stock”) outstanding.

Qualified Financing: The Borrower’s next equity financing occurring on or before the Maturity Date, in which the Borrower raises $2 million or more in cash through the sale and issuance of preferred stock.

The qualified financing term was triggered for this convertible note payable as $2 million was raised prior December 31, 2020. Therefore, this convertible note, along with all accrued interest, totaling $118 thousand was converted to 68,203 shares of Series A Preferred Stock, taking into account the valuation cap, and is no longer reflected as outstanding as of December 31, 2020. These shares of Series A Preferred Stock was converted to common stock on December 8, 2020.

On December 3, 2019, the Company entered into a convertible promissory note with a customer in which it received $700 thousand. Interest accrues at a rate of 0% through December 31, 2020, then 5% thereafter. All unpaid principal and accrued interest shall be due on December 31, 2020 (i.e. the maturity date). However, in the event that the note is not converted into equity securities of the Company, the maturity date shall be extended to December 31, 2025.

This convertible note payable, issued on December 3, 2019, included the following conversion terms:

(a)	Automatic Conversion: If a Qualified Financing occurs on or prior to the Maturity Date, then the outstanding principal amount of this Note shall automatically convert into fully paid and nonassessable shares of the preferred stock issued in such Qualified Financing at the Conversion Price

(b)	Voluntary Conversion if a Non-Qualified Financing Occurs: If a transaction or series of transactions, pursuant to which the Company issues and sells shares of its preferred stock with the principal purpose of raising capital, that does not constitute a Qualified Financing (a “Non-Qualified Financing”) occurs on or prior to December 31, 2020 and prior to the automatic conversion of this Note, then the outstanding principal amount of this Note shall be convertible at the option of Investor into fully paid and nonassessable shares of the Company’s preferred stock issued in the Non-Qualified Financing (the “Non-Qualified Preferred Shares”) at a price per share equal to the price per share paid by the other purchasers of the preferred stock sold in the Non-Qualified Financing (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

 (c) Conversion Price: price per share equal to the lowest price per share paid by other purchasers of the preferred stock sold in the Qualified Financing

(d)	Qualified Financing: a transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $3 million (including this Note but excluding all proceeds from the incurrence of all other prior indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital.

The qualified financing term was triggered for this convertible note payable as $3 million was raised prior to December 31, 2020 as discussed in Note 1. Therefore, the convertible note was converted to 89,859 shares of Series A Preferred Stock and is no longer reflected as outstanding as of December 31, 2020. In total, convertible notes in the amount of $817,500 were converted in to shares of Series A Preferred Stock, and ultimately into Common Stock on December 8, 2020, and this total balance is included in the supplemental non-cash transaction schedule to the Statement of Cashflows.

Advisor Notes

As part of our raise of Series A Preferred Stock, we agreed to issue to one of our advisors $10 thousand per month in convertible promissory notes, convertible to Series A Preferred Stock. The following relevant terms are stated in the agreement:

Equity Compensation. In addition to the Fixed Fees, Service Provider will receive convertible notes in Client in an amount equal to $10 thousand per month during the Term, based on a per-share dollar value reasonably determined by the Board of Directors of Client (but in no event will the per-share dollar value be more than $7.79 per share for purposes of determining the number of shares to be issued to Service Provider) (the “Equity Compensation” ́). Any Equity Compensation that accrues during the term of this agreement shall be issued within sixty (60) days after the expiration or termination of the Services or this Agreement (whichever occurs first). As of December 31, 2020, we have converted $45 thousand in convertible debt to our advisors to Series A Preferred Stock at a value of $7.79 per share, and ultimately into Common Stock on December 8, 2020. This amount is also included in the transaction costs that are capitalized to the Series A Preferred Stock raise as an issuance cost as described in Note 1.

Non-Convertible Promissory Notes Payable

Date Issued	December 31,	December 31,
	2020	2019
June 11, 2020	$-	-
April 22, 2020	350,000	$-
Total principal outstanding	350,000	-
Less discount	(25,511)
Debt net of discount	324,489
Plus, accrued interest	19,730	-
Total promissory notes payable	$344,219	$-

On April 22, 2020, the Company entered into a promissory note for $350 thousand with Second Century Ventures (“SCV”) in which the Company received net proceeds of $345 thousand after issuance costs. The unpaid principal, together with any then unpaid and accrued interest and any other amounts payable shall be due and payable on April 22, 2021 or in an event of default or a change in control as defined in the agreement. The note accrues interest at a rate of 8% per annum, compounded monthly.

Concurrently with the issuance of the note on April 22, 2020, the Company entered into a warrant agreement to purchase Class A Shares of Common Stock of the Company with SCV. The warrant agreement issued SCV a warrant to purchase 15,000 shares at a strike price of $0.01 per share through April 22, 2021. At the expiration of the warrant agreement the warrants will be automatically exercised if the fair market value of the exercise shares exceeds the exercise price. If at any time during the term the fair market value of the exercise shares exceeds five times the exercise price the Company shall provide SCV written notice and SCV may elect to exercise the warrant. If at any time during the term of the warrant agreement any portion of the Class A Shares of Common Stock are converted to other securities the warrants shall become immediately exercisable for that number of shares of the other securities that would have been received if the warrant agreement had been exercised in full prior to the conversion and the exercise price shall be adjusted. We determined that the appropriate classification of this warrant was as an equity instrument that will not be subject to fair value remeasurement going forward.

As the promissory notes issued included equity classified warrants issued, U.S. GAAP requires that the proceeds from the sale of debt instruments with a separate equity instrument be allocated to the two elements based upon the relative fair values of the debt instrument without the warrant and of the warrant itself at the time of issuance. The portion of the proceeds allocated to the Class A Shares of Common Stock shall be accounted for within stockholders’ equity as additional paid-in capital and recorded as a debt discount and be charged to interest expense over the life of the convertible notes. The remainder of the proceeds shall be allocated to the debt instrument portion of the transaction. The value of the promissory note was allocated on a relative fair value basis between the note and the warrants. This allocation based upon relative fair values of the promissory note and warrant resulted in an amount of $88 thousand being allocated to the equity warrants and $262 thousand being allocated to the promissory notes, resulting in the same amount representing a discount to the promissory note. Accretion expense of $62 thousand was recorded and interest payable of $20 thousand was accrued related to these notes during the period ended December 31, 2020.

On June 11, 2020, we entered into an agreement with Emergent, as described in Note 6, whereby their SAFE would be extinguished in exchange for several forms of consideration. As part of that agreement, one form of consideration is that the Company issued promissory notes to Emergent in the amount of $387 thousand which is due in two tranches of $200 thousand and $187 thousand in August and September 2020, respectively. No interest is due and payable under these notes if we pay by the maturity dates previously described. We paid within the maturity date.

Debt Maturity

As of December 31, 2020, the following is a schedule of principal amount maturities for all non-convertible promissory notes. There are no convertible promissory notes outstanding.

Non-Convertible
2021	350,000
2022 and beyond	-
Principle, net of unamortized discount	350,000
Less discount	(25,511)
Debt net of discount	324,489
Plus accrued interest	19,730
Balance recorded	$344,219

As of December 31, 2020, all amounts due are designated as short-term debt on the statement of financial position as they are all due on or before December 31, 2021.

Note 10— Stockholders’ equity

At December 31, 2020, the Company was authorized to issue 9,500,000 shares, consisting of (a) 7,500,000 shares of common stock and (b) 2,000,000 shares of preferred stock. Shares of common stock are designated as Class A Shares or Class B Shares. The Class A Shares and Class B Shares are identical in all respects except as stated below. The holders of Class A Shares are entitled to one vote for each Class A Share held at all meetings of stockholders. Except as required by applicable law, the holders of Class B Shares shall have no voting rights with respect to such shares; provided, that the holders of Class B shares shall be entitled to vote (one vote for each Class B Share held) to the same extent that the holders of Class A Shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote. There were no Class B Shares issued and outstanding as of December 31, 2020 and 2019.

The Company is authorized to issue preferred stock are designated as Series A Preferred Stock. The holders of Series A Preferred Stock have liquidation preference over the holders of common stock in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any Deemed Liquidation Event as defined by the Amended and Restated Certificate of Incorporation. The holders of Series A Preferred Stock are entitled to a number of votes equal to the number of whole shares of common stock into which the share of Series A Preferred Stock is convertible as of the record date. The Series A Preferred Stock is convertible into common stock at the option of the holder by dividing the original issue price of the Series A Preferred Stock by the Conversion Price for the common stock as defined by the Amended and Restated Certificate of Incorporation. The Series A Preferred Stock is also subject to a mandatory conversion upon either (1) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or (2) the date and time, or the occurrence of an event, specified by a vote of the majority holders of Series A Preferred Stock. Clause (1) was triggered during the year, causing all shares of Series A Preferred Stock to convert into Class A Shares of Common Stock. As of September 8, 2020, the Company and a majority of the Series A Preferred Stockholders voted to convert all Series A Preferred Stock to shares of Class A Common Stock, and it was effected on that date. There was no Series A Preferred Stock issued and outstanding as of December 31, 2020.

The Company may declare dividends that would be pro rata on the common stock and Series A Preferred Stock on a pari passu basis according to the number of shares of common stock held by the holders or the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. No dividends were declared during 2020 before the Series A Preferred Stock were converted on September 8, 2020, or for the year ended December 31, 2019.

On October 24, 2019, by written consent of the stockholders, the Company effected a 1603-for-1 forward stock split. All share and per share amounts in these consolidated financial statements have been retroactively restated to reflect the stock split.

Note 11—Commitments and Contingencies

Operating Leases – The Company leased office space in Georgia and North Carolina under various operating lease arrangements on a quarter-by-quarter basis. As of December 31, 2020, there were no minimum lease commitments related to these leases.

The Company has several vehicle leases and corporate apartment leases in Malta requiring monthly payments. The following are the future minimum lease obligations on the Company’s lease agreements as of December 31, 2020:

December 31,
2021	$336,422
2022	142,179
2023	59,668
2024	59,668
2025	48,931
Total	$646,868

Rental expense totaled $120 thousand and $40 thousand for the years ended December 31, 2020 and 2019, respectively.

Litigation – The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

Note 12—Related Party Transactions

Related party receivables of $0 thousand and $16 thousand at December 31, 2020 and 2019, respectively, relate to amounts owed from other organizations as reimbursements for employees that participated in the Company’s Professional Employer Organization (“PEO”). These other organizations share common management with the Company as well as a certain investor. During certain months in 2018, employees from these other organizations sublet space in the offices that the Company occupied and share benefit plans in order to gain competitive rates for both the Company and these other organizations. Subsequent to December 31, 2019, these other organizations moved out of the Company’s offices, no longer share in the PEO, nor have common management. Amounts owed from these other organizations as reimbursements at December 31, 2020 and 2019 totaled $0 thousand and $16 thousand, respectively.

Related party payables of $448 thousand and $199 thousand at December 31, 2020 and 2019, respectively, primarily relate to amounts owed to 10Clouds, the Company’s third-party contractor for software development and investor in the Company, and smaller amounts payable to members of Management as expense reimbursements. Total costs incurred in relation to 10Clouds for the year ended December 31, 2020 and 2019, totaled approximately $1.91 million and $986 thousand, respectively, of which certain amounts were recorded as capitalized internal-use software, research and development, or cost of services during 2020 as described under the Emergent arrangement in Note 6.

The Company has entered joint ventures with Trust Stamp Fintech Limited and Trust Stamp Cayman. Trust Stamp Fintech Limited is a company incorporated in the United Kingdom by the Company’s management. The purpose of this entity was to establish beachhead operations in the country in order to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity remains separate from the Company’s operations and serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. Trust Stamp Cayman was established with the intention of taking advantage of enterprise grants which were offered by the Cayman National Government’s Enterprise Zone. No operations were established. Due to common ownership of the Company and these two entities, the Company has funded all operating expenses since inception and as a result, the operations of these entities are included in the consolidated financial statements. On June 11, 2020, the Company entered into a stock exchange with Trust Stamp Fintech Limited, becoming a 100% owner. At December 31, 2020, Trust Stamp Fintech Limited is included as a consolidated entity within the December 31, 2020 financial statements.

A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $100 thousand and $92 thousand during the year ended December 31, 2020 and 2019, respectively. Amounts payable as of December 31, 2020 and 2019 were $0 thousand and $0 thousand, respectively.

As described in Note 16, the Company rendered services to Emergent under a Statement of Work as part of the July 1, 2019 settlement agreement. Total revenue recognized under this Statement of Work totaled $274 thousand during the year ended December 31, 2019 and was a part of the extinguishment and not realized in cash. As described in Note 6, the Company rendered services to Emergent under a Statement of Work as part of the Tripartite agreement. Total revenue recognized under this agreement totaled $904 thousand during the year ended December 31, 2020 and was part of the SAFE settlement and not realized in cash.

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335,161.12 with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 281,648 options. The options provide for the require to acquire shares of Class A Common Stock at a strike price of $6.00 per share. The options have no vesting period and will expire in 24 months after the date of issuance. The loan will be repaid with in-kind services from the contractor at a rate of GBP 9,000 per month for 36 months.

Note 13—Property and equipment

Property and equipment at December 31, 2020 and 2019 consisted of the following:

	Useful Lives	2020	2019
Computer equipment	3-4 Years	$133,955	$24,718
Furniture and Fixtures	10 Years	20,789	-
Internally developed software	5 Years	2,056,176	1,696,258
Property and equipment, gross		2,211,023	1,720,976
Less accumulated depreciation		(951,564)	(553,829)
Property and equipment, net		$1,259,459	$1,167,147

Depreciation expense is recognized on a straight-line basis and for the years ended December 31, 2020 and 2019 totaled $397,734 and $295,756, respectively.

Note 14—Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following at December 31:

	2020	2019
Prepaid operating expenses	$118,245	$38,408
Rent deposit	71,096	1,626
VAT receivable associated with SAIT	39,752	34,232
R&D credit receivable against payroll taxes	-	47,384
Prepaid Sponsorship	100,000	-
Miscellaneous receivable	129,902	1,040
Prepaid expenses and other current assets	$458,995	$122,690

Note 15—Other assets

Other assets consisted of the following at December 31:

	2020	2019
R&D credit receivable against payroll taxes	$97,956	$47,010
Prepaid Sponsorship	100,000	-
Other Assets	$197,956	$47,010

Note 16—Stock subscription agreement and termination

The Company entered into a Subscription Agreement on August 22, 2018 with Emergent. The Company issued 226,763 shares of common stock, which represented approximately 15% of the outstanding shares of common stock, in exchange for a cash investment of $3,000,000 from Emergent. Emergent agreed to provide cash contributions based on the following schedule:

•	$500,000 less repayment of two bridge loans of $160,000 each plus accrued interest received on August 22, 2018, and

•	$250,000 on the first business day in September 2018 and then an additional $250,000 each month for the next nine calendar months.

During the year ended December 31, 2019, the Company received $1,000,000 from Emergent under the Subscription Agreement, which was received in 2019 prior to the issuance of the consolidated 2019 financial statements.

Furthermore, in addition to the $3,000,000 paid for 15% of the Company’s issued and outstanding common stock, Emergent, without further payment, will be issued additional common stock to maintain the interest acquired at 15%, or a lesser percentage will be purchased based on a fraction of the $3,000,000 funded through the calculation date, of the outstanding shares of the Company in the event that any convertible note, SAFE or other convertible instrument is converted or warrant or other right exercised resulting in a dilution of Emergent’s interest. These additional shares of common stock shall be duly authorized, validly issued, fully paid, and nonassessable, and free and clear of all encumbrances.

Effective July 1, 2019, the Company entered into a settlement agreement with Emergent in which the following terms were agreed upon:

-	The subscription agreement, dated August 22, 2018, was terminated, and the remaining $500,000 that Emergent owed the Company under the agreement was extinguished.

-	Emergent assumed two convertible notes payable totaling $2,500,000 plus accrued interest of $248,611 and extinguished the Company’s obligation to reimburse Emergent for the convertible notes.

-	Emergent extinguished the Company’s obligation to reimburse Emergent for the Company’s $137,935 of expenses that were previously covered by Emergent.

-	The Company and Emergent entered into a technical services agreement in which the Company will provide certain technical services to Emergent for $274,593.

-	The Company and Emergent entered into a license agreement in which the Company assigned all rights/title to the Emergent Implementation to Emergent and issued a perpetual, irrevocable license to Emergent of the General-Purpose Material and the Intellectual Property Rights.

The Company and Emergent entered into a referral agreement in which Emergent can act as a channel partner and sell the Company’s products in exchange for commissions on those sales.

The Company and Emergent entered into a SAFE in which Emergent obtained the right to shares of the Company’s stock (purchase amount of $2,111,953 and valuation cap of $20,000,000) that would be exercised upon a qualified equity financing. A put option also exists in this agreement in which at the earlier of 18 months from the agreement date and the date on which the Company has raised more than $7,000,000 of qualified equity financing, Emergent may require repayment of the unrepaid element of the purchase amount and the Company would be required to make such repayment.

-	The Company had to issue an additional 447,115 shares because three of the Company’s investors exchanged their 9.62 Emergent A Units for 447,115 shares of common stock of the Company.

-

Reach Ventures transferred its warrant to purchase 80,128 shares of common stock to Emergent.

No such additional shares were ever issued to Emergent under these terms prior to the Settlement Agreement entered into that terminated the Subscription Agreement as described in Note 6.

Note 17—Subsequent events

Subsequent events have been evaluated through April 29, 2021, the date these consolidated financial statements were available to be issued.

The Company opened an office in Rwanda, Africa in April 2021 and signed a one-year lease for office space commencing May 1, 2021.

On March 18, 2021, we acquired PixelPin, an image-based "Pin-on-Glass" account access solution that alleviates pain-points of traditional login methods while ensuring the security of authentication, in exchange for $77 thousand of cash. We are currently in the process of finalizing the accounting for this transaction and expect to complete our preliminary allocation of the purchase consideration to the assets acquired by the end of the first half of 2021.

PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.1 to the Company’s Form DOS filed with the SEC on December 30, 2019).

2.2	Bylaws (incorporated by reference to Exhibit 2.1 to the Company’s Form DOS filed with the SEC on December 30, 2019).

2.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.3 to the Company’s Form 1-A/A filed with the SEC on April 6, 2020).

2.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 2.3 of the Company’s Form 1-U filed with the SEC on August 20, 2021)

3.1	Investors’ Rights Agreement (incorporated by reference to Exhibit 3.1 to the Company’s Form DOS filed with the SEC on December 30, 2019).

3.2	Form of Warrant dated November 9, 2016 ($5,000 per share) (incorporated by reference to Exhibit 3.9 to the Company’s Form DOS filed with the SEC on December 30, 2019).

3.3	Form of Warrant dated November 9, 2016 ($1,000,000) (incorporated by reference to Exhibit 3.10 to the Company’s Form DOS filed with the SEC on December 30, 2019).

3.4	Form of Warrant dated September 30, 2016 (incorporated by reference to Exhibit 3.11 to the Company’s Form DOS filed with the SEC on December 30, 2019).

3.5	Form of Warrant dated December 16, 2016 (incorporated by reference to Exhibit 3.12 to the Company’s Form DOS filed with the SEC on December 30, 2019).

3.6	Warrant issued by the Company to Reach® Ventures 2017 LP (incorporated by reference to Exhibit 3.14 to the Company’s Form 1-A filed with the SEC on March 12. 2020).

3.7	Warrant issued by the Company to Second Century Ventures, LLC (incorporated by reference to Exhibit 3.15 to the Company’s Form 1-A filed with the SEC on March 12. 2020).

3.8	Form of Regulation Crowdfunding Offering Warrant (or Reg CF Warrant).

3.9	Form of Regulation D Offering Warrant (or Reg D Warrant).

6.1	Settlement Agreement dated July 1, 2019 between Emergent Technology Holdings, LP and the Company (Included as Exhibit 6.1 to the Company’s Form 1-A filed with the SEC on March 12, 2020).

6.2	Stock Purchase Agreement dated September 27, 2019 between FSH Capital LLC and the Company ($700,000) (incorporated by reference to Exhibit 6.2 of the Company’s Form 1-A filed with the SEC on March 12, 2020).

6.3	Secured Loan Agreement dated August 16, 2017 between Alex Valdes and the Company (incorporated by reference to Exhibit 6.3 to the Company’s Form DOS filed with the SEC on December 30, 2019).

6.4	Extension to August 16, 2017 Secured Loan Agreement between Alex Valdes and the Company dated August 16, 2021.

6.5	Secured Loan Agreement dated August 16, 2017 between Andrew Scott Francis and the Company (incorporated by reference to Exhibit 6.4 to the Company’s Form DOS filed with the SEC on December 30, 2019).

6.6	Extension to August 16, 2017 Secured Loan Agreement between Andrew Scott Francis and the Company dated August 16, 2021.

6.7	Secured Loan Agreement dated August 17, 2017 between David Story the Company.

6.8	Extension to August 17, 2017 Secured Loan Agreement between David Story and the Company dated August 17, 2021.

6.9	Service Agreement between 10Clouds and. Sunflower AI Technologies (a subsidiary of T. Stamp Inc.) dated January 4, 2018 (incorporated by reference to Exhibit 6.6 to the Company’s Form 1-A filed with the SEC on March 12, 2020).

6.10	Emergent Agreement dated June 11, 2020 (incorporated by reference to Exhibit 6.11 to the Company’s Form 1-SA for the six months ended June 30, 2020 filed with the SEC on September 28, 2020).

6.11	Executive Employment Agreement of Alex Valdes, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.12 to the Company’s Form 1-K for the year ended December 31, 2020 filed with the SEC on April 30, 2021).

6.12	Executive Employment Agreements of Gareth Genner and Andrew Gowasack, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.13 to the Company’s Form 1-K for the year ended December 31, 2020 filed with the SEC on April 30, 2021).

6.13	Executive Employment Agreement of Andrew Scott Francis, effective as of December 8, 2020.

6.14	Malta Enterprise Letter dated July 8, 2020 sent to the Company (Repayable Advance of €800,000).

6.15	Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor).

6.16	Letter of Appointment effective December 1, 2021 sent by the Company to Berta Pappenheim (as non-executive director appointee).

6.17	Letter of Appointment effective December 1, 2021 sent by the Company to Kristin Stafford (as non-executive director appointee)

6.18	Warrant Agency Agreement between the Company and Colonial Stock Transfer Company, Inc. dated August 20, 2021.

6.19	Mutual Channel Agreement dated November 15, 2020 between the Company and Vital4Data, Inc.

6.20	Secured Promissory Note between the Company (as Debtor) and Second Century Ventures, LLC. (as Creditor) dated April 22, 2020 (incorporated by reference to Exhibit 6.8 to the Company’s Form 1-A/A filed with the SEC on April 30, 2020).

6.21	Warrant to Purchase Common Stock between the Company and Second Century Ventures, LLC dated April 22, 2020 (incorporated by reference to Exhibit 6.9 to the Company’s Form 1-A/A filed with the SEC on April 30, 2020).

11	Auditor’s Consent

12	Opinion of CrowdCheck Law LLP

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on November 19, 2021.

T STAMP INC.

/s/ Gareth Genner
Gareth Genner, Chief Executive Officer
Trust Stamp

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Gareth Genner
Gareth Genner, Chief Executive Officer, Director
Date: November 19 , 2021

/s/ Alex Valdes
Alex Valdes, Principal Financial Officer, Principal Accounting Officer
Date: November 19 , 2021

/s/ Andrew Gowasack
Andrew Gowasack, President, Director
Date: November 19 , 2021

/s/ David Story
David Story, Director

/s/ Joshua Allen
Joshua Allen, Director
Date: November 19, 2021